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Exhibit 2

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management of MI Developments Inc. (the "Company") is responsible for the preparation and presentation of the consolidated financial statements and all the information in the 2008 Annual Report. The consolidated financial statements were prepared by management in accordance with Canadian generally accepted accounting principles.

Where alternative accounting methods exist, management has selected those it considered to be most appropriate in the circumstances. Financial statements include certain amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis to ensure that the consolidated financial statements are presented fairly in all material respects. Financial information presented elsewhere in this Annual Report has been prepared by management to ensure consistency with information contained in the consolidated financial statements. The consolidated financial statements have been audited by the independent auditors, reviewed by the Audit Committee and approved by the Board of Directors of the Company.

Management is responsible for the development and maintenance of systems of internal accounting and administrative cost controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Company's assets are appropriately accounted for and adequately safeguarded. Management has determined that, as at December 31, 2008 and based on the framework set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, internal control over financial reporting is effective. The Company's Chief Executive Officer and Chief Financial Officer, in compliance with Section 302 of the U.S. Sarbanes-Oxley Act of 2002 ("SOX"), provide a SOX-related certification in connection with the Company's annual disclosure document in the U.S. (Form 40-F) to the U.S. Securities and Exchange Commission. According to Multilateral Instrument 52-109, a similar certification is provided to the Canadian Securities Administrators.

The Company's Audit Committee is appointed by its Board of Directors annually and is comprised solely of outside independent directors. The Committee meets periodically with management, as well as with the independent auditors, to satisfy itself that each is properly discharging its responsibilities, to review the consolidated financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committee reports its findings to the Board of Directors for consideration when approving the consolidated financial statements for issuance to the shareholders.

The consolidated financial statements have been audited by Ernst & Young LLP, the independent auditors, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The Auditors' Report outlines the nature of their examination and their opinion on the consolidated financial statements of the Company. The independent auditors have full and unrestricted access to the Audit Committee.

DENNIS MILLS	RICHARD J. SMITH
Chief Executive Officer	Executive Vice-President
and Vice-Chairman	and Chief Financial Officer

Toronto, Canada,
March 30, 2009.

MI Developments Inc.      2008    53

INDEPENDENT AUDITORS' REPORT

To the Shareholders of
 MI Developments Inc.

We have audited the consolidated balance sheets of MI Developments Inc. (the "Company") as at December 31, 2008 and 2007 and the consolidated statements of income (loss), comprehensive income (loss), changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, in 2007, the Company adopted the new requirements for financial instruments and comprehensive income.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 30, 2009 expressed an unqualified opinion thereon.

Toronto, Canada,	Chartered Accountants
March 30, 2009.	Licensed Public Accountants

54    MI Developments Inc.      2008

INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROLS UNDER
STANDARDS OF THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD
(UNITED STATES)

To the Shareholders of
 MI Developments Inc.

We have audited MI Developments Inc.'s (the "Company") internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO criteria"). The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Discussion and Analysis of Results of Operations and Financial Position of this annual report, under the heading of "CONTROLS AND PROCEDURES — Report on Internal Control Over Financial Reporting". Our responsibility is to express an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008 based on the COSO criteria.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as at December 31, 2008 and 2007 and the consolidated statements of income (loss), comprehensive income (loss), changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 30, 2009 expressed an unqualified opinion thereon.

Toronto, Canada,	Chartered Accountants
March 30, 2009.	Licensed Public Accountants

MI Developments Inc.      2008    55

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)

		Consolidated (notes 1, 23)
Year ended December 31,			(restated — note 4)
	Note	2008	2007	2006
Revenues
Rental revenue		$178,575	$167,008	$155,533
Racing and other revenue		595,910	619,623	573,822
Interest and other income from MEC	23	—	—	—

		774,485	786,631	729,355

Operating costs and expenses
Purses, awards and other		283,161	288,793	280,440
Operating costs		272,724	271,887	245,441
General and administrative	23	85,915	94,996	87,108
Foreign exchange losses (gains)		(799)	(588)	454
Depreciation and amortization		88,444	80,759	73,329
Interest expense, net	11	45,702	38,991	41,033
Write-down of long-lived and intangible assets	5, 8	126,228	1,308	1,279

Operating income (loss)		(126,890)	10,485	271
Gain on disposal of business	4	—	—	115,193
Gain on disposal of real estate	23	24,340	1,478	3,092
Other gains (losses), net	4, 16, 17, 23	5,376	4,256	2,116

Income (loss) before income taxes and minority interest		(97,174)	16,219	120,672
Income tax expense (recovery)	6	(18,717)	13,354	23,764
Minority interest		(97,140)	(42,898)	733

Income (loss) from continuing operations		18,683	45,763	96,175
Loss from discontinued operations	4	(21,899)	(6,254)	(36,305)

Net income (loss)		$(3,216)	$39,509	$59,870

Basic and diluted earnings (loss) per Class A Subordinate Voting or Class B Share	7
— Continuing operations		$0.40	$0.95	$1.99
— Discontinued operations	4	(0.47)	(0.13)	(0.75)

Total		$(0.07)	$0.82	$1.24

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding during the year
— Basic (thousands)	7	46,708	48,073	48,301
— Diluted (thousands)	7	46,708	48,083	48,355

See accompanying notes

Consolidated Statements of Comprehensive Income (Loss)
(U.S. dollars in thousands)

Years ended December 31,	Note	2008	2007	2006
Net income (loss)		$(3,216)	$39,509	$59,870
Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes and minority interest	16	(582)	(584)	—
Foreign currency translation adjustment, net of minority interest	16	(88,483)	106,043	61,360
Reversal of foreign currency translation related to shares purchased for cancellation	14	—	(22,354)	—
Recognition of foreign currency translation loss (gain) in net income (loss)	16	105	(7,719)	(1,921)

Comprehensive income (loss)		$(92,176)	$114,895	$119,309

See accompanying notes

Consolidated Statements of Changes in Deficit
(U.S. dollars in thousands)

Years ended December 31,	Note	2008	2007	2006
Deficit, beginning of year		$(58,436)	$(69,112)	$(99,527)
Net income (loss)		(3,216)	39,509	59,870
Costs associated with capital transactions of subsidiaries, net of taxes	6	—	—	(475)
Dividends		(28,025)	(28,833)	(28,980)

Deficit, end of year		$(89,677)	$(58,436)	$(69,112)

See accompanying notes

56    MI Developments Inc.      2008

Real Estate Business			Magna Entertainment Corp.
				(restated — note 4)
2008	2007	2006	2008	2007	2006

$178,575	$167,008	$155,533	$—	$—	$—
—	—	—	595,910	619,623	573,822
40,566	22,539	29,249	—	—	—

219,141	189,547	184,782	595,910	619,623	573,822

—	—	—	283,161	288,793	280,440
—	—	—	272,724	271,887	245,541
26,083	23,461	21,156	59,300	67,750	63,663
(1,557)	(664)	(160)	758	76	614
43,419	41,541	39,225	45,197	39,390	34,216
10,195	8,065	10,407	75,470	51,916	58,326
450	—	—	125,778	1,308	1,279

140,551	117,144	114,154	(266,478)	(101,497)	(110,257)
—	—	—	—	—	115,193
—	1,478	209	24,462	48,776	2,883
3,787	7,719	1,921	1,589	(3,463)	195

144,338	126,341	116,284	(240,427)	(56,184)	8,014
11,691	16,030	17,774	(30,408)	(4,007)	5,990
—	—	—	(97,140)	(42,898)	733

132,647	110,311	98,510	(112,879)	(9,279)	1,291
—	—	—	(24,813)	(9,483)	(39,426)

$132,647	$110,311	$98,510	$(137,692)	$(18,762)	$(38,135)

MI Developments Inc.      2008    57

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)

		Consolidated (notes 1, 23)
Year ended December 31,			(restated — note 4)
	Note	2008	2007	2006
OPERATING ACTIVITIES
Income (loss) from continuing operations		$18,683	$45,763	$96,175
Items not involving current cash flows	20	67,328	26,381	(32,556)
Changes in non-cash balances	20	(6,540)	11,649	(1,800)

Cash provided by (used in) operating activities		79,471	83,793	61,819

INVESTING ACTIVITIES
Property and fixed asset additions		(63,634)	(107,260)	(116,587)
Acquisition of business, net of cash acquired		—	—	(9,347)
Proceeds on disposal of business, net		—	—	171,777
Proceeds on disposal of real estate and fixed assets, net		34,123	14,298	20,927
Decrease (increase) in other assets		(3,976)	(797)	220
Loan advances to MEC, net		—	—	—
Loan repayments from MEC		—	—	—

Cash provided by (used in) investing activities		(33,487)	(93,759)	66,990

FINANCING ACTIVITIES
Proceeds from bank indebtedness		61,052	73,831	19,144
Repayment of bank indebtedness		(60,806)	(41,132)	(39,929)
Issuance of long-term debt		22,992	19,754	12,582
Repayment of long-term debt		(13,331)	(54,339)	(16,159)
Loan advances from MID, net		—	—	—
Loan repayments to MID		—	—	—
Issuance of shares		—	1,058	1,171
Shares purchased for cancellation		(10)	(52,072)	—
Minority investment in subsidiary		—	19,581	—
Costs associated with capital transactions of subsidiaries		—	—	(475)
Dividends paid		(28,025)	(28,833)	(28,980)

Cash provided by (used in) financing activities		(18,128)	(62,152)	(52,646)

Effect of exchange rate changes on cash and cash equivalents		(16,357)	9,086	3,693

Net cash flows provided by (used in) continuing operations		11,499	(63,032)	79,856

DISCONTINUED OPERATIONS
Cash provided by (used in) operating activities		6,104	(7,307)	(8,704)
Cash provided by (used in) investing activities		(2,760)	(5,375)	54,086
Cash used in financing activities		(13,817)	(19,681)	(32,443)

Net cash flows provided by (used in) discontinued operations		(10,473)	(32,363)	12,939

Net increase (decrease) in cash and cash equivalents during the year		1,026	(95,395)	92,795
Cash and cash equivalents, beginning of year		154,860	250,255	157,460

Cash and cash equivalents, end of year		155,886	154,860	250,255
Less: cash and cash equivalents of discontinued operations, end of year		(10,110)	(9,241)	(10,769)

Cash and cash equivalents of continuing operations, end of year		$145,776	$145,619	$239,486

See accompanying notes

58    MI Developments Inc.      2008

Real Estate Business			Magna Entertainment Corp.
				(restated — note 4)
2008	2007	2006	2008	2007	2006

$132,647	$110,311	$98,510	$(112,879)	$(9,279)	$1,291
37,200	31,873	24,971	32,869	(53,688)	(55,578)
1,924	6,681	(7,385)	(8,714)	4,946	4,046

171,771	148,865	116,096	(88,724)	(58,021)	(50,241)

(20,850)	(115,839)	(35,898)	(42,906)	(80,902)	(80,689)
—	—	—	—	—	(9,347)
—	—	—	—	—	171,777
—	6,321	8,921	34,245	95,712	12,006
(435)	99	(834)	(3,541)	(896)	1,054
(126,660)	(54,610)	(93,771)	—	—	—
31,535	5,564	116,800	—	—	—

(116,410)	(158,465)	(4,782)	(12,202)	13,914	94,801

—	—	—	61,052	73,831	19,144
—	—	—	(60,806)	(41,132)	(39,929)
—	—	—	22,992	19,754	12,582
(449)	(413)	(359)	(12,882)	(53,926)	(15,800)
—	—	—	124,889	52,361	77,294
—	—	—	(27,903)	(1,564)	(111,800)
—	1,058	1,171	—	—	—
—	(52,072)	—	(10)	—	—
—	—	—	—	19,581	—
—	—	(475)	—	—	—
(28,025)	(28,833)	(28,980)	—	—	—

(28,474)	(80,260)	(28,643)	107,332	68,905	(58,509)

(15,421)	8,939	3,713	(936)	147	(20)

11,466	(80,921)	86,384	5,470	24,945	(13,969)

—	—	—	3,339	(10,363)	(8,482)
—	—	—	(2,760)	(5,375)	54,086
—	—	—	(16,489)	(23,681)	(25,224)

—	—	—	(15,910)	(39,419)	20,380

11,466	(80,921)	86,384	(10,440)	(14,474)	6,411
110,945	191,866	105,482	43,915	58,389	51,978

122,411	110,945	191,866	33,475	43,915	58,389
—	—	—	(10,110)	(9,241)	(10,769)

$122,411	$110,945	$191,866	$23,365	$34,674	$47,620

MI Developments Inc.      2008    59

Consolidated Balance Sheets
(Refer to Note 1 — Basis of Presentation, U.S. dollars in thousands)

		Consolidated (notes 1, 23)		Real Estate Business		Magna Entertainment Corp.
As at December 31,	Note	2008	(restated — note 4) 2007	2008	2007	2008	(restated — note 4) 2007
ASSETS
Current assets:
Cash and cash equivalents		$145,776	$145,619	$122,411	$110,945	$23,365	$34,674
Restricted cash	23	20,255	32,722	946	4,458	19,309	28,264
Accounts receivable	23	34,278	39,958	2,256	7,425	32,022	32,533
Loans receivable from MEC, net	23	—	—	247,075	139,168	—	—
Due from MID	23	—	—	—	—	946	4,464
Income taxes receivable		1,887	1,631	1,887	402	—	1,229
Prepaid expenses and other		21,187	17,173	930	1,206	20,300	16,335
Assets held for sale	4	—	1,493	—	—	—	1,493
Assets held for sale from discontinued operations	4	24,507	24,724	—	—	24,507	24,724

		247,890	263,320	375,505	263,604	120,449	143,716
Restricted cash	13	9,651	—	—	—	9,651	—
Real estate properties, net	8	2,075,022	2,224,502	1,401,848	1,561,921	728,511	717,968
Fixed assets, net	9	71,087	86,196	244	445	70,843	85,751
Racing licences	13	—	109,868	—	—	—	109,868
Other assets	13	10,049	6,865	1,110	879	8,939	5,986
Loans receivable from MEC	23	—	—	93,824	97,589	—	—
Deferred rent receivable		13,001	14,898	13,001	14,898	—	—
Future tax assets	6	62,163	52,430	5,414	5,497	56,749	46,933
Assets held for sale	4	21,732	38,647	—	—	21,732	38,647
Assets held for sale from discontinued operations	4	69,954	110,927	—	—	70,026	110,999

		$2,580,549	$2,907,653	$1,890,946	$1,944,833	$1,086,900	$1,259,868

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	10	$39,460	$39,214	$—	$—	$39,460	$39,214
Accounts payable and accrued liabilities	23	130,990	140,473	12,411	16,678	118,579	124,140
Income taxes payable		10,368	13,040	7,638	13,040	2,730	—
Loans payable to MID, net	23	—	—	—	—	246,428	137,002
Due to MEC	23	—	—	946	4,464	—	—
Long-term debt due within one year, net	11	104,774	11,142	3,309	488	101,465	10,654
Note obligation due within one year, net	12	73,726	—	—	—	73,726	—
Deferred revenue		9,368	6,189	3,254	2,078	6,114	4,339
Liabilities related to assets held for sale	4	—	171	—	—	—	171
Liabilities related to discontinued operations	4	33,028	47,981	—	—	33,431	48,378

		401,714	258,210	27,558	36,748	621,933	363,898
Long-term debt, net	11	17,173	102,261	2,063	6,646	15,110	95,615
Senior unsecured debentures, net	12	216,550	267,578	216,550	267,578	—	—
Note obligations, net	12	146,292	216,050	—	—	146,292	216,050
Loan payable to MID, net	23	—	—	—	—	66,373	67,107
Other long-term liabilities	13	17,900	18,170	—	—	17,900	18,170
Future tax liabilities	6	107,213	138,197	42,105	48,257	63,777	88,609
Minority interest	12	37,995	156,359	—	—	37,995	156,359
Liabilities related to assets held for sale	4	876	876	—	—	876	876
Liabilities related to discontinued operations	4	18,915	14,492	—	—	42,529	40,635

		964,628	1,172,193	288,276	359,229	1,012,785	1,047,319

Shareholders' equity:
Share capital	14	1,524,440	1,524,440
Contributed surplus	15	28,179	27,517
Deficit		(89,677)	(58,436)
Accumulated other comprehensive income	16	152,979	241,939

		1,615,921	1,735,460	1,602,670	1,585,604	74,115	212,549

		$2,580,549	$2,907,653	$1,890,946	$1,944,833	$1,086,900	$1,259,868

Commitments and contingencies (notes 11 and 24)	On behalf of the Board:
See accompanying notes

	Director	Director

60    MI Developments Inc.      2008

Notes to Consolidated Financial Statements
(all amounts, except per share amounts, in thousands of U.S. dollars unless otherwise noted)

1.  SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of MI Developments Inc. and its subsidiaries (collectively, "MID" or the "Company"). MID is a real estate operating company that currently owns, leases, manages and develops a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its automotive operating units ("Magna"). MID also acquires land that it intends to develop for mixed-use and residential projects. The Company also holds a controlling interest in Magna Entertainment Corp. ("MEC"), an owner and operator of horse racetracks and a supplier of live racing content to the inter-track, off-track and account wagering markets. At December 31, 2008, the Company owned approximately 54% of MEC's total equity, representing approximately 96% of the total voting power of its outstanding stock (note 23(e)). MEC's results are consolidated with the Company's results, with outside ownership accounted for as a minority interest.

Magna Entertainment Corp. — Creditor Protection and Restructuring

MEC has incurred net losses (before the amount attributed to the minority interest) of $256.1 million, $68.8 million and $65.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008, MEC had a working capital deficiency of $501.5 million and $453.4 million of debt (excluding non-recourse debt of joint venture interests — notes 11(a) and 13(d)) due in the 12-month period ending December 31, 2009, including (i) $36.5 million under MEC's $40.0 million senior secured revolving credit facility with a Canadian financial institution (the "MEC Credit Facility"), which was scheduled to mature on March 5, 2009 (note 10), (ii) $125.3 million (including accrued interest) under a fully drawn bridge loan (the "2007 MEC Bridge Loan") from a wholly-owned subsidiary of MID (the "MID Lender"), which was scheduled to mature on March 20, 2009 (note 23), (iii) $23.7 million (including accrued interest and fees) under the first tranche of a loan (the "2008 MEC Loan") from the MID Lender, which was scheduled to mature on March 20, 2009 (note 23), (iv) $100.0 million of indebtedness under the Gulfstream Park project financing facility with the MID Lender, which was due to be repaid by March 20, 2009 (note 23) and (v) $75.0 million of 7.25% convertible subordinated notes due on December 15, 2009 (note 12). The Company has not guaranteed any of MEC's debt obligations or other commitments.

Chapter 11 Filing and Process

On March 5, 2009 (the "Petition Date"), MEC and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court") and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada.

Under Chapter 11, the Debtors will operate as "debtors-in-possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. In general, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court. In light of the DIP Loan discussed below, all of MEC's businesses, including racetracks, alternative gaming operations, XpressBet® (note 22) and AmTote International, Inc. ("AmTote" — note 4(a)) are expected to remain functional and continue to conduct business during the Chapter 11 proceedings.

Shortly after the Petition Date, the Debtors began notifying all known current or potential creditors of the Chapter 11 filing. Subject to certain exceptions under the Bankruptcy Code, the Debtors' Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. The Court has approved payment of certain of the Debtors' pre-petition obligations, including, among

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other things, employee wages, salaries and benefits and horsemen and customer winnings. The Bankruptcy Code also permits the payment of vendors and other providers in the ordinary course for goods and services received from and after the Petition Date and other business-related payments that arise after the Petition Date and that are necessary to maintain the operation of MEC's businesses.

Under the priority scheme established by the Bankruptcy Code, unless creditors agree to different treatment, allowed pre-petition claims and allowed post-petition expenses must be satisfied in full before stockholders are entitled to receive any distribution or retain any property in a Chapter 11 proceeding. The ultimate recovery to MID, as a stockholder of MEC, if any, in the Debtors' Chapter 11 proceedings will likely not be determined until confirmation of a plan of reorganization for MEC. In this regard, however, such a plan is likely to result in MID not receiving any value for its existing MEC stock and in the cancellation of such stock. Furthermore, no assurance can be given as to the treatment the MID Lender's claims will receive in the Debtors' Chapter 11 proceedings, although, as a general matter, secured creditors are entitled to priority over unsecured creditors to the extent of the value of the collateral securing such claims. MID management believes that the MID Lender's claims are adequately secured and therefore has no reason to believe that the amount of the MEC loan facilities with the MID Lender is impaired.

The filing of the Chapter 11 petitions constituted an event of default under certain of MEC's debt obligations, including those with the MID Lender, and those debt obligations became automatically and immediately due and payable, subject to the automatic stay of any action to collect, assert, or recover a claim against the Debtors under the applicable Bankruptcy Code provisions.

MEC filed for Chapter 11 protection in order to implement a comprehensive financial restructuring and conduct an orderly sales process for its assets. Miller Buckfire & Co., LLC, MEC's financial advisor and investment banker, will conduct a marketing and sale process for MEC's assets. Subject to Court approval, MID has entered into an agreement with MEC to purchase the relevant interests in certain of MEC's assets for an aggregate consideration of approximately $195.0 million (the "Stalking Horse Bid" — see note 2).

DIP Loan

In connection with the Debtors' Chapter 11 filing, MID, through the MID Lender, agreed to provide a six-month secured debtor-in-possession financing facility to MEC (the "DIP Loan") in the amount of up to $62.5 million. The DIP Loan, combined with MEC's cash flows from operations, is expected to provide the Debtors with sufficient liquidity to satisfy their obligations associated with the ongoing operation of their businesses during this six-month period.

The DIP Loan initial tranche of up to $13.4 million was made available to MEC on March 6, 2009 pursuant to approval of the Court. An interim order was subsequently entered by the Court on March 13, 2009. The final terms of the DIP Loan will be confirmed and the second tranche of up to $49.1 million will be made available subject to, and upon entry of, a final order of the Court. The hearing on this final order is scheduled for April 3, 2009. Under the terms of the DIP Loan, MEC is required to pay an arrangement fee of 3% under the DIP Loan (on each tranche as it is made available) and advances bear interest at a rate per annum equal to the London Interbank Offered Rate ("LIBOR") plus 12.0%. MEC is also required to pay a commitment fee equal to 1% per annum on all undrawn amounts. Subject to entry of a final order, a portion of the DIP Loan will be used to fund interest and fees payable to secured creditors, including an estimated $26.2 million to MID.

Subject to entry of a final order, the DIP Loan will be secured by liens on substantially all assets of MEC and its subsidiaries (subject to prior ranking liens), as well as a pledge of capital stock of certain guarantors. Under the DIP Loan, MEC may request funds to be advanced under the DIP Loan on a monthly basis and such funds must be used in accordance with an approved budget. The terms of the DIP Loan contemplate that MEC will sell all or substantially all its assets through an auction process and use the proceeds from the asset sales to repay its creditors, including the MID Lender.

MEC Stock Exchange Listings

On March 2, 2009, MEC received a letter from the Toronto Stock Exchange (the "TSX") indicating that the Listings Committee of the TSX determined to delist the shares of MEC's Class A Subordinate Voting Stock ("MEC Class A Stock") effective at the close of market on April 1, 2009 for failure to meet the continued listing

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requirements of the TSX, as detailed in Part VII of the TSX Company Manual. In addition, on March 5, 2009, MEC received a staff Determination Letter from the Nasdaq Stock Market ("Nasdaq") indicating that, as a result of MEC's Chapter 11 filing, Nasdaq determined that MEC's securities are to be delisted from Nasdaq. As a result, trading of MEC Class A Stock on Nasdaq will be suspended at the opening of business on April 6, 2009.

MEC as a Going Concern

The results of operations and the financial position of MEC have been included in the consolidated financial statements using the same GAAP as applicable prior to MEC's Chapter 11 filing. Although MEC has filed for relief under Chapter 11 of the Bankruptcy Code, MEC's results of operations and financial position continue to be included in the consolidated financial statements using the going concern concept, which assumes that MEC will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Chapter 11 filing provides MEC with a period of time to stabilize its operations and financial condition and implement a comprehensive financial restructuring, including asset sales. Given these actions and the availability of the DIP Loan, the going concern basis is considered to be appropriate. However, the restructuring of MEC under the protection of Chapter 11 is subject to certain material conditions, some of which are beyond MEC's and MID's control. There is no certainty with regard to how long the Chapter 11 proceedings or the process for the marketing and sale of the Debtors' assets will take, whether the Debtors' restructuring plan will be successful, whether or at what prices the Debtors' assets will be sold, whether the Stalking Horse Bid or any other offer by MID or any third party for the Debtors' assets will materialize or be successful, and as to the outcome of litigation or regulatory proceedings, if any, related to the Chapter 11 proceedings or MID's involvement therein. Further, it is not possible to predict whether the actions taken in any restructuring will result in improvements to the financial condition of MEC sufficient to allow it to continue as a going concern. Accordingly, MEC's realization of assets and discharge of liabilities is subject to significant uncertainty and substantial doubt exists as to whether MEC will be able to continue as a going concern. If the going concern basis is not appropriate, reductions to the carrying amounts and/or adjustments to the classification of MEC's assets and liabilities will be necessary in the Company's consolidated financial statements. The results of operations and the financial position of MEC included in the consolidated financial statements do not purport to reflect or provide for the consequences of the Chapter 11 filing. In particular, they do not purport to show: (i) as to MEC's assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (ii) as to MEC's pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; or (iii) as to MEC's operations, the effect of any changes that may be made in its business.

The uncertainty regarding MEC's ability to continue as a going concern does not impact the realization of the Company's assets and discharge of its liabilities in the normal course of its real estate business.

Consolidated Financial Statements

The consolidated financial statements have been prepared in U.S. dollars following Canadian generally accepted accounting principles ("Canadian GAAP"), which are in conformity, in all material respects, with United States generally accepted accounting principles ("U.S. GAAP") except as described in note 25 to the consolidated financial statements.

Financial data and related measurements are presented on the consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets in two categories, "Real Estate Business" and "Magna Entertainment Corp.", which correspond to the Company's reporting segments at December 31, 2008, as described in note 22 to the consolidated financial statements. Transactions and balances between the "Real Estate Business" and "Magna Entertainment Corp." segments have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions between these two segments, which are further described in note 23, are eliminated in the consolidated results of operations and financial position of the Company.

As a consequence of MEC's Chapter 11 filing and process, the Company will be evaluating the possibility that it may no longer control MEC or certain of its subsidiaries in subsequent periods.

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Foreign Currency Translation

The assets and liabilities of the Company's self-sustaining operations having a functional currency other than the U.S. dollar are translated into the Company's U.S. dollar reporting currency using the exchange rate in effect at the year-end and revenues and expenses are translated at the average rate during the year. Unrealized foreign exchange gains or losses on translation of the Company's net investment in these operations ("Investment Translation Gains or Losses") are recognized as a component of "other comprehensive income (loss)" and are included in the "accumulated other comprehensive income" component of shareholders' equity.

The appropriate amounts of Investment Translation Gains or Losses in the "accumulated other comprehensive income" component of shareholders' equity are released from "other comprehensive income (loss)" and included in the consolidated statements of income (loss) when there is a reduction, as a result of capital transactions, in the Company's net investment in the self-sustaining operations having a functional currency other than the U.S. dollar.

Foreign exchange gains and losses on transactions occurring in a currency different from an operation's functional currency are reflected in income, except for gains and losses on foreign exchange forward contracts subject to hedge accounting in accordance with the Company's accounting policy for "Financial Instruments" as described below.

Financial Instruments

All financial instruments, including derivative financial instruments, are included on the Company's consolidated balance sheets and measured either at their fair values or, under certain circumstances, at cost or amortized cost. Unrealized gains and losses resulting from changes in fair values are recognized in the consolidated statements of income (loss).

All of the Company's consolidated financial assets are classified as "held for trading", "held to maturity", "loans and receivables" or "available for sale" and all of the Company's consolidated financial liabilities are classified as "held for trading" or "other financial liabilities". All of the Company's consolidated financial instruments are initially measured at fair value, with subsequent measurements dependent on the classification of each financial instrument.

"Held for trading" financial assets, which include "cash and cash equivalents" and "restricted cash", are measured at fair value and all gains and losses are included in net income in the period in which they arise. "Loans and receivables", which include "accounts receivable" and certain "other assets", are recorded at amortized cost. The Company does not currently have any consolidated financial assets classified as "held to maturity" or "available for sale".

"Other financial liabilities", which include "bank indebtedness", "accounts payable and accrued liabilities", "dividends payable", current and non-current portions of "long-term debt", "senior unsecured debentures, net", "note obligations, net" and certain "other long-term liabilities", are recorded at amortized cost. The Company does not have any consolidated financial liabilities classified as "held for trading".

The Company's policy for the treatment of financing costs related to the issuance of debt is to present debt instruments on the consolidated balance sheets net of the related financing costs, with the net balance accreting to the face value of the debt over its term.

The Company may utilize derivative financial instruments from time to time in the management of its foreign currency and interest rate exposures. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company from time to time uses hedge accounting, as described below, to ensure that counterbalancing gains, losses, revenues and expenses, including the effects of counterbalancing changes in cash flows, are recognized in income in the same period or periods. When hedge accounting is not employed, the Company measures and recognizes the fair value of the hedging instrument on the consolidated balance sheets with changes in such fair value being recognized in the consolidated statements of income (loss) in the periods in which they occur.

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Hedge Accounting

When hedge accounting is employed, the Company first formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking such hedge transactions. This process includes linking derivative financial hedging instruments to forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative financial instruments used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items and whether the hedging relationship may be expected to remain highly effective in future periods. Any portion of the change in fair value of the hedging instrument that does not offset changes in the fair value of the hedged item (the ineffectiveness of the hedge) is recorded directly in the consolidated statements of income (loss). When it is determined that a hedging relationship is not, or has ceased to be, highly effective, the use of hedge accounting is discontinued on a prospective basis.

Unrecognized gains or losses associated with derivative financial instruments that have been terminated or cease to be effective as a hedging instrument prior to maturity are amortized in the consolidated statements of income (loss) over the remaining term of the original hedge. If the hedged item is sold or settled prior to the termination of the related derivative financial instrument, the entire unrecognized gain or loss, and any subsequent gain or loss on such derivative instrument, is recognized in the consolidated statements of income (loss).

Net cash flows arising from derivative financial instruments used to hedge anticipated foreign currency transactions and interest rate fluctuations are classified in the same manner as the cash flows from the hedged transactions on the consolidated statements of cash flows.

Foreign Exchange Forward Contracts

The Company, on occasion, purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. When hedge accounting is employed, the fair value of the hedging instrument is recognized on the consolidated balance sheets. Foreign exchange translation gains and losses, together with any premium or discount, on derivative financial instruments are recognized in "other comprehensive income (loss)" and included in the "accumulated other comprehensive income" component of shareholders' equity until the hedged transaction is included in the consolidated statements of income (loss). At that time, the amount previously included in "accumulated other comprehensive income" is released from "other comprehensive income (loss)" and included in the consolidated statements of income (loss).

Interest Rate Swaps

MEC occasionally utilizes interest rate swap contracts to hedge exposure to interest rate fluctuations on its variable rate debt. These swap contracts are accounted for using hedge accounting, with the fair value of the hedging instrument being recognized on the consolidated balance sheets as an asset or liability with the offset being recognized, net of related income taxes and the minority interest impact, in "accumulated other comprehensive income". To the extent that changes in the fair value of the hedging instrument offset changes in the fair value of the hedged item, they are recorded, net of related income taxes and the minority interest impact, in "other comprehensive income (loss)" and "accumulated other comprehensive income".

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on account, demand deposits and short-term investments with maturities of less than three months at the date of acquisition. Restricted cash of the Real Estate Business represents cash held on behalf of MEC (note 23). Restricted cash of MEC, included in current assets, represents segregated cash accounts held on behalf of others, primarily horse owners, for purses and awards. Restricted cash of MEC, included in non-current assets, represents cash of a joint venture interest (notes 13 and 24(o)) restricted in use pursuant to such joint venture's financing arrangements.

Real Estate Properties

In all cases below, "cost" represents acquisition and development costs, including direct construction costs, capitalized interest and indirect costs wholly attributable to development.

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Revenue-producing Properties

The Real Estate Business' revenue-producing properties, MEC's revenue-producing racetrack and gaming properties and MEC's revenue-producing non-racetrack properties are stated at cost less accumulated depreciation, reduced for impairment losses where appropriate.

Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

Depreciation is provided on a straight-line basis over the estimated useful lives of buildings (including buildings under capital leases), which typically range from 20 to 40 years.

Development Properties

The Real Estate Business' development properties and MEC's under-utilized racetrack real estate are stated at cost, reduced for impairment losses when appropriate. Properties under development are classified as such until the property is substantially completed and available for occupancy. Depreciation is not recorded for development properties.

Properties Held for Sale

Properties held for sale are carried at the lower of (i) cost less accumulated depreciation and (ii) net realizable value. Depreciation ceases once a property is classified as held for sale.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the fixed assets, which typically range from 3 to 15 years for machinery and equipment (including machinery and equipment under capital leases), 3 to 5 years for computer hardware and software (which is included in furniture and fixtures) and 5 to 7 years for other furniture and fixtures.

Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

Impairment of Long-lived Assets

For long-lived assets (including real estate properties and fixed assets) not held for sale, the Company assesses periodically whether there are indicators of impairment. If such indicators are present, the Company completes a net recoverable amount analysis for the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and, if appropriate, appraisals, is charged to operations in the period in which such impairment is determined by management.

When long-lived assets are classified by the Company as held for sale or discontinued operations, the carrying value is reduced, if necessary, to the estimated net realizable value. "Net realizable value" is determined based on discounted net cash flows of the assets and, if appropriate, appraisals and/or estimated net sales proceeds from pending offers.

Accounting estimates related to long-lived assets are subject to significant measurement uncertainty and are susceptible to changes as such estimates require management to make forward- looking assumptions regarding cash flows and business operations.

As a consequence of MEC's Chapter 11 filing and process, the carrying values of MEC's long-lived assets will be tested for recoverability in subsequent periods as events or changes in circumstances occur that may indicate impairment of such carrying values.

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Racing Licences

Racing licences, which were acquired through MEC's acquisition of racetracks, represent the value attributed to licences to conduct race meets. Racing licences are intangible assets that meet the definition of indefinite life intangibles and are not subject to amortization but are evaluated for impairment on an annual basis or when impairment indicators are present. Racing licence impairment is assessed based on a comparison of the fair value of each of MEC's individual reporting unit's racing licence to its carrying value. An impairment write-down to fair value occurs if the estimated discounted cash flows from operations, less charges for contributory assets assumed to be owned by third parties, are less than the carrying value of the racing licence.

Subordinated Notes

The convertible subordinated notes issued by MEC are recorded in part as debt and in part as minority interest. The debt component consists of the present value, at the issue date, of the future interest and principal payments on the convertible subordinated notes to maturity and is presented as note obligations. Interest on the debt component is accrued over time and recognized as a charge against income.

The minority interest component represents the value, at the issue date, of the holders' option to convert the convertible subordinated notes into MEC Class A Stock. The holders' conversion option is valued at inception using a residual value approach.

Lease Accounting and Revenue Recognition

Real Estate Business

Where the Company has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Company's rental properties have been transferred to its tenants, the Company's leases are accounted for as direct financing leases. For leases involving land and buildings, if the fair value of the land exceeds 25% of the consolidated fair value of the land and building at the inception of the lease, the Company evaluates the land and building separately in determining the appropriate lease treatment. In such circumstances, the land lease is typically accounted for as an operating lease, and the building is accounted for as either an operating lease or a direct financing lease, as appropriate.

The Real Estate Business' leases, both with Magna and third-party tenants (the "Leases"), are triple-net leases under which the lessee is responsible for the direct payment of all operating costs related to the properties, including property taxes, insurance, utilities and routine repairs and maintenance. Revenues and operating expenses do not include any amounts related to operating costs paid directly by the lessees.

The Leases may provide for either scheduled fixed rent increases or periodic rent increases based on increases in a local price index. Where periodic rent increases depend on increases in a local price index, such rent increases are accounted for as contingent rentals and recognized in income in applicable future years. Where scheduled fixed rent increases exist in operating leases, the total scheduled fixed lease payments of the lease are recognized in income evenly on a straight-line basis over the term of the lease. The amount by which the straight-line rental revenue differs from the rents collected in accordance with the lease agreements is recognized in deferred rent receivable.

Magna Entertainment Corp.

Racing Revenues

Racing revenues include pari-mutuel wagering revenues, gaming revenues and non-wagering revenues. MEC records pari-mutuel wagering revenues associated with horseracing on a daily basis. Pari-mutuel wagering revenues are recognized gross of purses, stakes and awards and pari-mutuel wagering taxes. The costs relating to these amounts are included in "purses, awards and other" in the consolidated statements of income (loss).

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Gaming revenues represent the net win earned on slot wagers. Net win is the difference between wagers placed and winning payouts to patrons, and is recorded at the time wagers are made. The costs associated with gaming revenues represent statutory required amounts to be distributed to the state as tax and to the horsemen to supplement purses, and are included in "purses, awards and other" in the consolidated statements of income (loss).

Non-wagering revenues include totalisator equipment sales and service revenues from AmTote (note 4) earned in the provision of totalisator services to racetracks, food and beverage sales, program sales, admissions, parking, sponsorship, rental fees and other revenues. Revenues derived principally from totalisator equipment sales are recognized upon shipment or acceptance of the equipment by the customer depending on the terms of the underlying contracts. Revenues generated from service contracts in the provision of totalisator services are recognized when earned based on the terms of the service contract. Revenues from food and beverage sales and program sales are recorded at the time of sale. Revenues from admissions and parking are recorded on a daily basis, except for seasonal amounts which are recorded ratably over the racing season. Revenues from sponsorship and rental fees are recorded ratably over the terms of the respective agreements or when the related event occurs. Non-current deferred revenue included in MEC's "other long-term liabilities" primarily represents prepaid rent related to the sublet of one of MEC's racetracks, which is being amortized over the remaining term of the lease.

Other Revenues

Revenues from the sale of MEC's residential development units are recognized when title passes to the purchaser and collection is reasonably assured.

MEC's golf course annual membership fee revenues, included in discontinued operations (note 4) for the year ended December 31, 2006, were recognized ratably over the applicable season. Golf membership initiation fees, also included in discontinued operations for the year ended December 31, 2006, were deferred and amortized over the expected membership life.

MEC Player Slots Rewards

Slot patrons that register in the player reward program at one of MEC's slot facilities receive a player card that tracks play and rewards points based on levels of slot play. The points can be redeemed for complimentary food and beverage and select merchandise at the respective racetrack. On a daily basis, MEC records a liability, included in "accounts payable and accrued liabilities" on the consolidated balance sheets, based on the points earned times the expected redemption rate, which is determined using redemption experience, with a corresponding expense in "purses, awards and other" in the consolidated statements of income (loss). The redemption value is based on the actual average cost of the complimentary food and beverage and select merchandise. At December 31, 2008, the player slot liability is $0.5 million (December 31, 2007 — $0.5 million). MEC's revenues do not include the retail amount of food, beverage and other items provided free of charge to customers.

Employee Benefit Plans

The cost of providing benefits through MEC's defined benefit pension plans (note 18) is actuarially determined and recognized in income using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Differences arising from plan amendments, changes in assumptions and experience gains and losses are recognized in income over the expected average remaining service life of employees ("EARSL"). The portion of actuarial experience gains and losses in excess of 10% of the greater of the value of the plan assets or accrued benefit obligation is amortized on a straight-line basis over the EARSL of the plan's active participants. The EARSL for MEC's defined benefit pension plans ranges from approximately 4 to 20 years for the years ended December 31, 2008, 2007 and 2006.

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Stock-based Compensation Plans

MID and MEC have stock-based compensation plans which are described in note 17. For stock options, compensation expense is based on the fair value of the options at the grant date and is recognized over the period from the grant date to the date the award is vested and its exercisability does not depend on continued service by the option holder. Compensation expense is recognized as general and administrative expenses, with a corresponding amount included in equity as contributed surplus for MID and in minority interest for MEC. The contributed surplus balance is reduced as MID options are exercised and the amount initially recorded for the options in contributed surplus is credited to Class A Subordinate Voting Shares, along with the proceeds received on exercise. In the event that options are forfeited or cancelled prior to having vested, any previously recognized expense is reversed in the period of forfeiture or cancellation.

Compensation expense and a corresponding liability is recognized for deferred share units ("DSUs") based on the market value of the underlying shares. During the period in which the DSUs are outstanding, the liability is adjusted for changes in the market value of the underlying stock, with such adjustments being recognized as compensation expense in the periods in which they occur.

Interests in Joint Ventures

MEC's interests in joint ventures are recognized in the consolidated financial statements using the proportionate consolidation method.

Income Taxes

The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to the extent that it is more likely than not that future tax assets will not be realized. Management's estimates used in establishing the Company's tax provision are subject to uncertainty. Actual results may be materially different from such estimates.

As a consequence of MEC's Chapter 11 filing and process, certain tax planning strategies currently contemplated to realize the benefit of MEC's future tax assets may require re-evaluation. As a result, the realization of MEC's future tax assets is subject to increased measurement uncertainty.

Self-insurance

MEC self-insures for employee medical and dental coverage up to $150 thousand per incident. Self-insurance reserves include known claims and estimates of incurred but not reported claims based on MEC's claim experience. MEC also maintains stop-loss insurance coverage for medical claims that exceed $150 thousand per incident.

Advertising

Costs incurred for producing advertising associated with horseracing and slot operations are generally expensed when the advertising program commences. Costs incurred with respect to promotions for specific live race days are expensed on the applicable race day.

Use of Estimates

The preparation of the consolidated financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements. Actual results could differ from those estimates.

Seasonality

MEC's racing business is seasonal in nature and racing revenues and operating results for any quarter will not be indicative of the racing revenues and operating results for the year. MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter typically generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in MEC's revenues and operating results.

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Comparative Amounts

The Company has reclassified certain prior period amounts to reflect the restatement for MEC's discontinued operations (note 4(b)), assets held for sale (note 4(d)) and reverse stock split (notes 17(b) and 24(r)). Certain other prior period amounts have been reclassified to conform to the current year's presentation.

Accounting Changes

Financial Instruments and Comprehensive Income

In December 2006, the Canadian Institute of Chartered Accountants (the "CICA") issued additional disclosure and presentation standards for financial instruments in Handbook Section 3862, "Financial Instruments — Disclosures", and Handbook Section 3863, "Financial Instruments — Presentation", which replace Handbook Section 3861, "Financial Instruments — Disclosure and Presentation". The Company has adopted these new standards effective January 1, 2008. Handbook Section 3862 requires increased disclosure relating to the risks associated with financial instruments and the Company's approach to managing those risks. Handbook Section 3863 maintains the presentation requirements of Handbook Section 3861.

The disclosures required by Handbook Section 3862 have been made in notes 1, 10, 11, 12, 19 and 21 to the consolidated financial statements for the year ended December 31, 2008. The adoption of Handbook Section 3863 did not have any impact on the Company's consolidated financial statements.

In January 2005, the CICA issued Handbook Section 1530, "Comprehensive Income", Handbook Section 3855, "Financial Instruments — Recognition and Measurement", and Handbook Section 3865, "Hedges". The Company adopted these new recommendations effective January 1, 2007 with no restatement of prior periods, except to recognize Investment Translation Gains or Losses as a component of "other comprehensive income (loss)".

Capital Disclosures

The CICA issued Handbook Section 1535, "Capital Disclosures", in December 2006, which requires that the Company disclose its objectives, policies and processes for managing capital (which it must define), as well as certain quantitative data. Handbook Section 1535 also requires the disclosure of any externally-imposed capital requirements, whether the entity has complied with them and, if not, the consequences of such non-compliance. The Company adopted the requirements of Handbook Section 1535 on January 1, 2008 and the required disclosures are contained in note 19 to the consolidated financial statements.

Going Concern

In June 2007, the CICA amended Handbook Section 1400, "General Standards of Financial Statement Presentation", to include going concern requirements. The amendments require management to make an assessment of an entity's ability to continue as a going concern and to disclose material uncertainties related to events or conditions that may cast doubt upon the entity's ability to continue as a going concern. In doing so, management must take into account information about the future, which is at least, but not limited to, 12 months from the balance sheet date. The Company's adoption on January 1, 2008 of the amendments to Handbook Section 1400 did not have any impact on the Company's consolidated financial statements or the disclosure contained above in note 1 to the consolidated financial statements with respect to MEC.

Reclassification of Financial Assets

Between October and December 2008, the CICA issued amendments to the standards for financial instruments in Handbook Section 3855, "Financial Instruments — Recognition and Measurement", Handbook Section 3862, "Financial Instruments — Disclosures", and Handbook Section 3863, "Financial Instruments — Presentation".

The amendments allow reclassification of financial assets out of the "held for trading" category (measured at fair value with gains and losses recognized immediately in net income) into the "available for sale" or "held to maturity" categories, in "rare circumstances." The latter two categories are subject to impairment testing, but income statement charges for impairment are recognized when impairment is considered "other than

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temporary." The financial assets that can be reclassified are limited in that they exclude derivatives and financial assets an entity has elected to include in the "held for trading" category. The amendments are accompanied by extensive disclosure requirements to explain the rationale for such a reclassification.

The amendments apply to reclassifications made on or after July 1, 2008. An entity is precluded from reclassifying a financial asset before July 1, 2008. Any reclassification made on or after November 1, 2008 takes effect from the date of reclassification. However, any reclassification before November 1, 2008 can take effect from July 1, 2008 or a subsequent date. Any reclassification of a financial asset in accordance with the amendments must not be applied retrospectively to reporting periods ended before July 1, 2008. An entity does not reclassify financial assets retrospectively in periods reported on in previously issued financial statements. The Company has not elected to make any reclassifications of financial assets out of the "held for trading" category.

2.  PARTICIPATION IN MEC BANKRUPTCY PROCESS

In addition to the provision of the DIP Loan (note 1), MID's participation in the MEC bankruptcy process is anticipated to be as follows:

(a)   Stalking Horse Bid

  MEC's Chapter 11 filing (note 1) contemplates MEC selling all or substantially all of its assets through an auction process. MID has entered into an agreement with MEC to purchase MEC's relevant interests associated with the following assets (the "Stalking Horse Bid"): Golden Gate Fields; Gulfstream Park, including MEC's joint venture interest in The Village at Gulfstream Park™ (notes 13(d) and 24(o)); Palm Meadows Training Center and related excess lands; Lone Star Park; AmTote (note 4(a)); XpressBet® (note 22); and a holdback note associated with MEC's sale of The Meadows in 2006 (the "Meadows Holdback Note" — note 4(c)). MID's aggregate offer price for these assets is approximately $195.0 million, with $136.0 million to be satisfied through a credit bid of the MID Lender's existing loans to MEC (note 23(a)), $44.0 million in cash and $15.0 million through the assumption of a capital lease (note 11(a)). MEC has sought Court approval of the bid and auction procedures for the sale of these assets, and MID's Stalking Horse Bid may be topped by third parties during this auction process. MID will not receive any termination fees if MEC sells any assets to a third party, but may receive reimbursement for its expenses in connection with the Stalking Horse Bid. A hearing on the bid and auction procedures relating to the Stalking Horse Bid assets and MEC's other assets is scheduled for April 3, 2009.

  Pursuant to the terms of the Stalking Horse Bid purchase agreement, MID provided a deposit of approximately $18.0 million in the form of a pledge of outstanding indebtedness under the Gulfstream Park project financing facility. In the event that the Stalking Horse Bid purchase agreement is terminated as a result of MID breaching its limited covenants under that agreement, the deposit is forfeited.

  MID has not made an offer to purchase any other assets of MEC at this time, although MID will continue to evaluate whether to do so during the course of the Chapter 11 process.

(b)   Post-Chapter 11 Operations; Forbearance Agreement

  In conjunction with MEC's Chapter 11 filing and the Stalking Horse Bid discussed above, on March 5, 2009, MID announced the following:

  (i)
  If MID acquires non-racing real estate assets from MEC in the Chapter 11 auction process, MID would retain and develop these assets. Any horseracing or gaming assets acquired by MID would be segregated from MID's real estate business and held in one or more new wholly-owned subsidiaries of MID ("RaceCo"). Subject to the outcome of the Chapter 11 auction process, (a) MID would retain the lands at Golden Gate Fields and Gulfstream Park, the joint venture interest in The Village at Gulfstream Park™, and the Meadows Holdback Note and (b) RaceCo would lease the racing and gaming facilities at Gulfstream Park and Golden Gate Fields from MID pursuant to triple-net leases at fair market rent and would own the relevant interests in Lone Star Park, AmTote and XpressBet®. If MID acquires the Golden Gate Fields property, it intends to immediately commence seeking all required approvals to develop the property for commercial real estate uses.

MI Developments Inc.      2008    71

  (ii)
  On closing of the asset purchases, MID would execute a forbearance agreement providing that, without the prior approval of a majority of the votes of minority holders of MID Class A Shares, MID would not (a) make any further debt or equity investment in, or otherwise give financial assistance to, RaceCo or (b) enter into any transactions with, or provide any services or personnel to, RaceCo, except for (i) the triple-net leases referred to above and (ii) limited administrative and office services. MID would also agree not to enter into any transactions in the horseracing or gaming business except through RaceCo.

  (iii)
  By December 31, 2011, MID would either (a) if RaceCo were pro forma profitable and self-sustaining, sell it or spin it off to its shareholders, or (b) otherwise, cease racing and gaming operations at RaceCo and either sell or develop all of RaceCo's remaining assets.

3.  DISCUSSIONS WITH MID SHAREHOLDERS AND REORGANIZATION PROPOSALS

(a)   March 2008 Reorganization Proposal

  On March 31, 2008, MID received a reorganization proposal (the "March 2008 Reorganization Proposal") on behalf of various shareholders of MID, including entities affiliated with the Stronach Trust (the "Stronach Group"), MID's controlling shareholder. The principal components of the March 2008 Reorganization Proposal are set out in MID's press release dated March 31, 2008, which can be found on the Company's website at www.midevelopments.com and on SEDAR at www.sedar.com. The March 2008 Reorganization Proposal was subject to applicable court and shareholder approvals.

  Following the announcement of the March 2008 Reorganization Proposal, certain of the Company's Class A shareholders expressed their opposition to the proposal. Accordingly, in June 2008, at the direction of a special committee of independent directors (the "MID Special Committee"), MID management commenced discussions with a number of MID Class A shareholders, including those shareholders that had supported the March 2008 Reorganization Proposal, in order to develop a consensus on how to best amend and structure the proposed reorganization to achieve the requisite level of shareholder support.

  On August 22, 2008, MID announced that it had retained GMP Securities L.P. as a financial advisor to liaise with shareholders in an attempt to develop a consensus on how best to reorganize MID. In October 2008, several MID shareholders sent letters to the MID Special Committee and/or MID's Board of Directors (the "Board") expressing their views as to the process and as to how best to reorganize MID, including dealing with MID's investments in MEC, and one other person that is involved in the U.S. horseracing industry has proposed that MID sell to such person certain of MID's loans to MEC. Many of these letters have been publicly filed with the United States Securities and Exchange Commission. No consensus was reached with respect to amendments to the March 2008 Reorganization Proposal that would have resulted in a revised proposal that MID would have been asked to put before its shareholders for their consideration, and, on November 7, 2008, MID announced that discussions with shareholders with respect to the March 2008 Reorganization Proposal had effectively terminated.

(b)   November 2008 Reorganization Proposal

  MID continued to work on developing an alternative for its investments in MEC. On November 26, 2008, MID announced that the MID Special Committee had recommended, and the Board had approved, holding a vote of MID shareholders on a reorganization proposal developed by MID management (the "November 2008 Reorganization Proposal"). The principal components of the November 2008 Reorganization Proposal are set out in MID's press release dated November 26, 2008, which can be found on the Company's website at www.midevelopments.com and on SEDAR at www.sedar.com.

72    MI Developments Inc.      2008

  The November 2008 Reorganization Proposal included an additional loan to MEC, as well as amendments to the existing financing arrangements with MEC, all of which were implemented upon announcement of the November 2008 Reorganization Proposal (see note 23 for further details).

  As a result of, among other things, current global economic conditions, the continued disruptions in the financial markets and ongoing uncertainty in the automotive industry, MID determined that it was unlikely that it would be able to arrange the new debt financing associated with the November 2008 Reorganization Proposal, nor would it be prudent to raise the new debt until such time as the ongoing uncertainty in the automotive industry has been resolved. As a result, on February 18, 2009, MID announced that it was not proceeding with the November 2008 Reorganization Proposal. The termination of the transaction agreement among MID, MEC and the Stronach Group with respect to the November 2008 Reorganization Proposal resulted in the acceleration of various MEC loans, including a new maturity date for the MEC Credit Facility of March 5, 2009 (notes 11 and 23(a)). Accordingly, MID and MEC commenced discussions in February 2009 that resulted in the MEC Chapter 11 filing (note 1).

During the year ended December 31, 2008, $7.4 million of advisory and other costs have been incurred in connection with the reorganization proposals and the exploration of alternatives in respect of MID's investments in MEC, which costs are included in the Real Estate Business' "general and administrative" expenses on the Company's consolidated statements of income (loss).

4.  BUSINESS ACQUISITIONS AND DISPOSALS

(a)   Acquisition of AmTote

  On August 22, 2003, MEC Maryland Investments Inc. ("MEC Maryland"), a wholly-owned subsidiary of MEC, acquired a 30% interest in AmTote for a total cash purchase price, including transaction costs, of $4.3 million. At the same time, MEC Maryland was also granted options to acquire the remaining 70% of AmTote.

  On July 26, 2006, MEC Maryland acquired the remaining 70% equity interest of AmTote for a total cash purchase price of $9.3 million, including transaction costs of $0.1 million, net of cash acquired of $5.5 million.

  AmTote is a provider of totalisator services to the pari-mutuel industry.

  The purchase price has been allocated to the assets and liabilities acquired as follows:

Non-cash working capital	$1,203
Fixed assets	12,691
Other assets	127
Long-term debt	(1,470)
Other long-term liabilities	(980)
Future tax liabilities	(2,224)

Net assets acquired and total purchase price, net of cash acquired	$9,347

  The Company's 30% interest in AmTote's results of operations and cash flows prior to July 26, 2006 are recognized in the Company's consolidated financial statements using the proportionate consolidation method (note 13(d)).

(b)   Discontinued Operations

  (i)
  On September 12, 2007, MEC's Board of Directors approved a debt elimination plan (the "MEC Debt Elimination Plan") to generate funds from, among other things, the sale of Great Lakes Downs in Michigan, Thistledown in Ohio, Remington Park in Oklahoma City and MEC's interest in Portland Meadows in Oregon. In September 2007, MEC engaged a U.S. investment bank to assist in soliciting potential purchasers and managing the sale process for certain of these assets. In October 2007, the U.S. investment bank began marketing Thistledown and Remington Park for sale and initiated an

MI Developments Inc.      2008    73

    active program to locate potential buyers. However, MEC subsequently took over the sales process from the U.S. investment bank and was in discussions with potential buyers of these assets at December 31, 2008.

    In November 2007, MEC initiated a program to locate a buyer for Portland Meadows and was marketing for sale its interest in this property at December 31, 2008.

    In March 2008, MEC committed to a plan to sell Magna Racino™. MEC had initiated a program to locate potential buyers and, at December 31, 2008, was marketing the assets for sale through a real estate agent.

    On July 16, 2008, MEC completed the sale of Great Lakes Downs in Michigan for cash consideration of $5.0 million. The proceeds of approximately $4.5 million, net of transaction costs, were used to repay a portion of the 2007 MEC Bridge Loan (note 23). MEC recognized a $0.5 million gain on disposition of Great Lakes Downs in the results of discontinued operations for the year ended December 31, 2008.

  (ii)
  On November 1, 2006, a wholly-owned subsidiary of MEC completed the sale of the Fontana Golf Club located in Oberwaltersdorf, Austria to a subsidiary of Magna, a related party, for a sale value of 30.0 million euros ($38.3 million), which included cash consideration of 13.2 million euros ($16.9 million), net of transaction costs, and 16.8 million euros ($21.4 million) of debt assumed by Magna. Based on the exchange amount, MEC recognized a gain on disposition of $20.9 million.

  (iii)
  On August 25, 2006, a wholly-owned subsidiary of MEC completed the sale of the Magna Golf Club located in Aurora, Ontario to Magna, a related party, for cash consideration of Cdn. $51.8 million ($46.4 million), net of transaction costs. Of the sale proceeds, Cdn. $32.6 million ($29.3 million) was used to pay all amounts owing under certain loan agreements with Bank Austria Creditanstalt AG related to the Magna Golf Club.

  (iv)
  On May 26, 2006, MEC completed the sale of a restaurant and related real estate in the United States and received cash consideration of $2.0 million, net of transaction costs, and recognized a gain on disposition of $1.5 million. MEC was required to use the net proceeds from this transaction to repay principal amounts outstanding under the MEC Credit Facility (note 10).

  MEC's results of operations, assets and liabilities related to discontinued operations are shown in the following tables:

Year ended December 31,	2008	2007	2006
Revenues	$134,085	$130,161	$151,694
Costs and expenses	131,464	136,624	156,581

	2,621	(6,463)	(4,887)
Depreciation and amortization	605	6,395	12,547
Interest expense, net	3,463	4,159	6,685
Write-down of long-lived assets (note 5)	48,295	—	77,368

Loss before undernoted	(49,742)	(17,017)	(101,487)
Gain on disposition	536	—	22,387

Loss before income taxes and minority interest	(49,206)	(17,017)	(79,100)
Income tax recovery	(3,098)	(376)	(11,640)
Minority interest	(21,295)	(7,158)	(28,034)

MEC's loss from discontinued operations	(24,813)	(9,483)	(39,426)

Eliminations (note 23)	2,914	3,229	3,121

Consolidated loss from discontinued operations	$(21,899)	$(6,254)	$(36,305)

74    MI Developments Inc.      2008

As at December 31,	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$10,110	$9,241
Restricted cash	7,043	7,069
Accounts receivable	5,306	6,602
Prepaid expenses and other	2,048	1,812

	24,507	24,724

Real estate properties, net	39,052	81,035
Fixed assets, net	12,989	16,295
Other assets	105	122
Future tax assets	17,880	13,547

	70,026	110,999

MEC's assets related to discontinued operations	94,533	135,723

Eliminations (note 23)	(72)	(72)

Consolidated assets related to discontinued operations	$94,461	$135,651

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$23,318	$21,446
Income taxes payable	597	3,182
Long-term debt due within one year (note 11(a))	8,367	22,096
Loan payable to MID (note 23(a))	403	397
Deferred revenue	746	1,257

	33,431	48,378

Long-term debt (note 11(a))	—	115
Loan payable to MID, net (note 23(a))	23,614	26,143
Other long-term liabilities	1,035	830
Future tax liabilities	17,880	13,547

	42,529	40,635

MEC's liabilities related to discontinued operations	75,960	89,013

Eliminations (note 23)	(24,017)	(26,540)

Consolidated liabilities related to discontinued operations	$51,943	$62,473

(c)   Divestiture of The Meadows

  On November 14, 2006, MEC completed the sale of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc., each an MEC wholly-owned subsidiary through which MEC owned and operated The Meadows, MEC's standardbred racetrack in Pennsylvania, to PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC (together, "Millennium-Oaktree"). On closing, MEC received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and the Meadows Holdback Note in the amount of $25.0 million payable to MEC over a five-year period, subject to offset for certain indemnification obligations (the "Meadows Holdback Note"). Under the terms of the Meadows Holdback Note, MEC agreed to release the security requirement for the holdback amount, defer subordinate payments under the Meadows Holdback Note, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows (as defined in the terms of the Meadows Holdback Note), in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC.

  MEC recognized a $115.2 million gain on this sale transaction in 2006. Based on the indemnification obligations and other terms pertaining to the Meadows Holdback Note, the Meadows Holdback Note will be recognized in the consolidated financial statements upon the settlement of the indemnification obligations and as payments are received.

MI Developments Inc.      2008    75

  MEC was required to use the proceeds from the sale of The Meadows to fully repay a bridge loan between the MID Lender and MEC (the "2005 MEC Bridge Loan" — note 23), to permanently pay down $39.0 million of the principal amount outstanding under the MEC Credit Facility), to repay $2.0 million of the BE&K Loan (as defined in note 23) and to place $15.0 million into escrow with the MID Lender (note 23).

  The parties also entered into a racing services agreement whereby MEC pays $50 thousand per annum and continues to operate, for its own account, the racing operations at The Meadows until at least July 2011. On December 12, 2007, Cannery Casino Resorts, LLC, the parent company of Millennium-Oaktree, announced it had entered into an agreement to sell Millennium-Oaktree to Crown Limited. If the deal is consummated, either party to the racing services agreement will have the option to terminate the arrangement. $5.6 million of the proceeds from the sale of The Meadows was initially deferred and included in MEC's "other long-term liabilities" representing the estimated net present value of the future operating losses expected over the term of the racing services agreement. Such amount is being recognized as a reduction of "general and administrative" expenses in MEC's results of operations over the term of the racing services agreement. Effective January 1, 2008, The Meadows entered into an agreement with the Meadows Standardbred Owners Association, which expires on December 31, 2009, whereby the horsemen will make contributions to subsidize backside maintenance and marketing expenses at The Meadows. As a result, the estimated operating losses expected over the remaining term of the racing services agreement were revised, resulting in $2.0 million of previously deferred gains being recognized in MEC's "other gains, net" for the year ended December 31, 2008.

(d)   Assets Held for Sale

  (i)
  In November and December 2007, MEC entered into sale agreements for three parcels of excess real estate comprising approximately 825 acres in Porter, New York, subject to the completion of due diligence by the purchasers and customary closing conditions. The sale of one parcel was completed in December 2007 for cash consideration of $0.3 million, net of transaction costs, and the two remaining parcels were sold in January 2008 for total cash consideration of $1.5 million, net of transaction costs. At December 31, 2007, the two parcels of excess real estate for which the sale had not been completed were included in MEC's "assets held for sale" on the Company's consolidated balance sheet. The net proceeds received on closing were used to repay a portion of the 2007 MEC Bridge Loan (note 23).

  (ii)
  On December 21, 2007, MEC entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna, a related party, for a purchase price of 20.0 million euros ($31.5 million), net of transaction costs. The closing of the transaction occurred in April 2008. MEC used 7.5 million euros of the net proceeds to repay a portion of a 15.0 million euro term loan facility with a European financial institution (note 11) and the remaining portion of the net proceeds to repay $19.8 million of the 2007 MEC Bridge Loan (note 23).

  (iii)
  On August 9, 2007, MEC announced its intention to sell real estate properties located in Dixon, California and Ocala, Florida. At December 31, 2008, MEC was marketing these properties for sale and had listed them with real estate brokers.

  (iv)
  In March 2008, MEC committed to a plan to sell excess real estate in Oberwaltersdorf, Austria. On March 5, 2009, MEC announced that one of its subsidiaries in Austria has entered into an agreement to sell to a subsidiary of Magna approximately 100 acres of real estate, including the excess real estate in Oberwaltersdorf, Austria, for a purchase price of approximately 4.6 million euros ($5.7 million). The closing of the transaction is expected to occur during the second quarter of 2009 following the satisfaction of customary closing conditions, including obtaining all necessary regulatory approvals.

76    MI Developments Inc.      2008

  MEC's assets classified as held for sale and corresponding liabilities are shown in the table below.

As at December 31,	2008	2007
ASSETS
Current assets:
Real estate properties, net
Porter, New York (note 5)	$—	$1,493

Real estate properties, net
Dixon, California (note 5)	9,077	19,139
Ocala, Florida	8,407	8,407
Oberwaltersdorf, Austria	4,248	4,482
Ebreichsdorf, Austria	—	6,619

	21,732	38,647

	$21,732	$40,140

LIABILITIES
Current liabilities:
Future tax liabilities	$—	$171

Future tax liabilities	876	876

	$876	$1,047

5.  WRITE-DOWN OF MEC'S LONG-LIVED AND INTANGIBLE ASSETS

Write-downs relating to long-lived and intangible assets have been recognized as follows:

Year ended December 31,	2008	2007	2006
Continuing operations and assets held for sale
The Maryland Jockey Club (i)	$49,795	$—	$—
Lone Star Park (i)	34,357	—	—
Golden Gate Fields (i)	30,475	—	—
The Meadows (i)	1,059	—	—
Dixon, California (ii)	10,092	—	—
Porter, New York (iii)	—	1,308	—
Development property (iv)	—	—	1,279

	125,778	1,308	1,279

Discontinued operations
Magna Racino™ (v)	41,063	—	76,166
Portland Meadows (vi)	7,232	—	—
Magna Golf Club (vii)	—	—	1,202

	48,295	—	77,368

	$174,073	$1,308	$78,647

(i)
During the year ended December 31, 2008, The Maryland Jockey Club ("MJC"), Lone Star Park, Golden Gate Fields and The Meadows experienced lower average daily attendance and decreased wagering activity compared to previous years. In addition, the 2009 business plans for these operations reflected reductions in estimated future cash flows based on lower expectations for growth and profitability resulting primarily from the significant downturn in the economy. Based on these impairment indicators, the long-lived and intangible assets of MJC, Lone Star Park, Golden Gate Fields and The Meadows were

MI Developments Inc.      2008    77

  tested for recoverability. An expected present value approach of estimated future cash flows was used to determine the fair value of the long-lived and intangible assets. Based on this analysis, impairment charges were required in the year ended December 31, 2008 relating to (a) the entire amount of $47.8 million of MJC's racing licence, (b) the entire amount of $34.4 million of Lone Star Park's racing licence, (c) the entire amount of $27.7 million of Golden Gate Fields' racing licence and (d) $1.1 million of fixed assets used in the operation of The Meadows. In addition, impairment charges of $2.0 million at MJC and $2.8 million at Golden Gate Fields were required during the year ended December 31, 2008, relating to development projects that were determined unlikely to have any future benefit.

(ii)
As a result of significant weakness in the Northern California real estate market and the U.S. financial market, MEC recorded an impairment charge of $10.1 million related to the Dixon, California real estate property (note 4(d)(iii)) in the year ended December 31, 2008, which represented the excess of the carrying value of the asset over the estimated net realizable value.

(iii)
In connection with the sales plan relating to the real estate in Porter, New York (note 4(d)(i)), MEC recognized an impairment charge of $1.3 million for the year ended December 31, 2007, which represented the excess of the carrying value over the estimated net realizable value of these properties.

(iv)
On February 7, 2007, MID acquired all of MEC's interests and rights in a 34 acre parcel of residential development land in Aurora, Ontario for cash consideration of Cdn. $12.0 million ($10.1 million) (note 23). MEC recognized an impairment charge of $1.3 million related to this parcel of residential development land in the year ended December 31, 2006.

(v)
As a result of the classification of Magna Racino™ as discontinued operations in 2008 (note 4(b)(i)), an evaluation of whether the carrying value of the assets exceeds their estimated net realizable value is made at each reporting period. As a result, MEC recorded an impairment charge, included in discontinued operations, of $41.1 million during the year ended December 31, 2008, which represented the excess of the carrying value of the assets over the estimated net realizable value.

Magna Racino™'s long-lived assets were tested for impairment upon completion of its 2007 business plan. An expected present value approach of estimated future cash flows, including a probability-weighted approach in considering the likelihood of possible outcomes, and external valuation reports were used to determine the fair value of the long-lived assets. Based on this analysis, an impairment charge of $76.2 million, included in discontinued operations, was required for the long-lived assets in the year ended December 31, 2006.

(vi)
In June 2003, the Oregon Racing Commission (the "ORC") adopted regulations that permitted wagering through instant racing terminals as a form of pari-mutuel wagering at Portland Meadows (the "Instant Racing Rules"). In September 2006, the ORC granted a request by Portland Meadows to offer instant racing under its 2006-2007 race meet licence. In June 2007, the ORC, acting under the advice of the Oregon Attorney General, temporarily suspended and began proceedings to repeal the Instant Racing Rules. In September 2007, the ORC denied a request by Portland Meadows to offer instant racing under its 2007-2008 race meet licence. In response to this denial, MEC requested the holding of a contested case hearing, which took place in January 2008. On February 27, 2008, the Office of Administrative Hearings released a proposed order in MEC's favour, approving instant racing as a legal form of wager at Portland Meadows. However, on April 25, 2008, the ORC issued an order rejecting that recommendation. In May 2008, MEC filed a petition with the Oregon Court of Appeal for judicial review of the order of the ORC. A decision from the Oregon Court of Appeal on Instant Racing is expected in the second quarter of 2009. Based primarily on the ORC's order to reject the Office of Administrative Hearings' recommendation, MEC recorded an impairment charge of $3.1 million in the year ended December 31, 2008 related to the instant racing terminals and build-out of the instant racing facility. In addition, as a result of the classification of Portland Meadows as discontinued operations (note 4(b)(i)), an evaluation of whether the carrying value of the assets exceeds their estimated net realizable value is made at each reporting period. As a result, MEC recorded a further impairment charge of $4.1 million during the year ended December 31, 2008 to reflect a decline in the estimated net realizable value of the assets. These aggregate impairment charges of $7.2 million are included in discontinued operations.

78    MI Developments Inc.      2008

(vii)
In connection with the sale of the Magna Golf Club located in Aurora, Ontario (note 4(b)(iii)), MEC recognized an impairment charge of $1.2 million, included in discontinued operations, at the date of disposition equal to the excess of MEC's carrying value of the assets disposed over their fair values and exchange amount at the date of disposition.

6.  INCOME TAXES

(a)
The provision for (recovery of) income taxes from continuing operations differs from the expense that would be obtained by applying Canadian statutory rates as a result of the following:
Year ended December 31,		(restated — note 4)
	2008	2007	2006
Real Estate Business
Expected income taxes at Canadian statutory rate	$48,355	$45,634	$42,002
Foreign rate differentials	(29,106)	(25,158)	(24,730)
Changes in enacted tax rates and legislation	—	(5,378)	(2,093)
Benefit of losses not previously recognized	(6,634)	—	—
Reversal of prior years' provisions for uncertain tax positions	(6,395)	—	—
Non-deductible (taxable) foreign currency translation losses (gains) on translation of the net investment in foreign operations	35	(2,788)	(694)
Non-deductible expenses	4,734	1,906	2,572
Other	702	1,814	717

	11,691	16,030	17,774

MEC
Expected income taxes at Canadian statutory rate	(80,542)	(20,293)	2,894
Foreign rate differentials	(1,166)	861	(68)
Tax losses not benefited	52,307	11,111	701
Impairment of intercompany receivables	(16,253)	—	—
Tax expense on foreign intercompany dividends	10,747	2,167	1,295
Non-deductible loss (non-taxable gain) on issue of shares by subsidiary	142	1,251	(70)
Non-deductible expenses	1,688	662	1,722
Other	2,669	234	(484)

	(30,408)	(4,007)	5,990

Eliminations (note 23)	—	1,331	—

Consolidated	$(18,717)	$13,354	$23,764

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(b)
The details of income (loss) from continuing operations before income taxes and minority interest, by jurisdiction, are as follows:
Year ended December 31,		(restated — note 4)
	2008	2007	2006
Real Estate Business
Canadian	$14,560	$15,301	$10,674
Foreign	129,778	111,040	105,610

	144,338	126,341	116,284

MEC
Canadian	(1,391)	(3,421)	(439)
Foreign	(239,036)	(52,763)	8,453

	(240,427)	(56,184)	8,014

Eliminations (note 23)	(1,085)	(53,938)	(3,626)

Consolidated	$(97,174)	$16,219	$120,672

(c)
The details of the income tax expense (recovery) from continuing operations are as follows:
Year ended December 31,	(restated — note 4)
	2008	2007	2006
Real Estate Business
Current provision:
Canadian federal taxes	$4,701	$2,601	$2,496
Canadian provincial taxes	3,375	1,646	1,890
Foreign taxes	1,915	12,647	10,949

	9,991	16,894	15,335

Future provision (recovery):
Canadian federal taxes	238	(2,627)	(1,571)
Canadian provincial taxes	171	465	384
Foreign taxes	1,291	1,298	3,626

	1,700	(864)	2,439

	11,691	16,030	17,774

MEC
Current provision (recovery):
Canadian federal taxes	6	(388)	419
Canadian provincial taxes	(145)	—	(68)
Foreign taxes	3,060	3,877	2,520

	2,921	3,489	2,871

Future provision (recovery):
Canadian federal taxes	(194)	—	—
Canadian provincial taxes	(140)	—	—
Foreign taxes	(32,995)	(7,496)	3,119

	(33,329)	(7,496)	3,119

	(30,408)	(4,007)	5,990

Eliminations (note 23)	—	1,331	—

Consolidated	$(18,717)	$13,354	$23,764

80    MI Developments Inc.      2008

(d)
A future income tax provision (recovery) from continuing operations has been recognized on temporary differences, which consist of the following:
Year ended December 31,	(restated — note 4)
	2008	2007	2006
Real Estate Business
Reductions in tax value of assets below book value	$934	$866	$2,421
Changes in enacted tax rates and legislation	—	(5,378)	(2,093)
Tax losses utilized	5,988	3,291	2,343
Benefit of losses not previously recognized	(6,634)	—	—
Accounting losses benefited	477	(1,090)	(220)
Other	935	1,447	(12)

	1,700	(864)	2,439

MEC
Tax losses utilized (benefited)	(50,182)	(16,945)	6,228
Changes in valuation allowance	71,777	8,405	958
Write-down of long-lived and intangible assets	(45,381)	—	—
Deductibility (non-deductibility) of interest expense	(12,595)	4,249	(4,196)
Disposal of real estate property	—	(1,331)	(3,502)
Other	3,052	(1,874)	3,631

	(33,329)	(7,496)	3,119

Eliminations (note 23)	—	1,331	—

Consolidated	$(31,629)	$(7,029)	$5,558

(e)
Future tax assets of continuing operations consist of the following temporary differences:
		(restated — note 4)
As at December 31,
	2008	2007
Real Estate Business
Tax benefit of loss carryforwards	$1,599	$1,744
Tax value of assets in excess of book value	3,815	3,753

	5,414	5,497

MEC
Real estate properties' tax value in excess of book value	10,559	10,390
Other assets' tax value in excess of book value	27,775	7,312
Tax benefit of loss carryforwards:
Pre-acquisition	1,575	1,575
Post-acquisition	176,451	106,902
Other	10,929	12,345

	227,289	138,524
Valuation allowance:
Pre-acquisition	(1,575)	(1,575)
Post-acquisition	(168,965)	(90,016)

	56,749	46,933

Consolidated	$62,163	$52,430

MI Developments Inc.      2008    81

  A valuation allowance was provided on future tax assets relating to the tax basis of real properties and other assets in excess of book basis and future tax assets for net operating loss, tax credit and other carryforwards.

(f)
Future tax liabilities of continuing operations consist of the following temporary differences:
		(restated — note 4)
As at December 31,
	2008	2007
Real Estate Business
Book value of assets in excess of tax value	$39,000	$44,866
Other	3,105	3,391

	42,105	48,257

MEC
Book value in excess of tax value:
Real estate properties	53,901	54,883
Other assets	9,332	32,505
Other	544	1,221

	63,777	88,609

Eliminations (note 23)	1,331	1,331

Consolidated	$107,213	$138,197

(g)
Net cash payments of income taxes amounted to $14.2 million for the year ended December 31, 2008 (2007 — $10.0 million; 2006 — $21.1 million).

(h)
The Company conducts operations in a number of countries with varying statutory rates of taxation. Judgement is required in the estimation of income taxes, and future income tax assets and liabilities, in each of the Company's operating jurisdictions. This process involves estimating actual current tax exposure, assessing temporary differences that result from the different treatments of items for tax and accounting purposes, assessing whether it is more likely than not that future income tax assets will be realized and, based on all the available evidence, determining if a valuation allowance is required on all or a portion of such future income tax assets. The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

(i)
Real Estate Business

    As of December 31, 2008, the Real Estate Business had $6.5 million (December 31, 2007 — $20.7 million) of unrecognized income tax benefits (including $0.6 million (December 31, 2007 — $0.6 million) of related accrued interest and penalties), all of which could ultimately reduce the Real Estate Business' effective tax rate. The Real Estate Business is currently under audit in Canada, Germany and the United Kingdom. Given the stage of completion of the audits, the Real Estate Business is unable to estimate the range of any possible changes to the unrecognized income tax benefit these audits may cause over the next year.

82    MI Developments Inc.      2008

    A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Year ended December 31,	2008	2007
Unrecognized tax benefits balance, beginning of year	$20,661	$16,205
Gross increases for tax positions of prior years	519	3,364
Gross decreases for tax positions of prior years	(13,029)	(3,930)
Gross increases for tax positions of current year	3,131	3,210
Settlements	(2,793)	(278)
Lapse due to statute of limitations	(535)	—
Foreign currency impact	(1,416)	2,090

Unrecognized tax benefits balance, end of year	$6,538	$20,661

    $0.6 million of the Real Estate Business' unrecognized tax benefits relate to uncertain tax positions that will become statute barred during the year ending December 31, 2009.

    For the year ended December 31, 2008, the Real Estate Business recognized $0.2 million (2007 — $0.6 million) of interest and penalties as part of the provision for income taxes in the consolidated statement of income (loss).

  (ii)
  MEC

    As of December 31, 2008, MEC had $3.6 million (December 31, 2007 — $4.3 million) of unrecognized income tax benefits (including $0.2 million (December 31, 2007 — $0.3 million) of related accrued interest and penalties), $2.3 million (December 31, 2007 — $2.6 million) of which could ultimately reduce MEC's effective tax rate. MEC was assessed penalties and interest with respect to its Canadian branch returns for 2001 through 2005 and Canadian non-resident withholding taxes on income from a Canadian payor. MEC has appealed for relief from the interest and penalties and withholding taxes. Although it is not possible to accurately predict the timing of the conclusion of the appeal, it is anticipated that the Canadian appeal for relief relating to the years 2001 through 2005 will be completed before the end of 2009. Given the stage of completion of the appeal, an estimate of the range of any possible changes to the unrecognized income tax benefit the appeal may cause over the next year is not available. Other significant changes to unrecognized income tax benefits are not anticipated over the next year.

    A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Continuing Operations	Discontinued Operations	Total
Unrecognized tax benefits balance, January 1, 2007	$1,000	$3,000	$4,000
Foreign currency impact	—	329	329

Unrecognized tax benefits balance, December 31, 2007	1,000	3,329	4,329
Gross decreases for tax positions of prior years	—	(3,000)	(3,000)
Gross increases for tax positions of current year	2,300	—	2,300
Foreign currency impact	260	(329)	(69)

Unrecognized tax benefits balance, December 31, 2008	$3,560	$—	$3,560

    For the year ended December 31, 2008, MEC recognized a $0.1 million recovery (2007 — nil) of interest and penalties within the provision for income taxes in the consolidated statements of income (loss).

MI Developments Inc.      2008    83

    MEC is subject to income taxes in many state and local taxing jurisdictions in the United States and Canada, many of which are still open to tax examinations. Such examinations are not considered to represent a significant financial exposure to MEC.

  As of December 31, 2008, the following tax years remained subject to examination by the major tax jurisdictions:

Major Jurisdictions	Real Estate Business	MEC
Canada	2004 through 2008	2001 through 2008
United States	2005 through 2008	2003 through 2008
Mexico	2005 through 2008	Not Applicable
Austria	2006 through 2008	2006 through 2008
(i)
At December 31, 2008, the Company had income tax loss carryforwards totalling approximately $476.1 million that expire as follows:
Year of expiry	Real Estate Business	MEC
2009 to 2010	$222	$300
2012 to 2018	—	4,600
2020 to 2030	3,993	274,600
No expiry	3,886	188,500

	$8,101	$468,000

(j)
Costs associated with capital transactions of subsidiaries have been charged directly to retained earnings net of a current income tax recovery of $158 thousand in the year ended December 31, 2006.

7.  EARNINGS (LOSS) PER SHARE

Basic and diluted earnings (loss) per share are computed as follows:

Year ended December 31,		(restated — note 4)
	2008	2007	2006
Income from continuing operations	$18,683	$45,763	$96,175
Loss from discontinued operations	(21,899)	(6,254)	(36,305)

Net income (loss)	$(3,216)	$39,509	$59,870

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding (thousands)	46,708	48,073	48,301
Stock options (thousands)	—	10	54

	46,708	48,083	48,355

Basic and diluted earnings (loss) per Class A Subordinate Voting or Class B Share
— from continuing operations	$0.40	$0.95	$1.99
— from discontinued operations	(0.47)	(0.13)	(0.75)

	$(0.07)	$0.82	$1.24

The computation of diluted earnings (loss) per share for the year ended December 31, 2008 excludes the effect of the potential exercise of 516,544 (2007 — 361,544; 2006 — 155,000) options to acquire Class A Subordinate Voting Shares of the Company because the effect would be anti-dilutive.

84    MI Developments Inc.      2008

8.  REAL ESTATE PROPERTIES

(a)
Real estate properties consist of:
		(restated — note 4)
As at December 31,
	2008	2007
Real Estate Business
Revenue-producing properties
Land	$207,454	$226,269
Buildings, parking lots and roadways — cost	1,334,858	1,444,241
Buildings, parking lots and roadways — accumulated depreciation	(355,360)	(345,825)

	1,186,952	1,324,685

Development properties
Land and improvements	213,247	226,248
Properties under development	1,163	9,541

	214,410	235,789

Properties held for sale	486	1,447

	1,401,848	1,561,921

MEC
Revenue-producing racetrack and gaming properties
Land and improvements	166,752	164,856
Buildings — cost	513,841	498,894
Assets under capital lease — cost	45,648	45,648
Buildings — accumulated depreciation	(122,897)	(102,549)
Assets under capital lease — accumulated depreciation	(13,196)	(11,071)
Construction in progress	60,116	42,014

	650,264	637,792

Under-utilized racetrack real estate	76,130	76,130

Revenue-producing non-racetrack properties
Land and improvements	153	2,016
Buildings — cost	1,972	2,123
Buildings — accumulated depreciation	(8)	(93)

	2,117	4,046

	728,511	717,968

Eliminations (note 23)	(55,337)	(55,387)

Consolidated	$2,075,022	$2,224,502

(b)
During 2008, the Real Estate Business determined that the plan of sale criteria under generally accepted accounting principles was no longer met for one property included in properties held for sale in note 8(a) at December 31, 2007, as the Company leased the property to a third party tenant. Accordingly, the property, consisting of land and a vacant building with an aggregate carrying value of $2.9 million (December 31, 2007 — $1.5 million), has been included in revenue-producing properties in note 8(a) at December 31, 2008.

MI Developments Inc.      2008    85

(c)
During 2008, the Real Estate Business determined that one property included in revenue-producing properties in note 8(a) at December 31, 2007 is expected to be sold after its lease expiry date in September 2008. Accordingly, the property, consisting of land and a vacant building with an aggregate carrying value of $0.5 million (net of a $0.5 million write-down to the property's estimated net realizable value in 2008), has been included in properties held for sale in note 8(a) at December 31, 2008.

(d)
Future minimum rental payments to be received under operating leases in effect at December 31, 2008, substantially all of which are with Magna or its subsidiaries, are shown in the following table. These amounts are determined using foreign exchange rates as at December 31, 2008, only include the contracted fixed rent increases and do not include rents from any renewals on lease expiry.
2009	$165,363
2010	164,146
2011	161,583
2012	161,327
2013	154,680
Thereafter	580,520

$1,387,619

9.  FIXED ASSETS

Fixed assets consist of:

		(restated — note 4)
As at December 31,
	2008	2007
Real Estate Business
Furniture and fixtures — cost	$1,748	$1,961
Furniture and fixtures — accumulated depreciation	(1,504)	(1,516)

	244	445

MEC
Revenue-producing racetrack and gaming fixed assets:
Cost
Machinery and equipment	104,378	103,401
Furniture and fixtures	66,532	62,951
Assets under capital lease — cost	1,972	1,987

	172,882	168,339
Accumulated depreciation
Machinery and equipment	(58,619)	(45,168)
Furniture and fixtures	(41,630)	(35,740)
Assets under capital lease	(1,870)	(1,796)

	70,763	85,635

Other fixed assets:
Furniture, fixtures and equipment — cost	607	640
Furniture, fixtures and equipment — accumulated depreciation	(527)	(524)

	80	116

	70,843	85,751

Consolidated	$71,087	$86,196

86    MI Developments Inc.      2008

10.   BANK INDEBTEDNESS

Real Estate Business

The Real Estate Business has an unsecured senior revolving credit facility in the amount of $50.0 million that is available by way of U.S. or Canadian dollar loans or letters of credit (the "MID Credit Facility"). During the year ended December 31, 2008, the maturity date of the MID Credit Facility was extended from December 21, 2008 to January 21, 2009. In January 2009, the maturity date was extended to December 18, 2009, unless further extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. The Real Estate Business is subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates, in each case plus 2.75%, or the U.S. base or Canadian prime rate, in each case plus 1.75%. At December 31, 2008 and 2007, the Company had no borrowings under the MID Credit Facility, but had issued letters of credit totalling $0.2 million (December 31, 2007 — $0.3 million).

MEC

MEC's bank indebtedness consists of the following short-term bank loans:

As at December 31,	2008	2007
MEC Credit Facility (a)	$36,491	$34,891
SAC Credit Facility (b)	2,969	3,499
AmTote Credit Facility (c)	—	824

	$39,460	$39,214

(a)
During the year ended December 31, 2008, the maturity date of the MEC Credit Facility was extended from March 31, 2008 to March 16, 2009. However, as a result of the November 2008 Reorganization Proposal not proceeding (note 3), such maturity date was accelerated subsequent to year-end to March 5, 2009. Borrowings under the MEC Credit Facility are available by way of U.S. dollar loans and letters of credit, each bearing interest at the U.S. base rate plus 5.0% or LIBOR plus 6.0%. Loans under the MEC Credit Facility are collateralized by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain of MEC's subsidiaries. At December 31, 2008, MEC had borrowed $36.5 million (December 31, 2007 — $34.9 million) under the MEC Credit Facility and had issued letters of credit totalling $3.4 million (December 31, 2007 — $4.3 million), such that $0.1 million was unused and available. The weighted average interest rate on the borrowings outstanding under the MEC Credit Facility at December 31, 2008 was 7.2% (December 31, 2007 — 11.0%). At December 31, 2008, MEC was not in compliance with a financial covenant contained in the MEC Credit Facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation nor was the MEC Credit Facility repaid when due.

(b)
MEC's wholly-owned subsidiary, The Santa Anita Companies, Inc. ("SAC"), which owns and operates Santa Anita Park, has a $7.5 million revolving loan under its existing credit facility with a U.S. financial institution, which is scheduled to mature on October 31, 2012 (the "SAC Credit Facility"). The SAC Credit Facility must be fully repaid for a period of 60 consecutive days during each year. The SAC Credit Facility is guaranteed by MEC's wholly-owned subsidiary, The Los Angeles Turf Club, Incorporated ("LATC"), and is collateralized by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and SAC, and a pledge of all of the outstanding capital stock of LATC and SAC. Borrowings under the SAC Credit Facility bear interest at the U.S. prime rate. The weighted average interest rate on the borrowings outstanding under the SAC Credit Facility at December 31, 2008 was 3.3% (December 31, 2007 — 7.3%). At December 31, 2008, MEC was not in compliance with a financial covenant contained in the SAC Credit Facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation.

(c)
AmTote had a $3.0 million revolving credit facility with a U.S. financial institution to finance working capital requirements which matured on May 31, 2008 (the "AmTote Credit Facility"), at which time it was fully repaid and terminated. The weighted average interest rate on the borrowings under the AmTote Credit Facility at December 31, 2007 was 7.7%.

MI Developments Inc.      2008    87

11.   DEBT AND COMMITMENTS

(a)
Long-term debt from continuing operations consists of:
		(restated — note 4)
As at December 31,
	2008	2007
Real Estate Business
Mortgage bearing interest at 8.0% per annum with a maturity date of January 2009. The mortgage is repayable in equal blended monthly payments of Cdn. $49 thousand and is collateralized by the underlying property.	$3,154	$4,188
Mortgage bearing interest at 8.1% per annum with a maturity date of January 2011. The mortgage is repayable in equal blended monthly payments of Cdn. $35 thousand and is collateralized by the underlying property.	2,218	2,946

	5,372	7,134

MEC
Term loan facility, bearing interest at LIBOR plus 2.0% per annum (set at 5.5% at December 31, 2008; set at 7.2% at December 31, 2007) with a maturity date of October 31, 2012. At December 31, 2008, the term loan was fully drawn and is repayable in monthly principal payments of $375 thousand until maturity. The term loan is guaranteed by LATC and is collateralized by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and SAC, and a pledge of all of the outstanding capital stock of LATC and SAC. The term loan contains cross-default provisions with the MEC Credit Facility (note 10). At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	61,875	66,375

50% proportionate interest in a leasehold mortgage facility, net of unamortized financing costs, of The Village at Gulfstream Park, LLC joint venture (notes 13(d) and 24(o)) with a maturity date of August 28, 2009 (with up to two one-year extensions subject to certain covenants and project completion levels being achieved), bearing interest at LIBOR plus 1.6% per annum (set at 3.0% at December 31, 2008; set at 6.8% at December 31, 2007). The leasehold mortgage facility is collateralized by a first priority lien on the joint venture's leasehold interest in the land (under a ground lease from MEC) and construction in progress, assignment of leases and rents from tenants of the joint venture and a guaranty by Forest City.	22,125	5,935
Capital lease (imputed interest rate of 8.5%) maturing April 1, 2027, collateralized by buildings and improvements at Lone Star Park at Grand Prairie. The capital lease obligation is repayable in monthly principal and interest payments of $121 thousand until December 31, 2011. Thereafter, principal and interest payments increase by 10% at the end of each five-year period until maturity.	15,230	15,380

88    MI Developments Inc.      2008

Term loan facility with a maturity date of December 1, 2013, bearing interest at LIBOR plus 2.6% per annum (set at 4.5% at December 31, 2008; set at 7.3% at December 31, 2007). The term loan is repayable in escalating quarterly principal and interest payments until December 1, 2013, at which time the remaining balance of $2.4 million is due. The loan is collateralized by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC. At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	$5,771	$6,343

Revolving term loan facility of up to $4.5 million (amended in 2008 from up to $7.7 million at December 31, 2007), bearing interest at LIBOR plus 2.6% per annum (set at 4.5% at December 31, 2008). The revolving term loan matures on December 1, 2013, permits the prepayment of the outstanding principal without penalty and is collateralized by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC. At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	4,066	—

Term loan facility, bearing interest at 7.7% per annum, with a maturity date of June 7, 2017. On June 7, 2012, the interest rate will be reset to the market rate for a U.S. Treasury security of an equivalent term plus 2.6%. The term loan is repayable in escalating quarterly principal and interest payments until maturity and is callable on December 31, 2011. The term loan is collateralized by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC. At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	2,770	3,053
Term loan facility of $4.2 million, bearing interest at LIBOR plus 3.0% per annum (set at 4.7% at December 31, 2008; set at 8.0% at December 31, 2007), repayable in monthly principal amounts of $81 thousand until maturity, at which time the remaining balance of $1.9 million is due. The term loan facility matures on May 30, 2009 (amended in 2008 from May 11, 2011) and is collateralized by a first charge on AmTote's assets and a pledge of the stock of AmTote.	2,335	3,301

MI Developments Inc.      2008    89

Equipment loan facility of up to $10.0 million to finance up to 80% of eligible capital costs related to AmTote's tote service contracts, bearing interest at LIBOR plus 3.0% per annum (set at 5.5% at December 31, 2008; set at 8.2% at December 31, 2007), with monthly principal amounts of $47 thousand until maturity, at which time the remaining balance of $2.0 million is due. The equipment loan matures on May 30, 2009 (amended in 2008 from May 11, 2012) and is collateralized by a first charge on AmTote's assets and a pledge of the stock of AmTote.	$2,283	$1,974
Equipment loans of various subsidiaries with interest rates ranging from 4.9% to 7.0%.	120	328
Bank term loan of up to 3.5 million euros (amended in 2008 from up to 4.0 million euros at December 31, 2007), bearing interest at the Euro Overnight Index Average ("EURONIA") rate plus 3.8% per annum (amended in 2008 from EURONIA plus 3.0% per annum which was set at 6.6% at December 31, 2007). This bank term loan was fully repaid when the facility expired on July 31, 2008.	—	3,580

	116,575	106,269

Consolidated total debt	121,947	113,403
Less: amount due within one year	(104,774)	(11,142)

Consolidated long-term debt	$17,173	$102,261

  Long-term debt from discontinued operations consists of:

As at December 31,	2008	2007
MEC
Term loan facility of 15.0 million euros, bearing interest at the three-month European Interbank Offered Rate ("EURIBOR") plus 2.5% per annum (amended in 2008 from EURIBOR plus 2.0% per annum — set at 7.3% at December 31, 2008; set at 6.8% at December 31, 2007) and collateralized by a first and second mortgage on land in Austria owned by a European subsidiary of MEC. At December 31, 2008, the term loan is fully drawn and is repayable in two instalments of 2.5 million euros and 3.5 million euros, due on June 30, 2009 and December 31, 2009, respectively (amended in 2008 from the previous requirement that the term loan facility be fully repaid by December 31, 2008).	$8,367	$22,073
Subordinated mortgage note payable, which bore interest at 8.0% per annum and was fully repaid on July 16, 2008 with the sale of Great Lakes Downs (note 4(b)(i)).	—	138

	8,367	22,211
Less: amount due within one year	(8,367)	(22,096)

	$—	$115

  The overall weighted average interest rate on these long-term debt agreements at December 31, 2008 was 5.6% (December 31, 2007 — 7.3%).

90    MI Developments Inc.      2008

(b)
Future principal and interest repayments on long-term debt included in note 11(a) at December 31, 2008 are as follows:
	Real Estate Business		MEC Continuing Operations		MEC Discontinued Operations
	Principal	Interest	Principal	Interest	Principal	Interest	Total
2009	$3,309	$211	$101,786	$1,836	$8,367	$482	$115,991
2010	200	146	222	1,275	—	—	1,843
2011	1,863	—	194	1,258	—	—	3,315
2012	—	—	362	1,235	—	—	1,597
2013	—	—	394	1,203	—	—	1,597
Thereafter	—	—	13,937	9,928	—	—	23,865

	$5,372	$357	$116,895	$16,735	$8,367	$482	$148,208

(c)
Included within the schedule of future principal repayments of long-term debt in note 11(b) are obligations incurred by MEC under capital leases. Future minimum annual lease payments under the capital leases in effect at December 31, 2008 are as follows:
2009	$1,452
2010	1,452
2011	1,452
2012	1,597
2013	1,597
Thereafter	23,866

Total lease payments	31,416
Less: capital lease minimum payments representing interest	(16,186)

Present value of lease payments	$15,230

(d)
The Company's net interest expense, including interest expense on bank indebtedness (note 10), the senior unsecured debentures and note obligations (note 12) and MEC's loan facilities with the MID Lender (note 23), is comprised as follows:
		(restated — note 4)
Year ended December 31,
	2008	2007	2006
Real Estate Business
Gross interest cost	$16,004	$15,890	$14,989
Less: interest capitalized	(833)	(458)	(582)

Interest expense	15,171	15,432	14,407
Interest income	(4,976)	(7,367)	(4,000)

Interest expense, net	10,195	8,065	10,407

MEC
Gross interest cost	77,208	54,302	63,030
Less: interest capitalized	(1,108)	(623)	(2,633)

Interest expense	76,100	53,679	60,397
Interest income	(630)	(1,763)	(2,071)

Interest expense, net	75,470	51,916	58,326

Eliminations (note 23)	(39,963)	(20,990)	(27,700)

Consolidated	$45,702	$38,991	$41,033

  Interest capitalized relates to real estate properties under development.

MI Developments Inc.      2008    91

  Gross interest cost consists of the following:

		(restated — note 4)
Year ended December 31,
	2008	2007	2006
Real Estate Business
Interest on indebtedness initially incurred for a term of more than one year	$15,970	$15,867	$14,989
Other interest	34	23	—

	16,004	15,890	14,989

MEC
Interest on indebtedness initially incurred for a term of more than one year	50,160	49,859	60,652
Other interest	27,048	4,443	2,378

	77,208	54,302	63,030

Eliminations (note 23)	(39,963)	(21,087)	(28,831)

Consolidated	$53,249	$49,105	$49,188

  Consolidated interest paid in cash for the year ended December 31, 2008 was $44.4 million (2007 — $49.2 million; 2006 — $44.2 million).

12.   DEBENTURES AND NOTE OBLIGATIONS

(a)   Real Estate Business — Senior Unsecured Debentures

  On December 22, 2004, MID issued Cdn. $265.0 million of 6.05% senior unsecured debentures (the "Debentures") due December 22, 2016, at a price of Cdn. $995.70 per Cdn. $1,000.00 of principal amount. The Debentures rank equally with all of MID's existing and future senior unsecured indebtedness.

  The Debentures are redeemable, in whole or in part, at MID's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a Debenture, a price equal to the price which, if the Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 42.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of December 22, 2016. At December 31, 2008, all the Debentures remained outstanding.

  Interest on the Debentures is payable in Canadian dollars on a semi-annual basis. The unamortized portion of the $3.1 million of expenses incurred in connection with the issuance of the Debentures is presented as a reduction of the carrying amount on the Company's consolidated balance sheets. These costs, together with the discount in the issue price of the Debentures of Cdn. $1.1 million, are being accreted into the carrying value of the Debentures over the term to maturity with a corresponding charge to interest expense.

(b)   MEC — Convertible Subordinated Notes

  MEC's convertible subordinated notes are presented in the consolidated balance sheets as follows:

As at December 31,	2008	2007
Note obligation due within one year, net	$73,726	$—
Note obligations, net	146,292	216,050
Minority interest	14,615	14,615

92    MI Developments Inc.      2008

  In December 2002, MEC issued $75.0 million of 7.25% convertible subordinated notes due December 15, 2009 at par. The unsecured notes have been convertible at any time at the option of the holder into shares of MEC Class A Stock at a conversion price of $170.00 per share (adjusted from $8.50 per share as a result of MEC's reverse stock split — see note 24(r)), subject to adjustment under certain circumstances. Since December 21, 2005 (subject to certain restrictions relating to the closing price of MEC Class A Stock until December 15, 2007), the notes have been redeemable, in whole or in part, at MEC's option. At December 31, 2008, all of the notes remained outstanding.

  In June 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes due June 15, 2010 at par. The unsecured notes have been convertible at any time at the option of the holder into shares of MEC Class A Stock at a conversion price of $141.00 per share (adjusted from $7.05 per share as a result of MEC's reverse stock split — see note 24(r)), subject to adjustment under certain circumstances. Since June 2, 2006, the notes have been redeemable, in whole or in part, at MEC's option, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring before June 2, 2008, the closing price of MEC Class A Stock must have exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2008, all of the notes remained outstanding.

  Interest on these subordinated notes is payable on a semi-annual basis. The value assigned to the holders' conversion option of these subordinated notes at the time the notes were issued is included in MEC's equity. Accordingly, such amount is classified in "minority interest" in the Company's consolidated balance sheets as at December 31, 2008 and 2007.

  The aggregate $1.4 million unamortized portion of the aggregate $7.8 million of expenses incurred in connection with the issuance of MEC's convertible subordinated notes is presented as a reduction of the carrying amount on the Company's consolidated balance sheets. These costs are being accreted into the carrying value of the convertible subordinated notes over the term to maturity with a corresponding charge to interest expense.

13.   OTHER ASSETS AND LIABILITIES

(a)
Racing licences consist of:
For the year ended December 31,	2008	2007
MEC
Balance, beginning of year
MJC	$47,795	$47,795
Lone Star Park	34,357	34,357
Golden Gate Fields	27,716	27,716

	109,868	109,868

Write-down of racing licences during the year (note 5(i))
MJC	(47,795)	—
Lone Star Park	(34,357)	—
Golden Gate Fields	(27,716)	—

	(109,868)	—

Balance, end of year	$—	$109,868

MI Developments Inc.      2008    93

(b)
Other assets consist of:
As at December 31,	2008	2007
Real Estate Business
Long-term receivables	$558	$848
Deferred leasing costs	540	—
Other	12	31

	1,110	879

MEC
Deposits	2,500	—
Deferred development costs	1,970	1,369
Long-term receivables	—	379
Other	4,469	4,238

	8,939	5,986

Consolidated	$10,049	$6,865

(c)
Other long-term liabilities consist of:
As at December 31,	2008	2007
MEC
Obligation under joint venture arrangement (note 24(o))	$7,500	$7,500
Fair value of interest rate swaps (note 21(c))	3,162	1,315
Deferred revenue	2,772	3,092
Postretirement and pension liabilities (note 18)	1,945	1,758
Deferred sales proceeds (note 4(c))	1,823	3,836
Other	698	669

	$17,900	$18,170

(d)
The following table summarizes MEC's ownership interest percentages in joint ventures:
Year ended December 31,	2008	2007	2006
The Village at Gulfstream Park, LLC (note 24(o))	50%	50%	50%
Santa Anita Associates, LLC (note 24(p))	50%	50%	50%
TrackNet Media Group, LLC (note 24(m))	50%	50%	—
HRTV, LLC (note 24(m))	50%	50%	—
Racing World Limited	42%	41% – 42%	40% – 43%
Amtote (note 4)	—	—	30%

94    MI Developments Inc.      2008

  The following tables present the major components of MEC's proportionate interest (before minority interest impact) in the results of operations, assets and liabilities of joint ventures included in the consolidated basis using the proportionate consolidation method:

Year ended December 31,	2008	2007	2006
Revenues	$3,912	$2,139	$8,784
Costs and expenses	6,968	5,219	8,431

	(3,056)	(3,080)	353
Depreciation and amortization	29	12	705
Interest income, net	(14)	(15)	(213)

Loss before income taxes	(3,071)	(3,077)	(139)
Income tax expense	4	6	263

	$(3,075)	$(3,083)	$(402)

Year ended December 31,	2008	2007	2006
Cash provided by (used in) operating activities	$(12,208)	$(1,827)	$1,631
Cash used in investing activities	(15,531)	(10,399)	(7,685)
Cash provided by financing activities (i)	28,229	12,650	5,056

Net increase (decrease) in cash during the year	490	424	(998)
Cash, beginning of year	522	98	1,096

Cash, end of year	$1,012	$522	$98

(i)
For the year ended December 31, 2008, cash provided by financing activities includes capital contributions by MEC of $12.0 million (2007 — $6.2 million; 2006 — $5.1 million), which is excluded from MEC's "net cash flows provided by (used in) continuing operations" on the consolidated statement of cash flows.
As at December 31,	2008	2007
ASSETS
Current assets:
Cash	$1,012	$522
Other current assets	810	414

	1,822	936

Restricted cash	9,651	—
Real estate properties, net	52,845	27,789
Other non-current assets	706	210

	63,202	27,999

	$65,024	$28,935

LIABILITIES
Current liabilities:
Long-term debt due within one year (note 11(a))	$22,125	$—
Other current liabilities	9,620	1,995

	31,745	1,995

Long-term debt (note 11(a))	—	5,935
Other long-term liabilities (note 24(o))	7,500	7,500

	7,500	13,435

	$39,245	$15,430

MI Developments Inc.      2008    95

14.   SHARE CAPITAL

The Company's two classes of outstanding share capital are Class A Subordinate Voting Shares and Class B Shares. On matters presented for shareholder vote, holders of Class A Subordinate Voting Shares are entitled to one vote per share while holders of Class B Shares are entitled to 500 votes per share. The Company's articles provide that holders of Class B Shares are entitled to convert such shares into Class A Subordinate Voting Shares on a one-to-one basis.

The Company's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value.

Changes in Class A Subordinate Voting Shares and Class B Shares for the years ended December 31, 2008 and 2007 are shown in the following table:

	Class A Subordinate Voting Shares		Class B Shares		Total
	Number	Stated Value	Number	Stated Value	Number	Stated Value
Shares issued and outstanding, December 31, 2006	47,782,908	$1,559,476	547,413	$17,866	48,330,321	$1,577,342
Issued on exercise of stock options	38,456	1,303	—	—	38,456	1,303
Shares purchased for cancellation	(1,660,800)	(54,205)	—	—	(1,660,800)	(54,205)

Shares issued and outstanding, December 31, 2007 and 2008	46,160,564	$1,506,574	547,413	$17,866	46,707,977	$1,524,440

Pursuant to the terms of a normal course issuer bid program for which the Company received approval from the TSX on September 29, 2006, the Company was authorized, from October 4, 2006 to October 3, 2007, to purchase for cancellation, through the facilities of the TSX and the New York Stock Exchange ("NYSE"), up to 3,257,895 Class A Subordinate Voting Shares, being 10% of the Public Float, as such term is defined by the TSX.

Pursuant to the terms of a normal course issuer bid program for which the Company received approval from the TSX on October 2, 2007, the Company was authorized, from October 8, 2007 to October 7, 2008, to purchase for cancellation, through the facilities of the TSX and the NYSE, up to 2,531,354 Class A Subordinate Voting Shares, being 10% of the Public Float.

During the year ended December 31, 2007, the Company purchased an aggregate of 1,660,800 Class A Subordinate Voting Shares for cancellation under these programs for cash consideration of $52.1 million (Cdn. $31.13 per share on a weighted average basis). The Company's historical Canadian carrying value of the shares purchased for cancellation in excess of the purchase price was $24.5 million, which has been credited to "contributed surplus" (note 15). The aggregate amount of the purchase price and the amount credited to "contributed surplus", in excess of the Company's U.S. historical reported carrying value of these shares purchased for cancellation, was $22.4 million, and has been charged to "accumulated other comprehensive income" (note 16).

The price that MID paid for shares purchased pursuant to the bids was the market price at the time of acquisition. No shares were purchased for cancellation in 2008.

96    MI Developments Inc.      2008

15.   CONTRIBUTED SURPLUS

Changes in the Company's contributed surplus are shown in the following table:

Year ended December 31,	2008	2007
Contributed surplus, beginning of year	$27,517	$2,667
Carrying value of shares purchased for cancellation in excess of purchase price (note 14)	—	24,487
Stock-based compensation	662	608
Transfer to share capital on exercise of stock options	—	(245)

Contributed surplus, end of year	$28,179	$27,517

16.   ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in the Company's accumulated other comprehensive income are shown in the following table:

Year ended December 31,	2008	2007
Accumulated other comprehensive income, beginning of year	$241,939	$166,553
Change in fair value of interest rate swaps, net of taxes and minority interest	(582)	(584)
Foreign currency translation adjustment, net of minority interest (i)	(88,483)	106,043
Reversal of foreign currency translation gain related to shares purchased for cancellation (note 14)	—	(22,354)
Recognition of foreign currency translation loss (gain) in net income (loss) (ii)	105	(7,719)

Accumulated other comprehensive income, end of year (iii)	$152,979	$241,939

(i)
During the years ended December 31, 2008 and 2007, the Company reported unrealized foreign currency translation gains and losses related to its self-sustaining operations having functional currencies other than the U.S. dollar. The loss in the year ended December 31, 2008 is primarily due to the weakening of the euro and the Canadian dollar against the U.S. dollar. The gain in the year ended December 31, 2007 is primarily due to the strengthening of the euro and the Canadian dollar against the U.S. dollar.

(ii)
Included in the Real Estate Business' "other gains (losses), net" for the year ended December 31, 2008 is a $0.1 million currency translation loss (2007 — $7.7 million gain) realized from capital transactions that gave rise to a reduction in the net investment in foreign operations.

(iii)
Accumulated other comprehensive income consists of:
As at December 31,	2008	2007
Foreign currency translation adjustment, net of minority interest	$153,991	$242,369
Fair value of interest rate swaps, net of taxes and minority interest	(1,012)	(430)

	$152,979	$241,939

17.   STOCK-BASED COMPENSATION PLANS

(a)   MID

  On August 29, 2003, the Board approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. Amendments to the MID Plan were approved by the Company's shareholders at the May 11, 2007 Annual and Special Meeting, and became effective on June 6, 2007. At December 31, 2008, a maximum of 2.61 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

MI Developments Inc.      2008    97

  MID has granted stock options to certain directors and officers to purchase MID's Class A Subordinate Voting Shares. Such options have generally been granted with 1/5th of the options vesting on the date of grant and the remaining options vesting over a period of four years at a rate of 1/5th on each anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options. A reconciliation of the changes in stock options outstanding is presented below:

	2008		2007		2006
	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)
Outstanding, beginning of year	516,544	35.09	465,000	36.08	390,000	33.49
Granted	—	—	125,000	32.21	175,000	40.94
Exercised	—	—	(38,456)	32.19	(40,000)	32.79
Cancelled or forfeited	(22,000)	40.98	(35,000)	41.17	(60,000)	35.62

Outstanding, end of year	494,544	34.83	516,544	35.09	465,000	36.08

  The following table provides further detail with respect to options outstanding and exercisable at December 31, 2008:

Options Outstanding			Options Exercisable
Number	Exercise Price (Cdn. $)	Weighted Average Remaining Life in Years	Number	Exercise Price (Cdn. $)	Weighted Average Remaining Life in Years
155,000	31.85	4.7	155,000	31.85	4.7
125,000	32.21	8.7	80,000	32.21	8.7
96,544	35.62	6.0	96,544	35.62	6.0
18,000	39.12	4.0	16,000	39.12	3.6
100,000	41.17	7.8	60,000	41.17	7.8

494,544	34.83	6.6	407,544	34.47	6.2

  Subsequent to year-end, 8 thousand stock options with an exercise price of Cdn. $39.12 were cancelled.

  The Company estimates the fair value of stock options granted at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of freely traded options, which are fully transferable and have no vesting restrictions. In addition, this model requires the input of subjective assumptions, including expected dividend yields, future stock price volatility and expected time until exercise. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. Because the Company's outstanding stock options have characteristics that are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide the only measure of the fair value of the Company's stock options.

98    MI Developments Inc.      2008

The weighted average assumptions used in determining the fair value of the MID stock options granted are shown in the table below:

Year ended December 31,	2008	2007	2006
Risk-free interest rate	—	4.3%	3.8%
Expected dividend yield	—	1.92%	1.65%
Expected volatility of MID's Class A Subordinate Voting Shares	—	18.9%	19.6%
Weighted average expected life (years)	—	4.0	3.9
Weighted average fair value per option granted	—	$5.51	$6.41

  At December 31, 2008, the total unrecognized compensation expense related to the outstanding stock options is $0.2 million, which is expected to be recognized as an expense over a period of 2.7 years.

  Effective November 3, 2003, MID established a Non-Employee Director Share-Based Compensation Plan (the "DSP"), which provides for a deferral of up to 100% of each outside director's total annual remuneration from the Company, at specified levels elected by each director, until such director ceases to be a director of the Company. The amounts deferred are reflected by notional DSUs that have a value equal to the market price of the Company's Class A Subordinate Voting Shares at the time that the particular payment(s) to the director is determined. The value of a DSU will appreciate or depreciate with changes in the market price of the Class A Subordinate Voting Shares. The DSP also takes into account any dividends paid on the Class A Subordinate Voting Shares. Effective January 1, 2005, all directors were required to receive at least 50% of their Board and Committee compensation fees (excluding Special Committee fees, effective January 1, 2006) in DSUs. On January 1, 2008, the DSP was amended such that this 50% minimum requirement is only applicable to Board retainer fees. Under the DSP, when a director leaves the Board, the director receives a cash payment at an elected date equal to the value of the accrued DSUs at such date. There is no option under the DSP for directors to receive Class A Subordinate Voting Shares in exchange for DSUs. A reconciliation of the changes in DSUs outstanding is presented below:

Year ended December 31,	2008	2007	2006
Outstanding, beginning of year	41,452	27,319	23,092
Granted	39,496	14,133	15,942
Redeemed	—	—	(11,715)

Outstanding, end of year	80,948	41,452	27,319

  During the year ended December 31, 2006, 11,715 DSUs were redeemed by a former director for $0.4 million. Subsequent to year-end, 11,245 DSUs were redeemed by two directors who left the Board in 2008, for aggregate cash proceeds of $83 thousand.

  During the year ended December 31, 2008, the Real Estate Business recognized net stock-based compensation expense of $0.1 million (2007 — $0.8 million; 2006 — $1.4 million), which includes a $0.6 million recovery (2007 — $0.2 million expense; 2006 — $0.6 million expense) pertaining to DSUs.

(b)   MEC

  During 2008, MEC completed a reverse stock split whereby every 20 shares of MEC Class A Stock and MEC Class B Stock have been consolidated into one share of MEC Class A Stock and MEC Class B Stock, respectively (note 24(r)). In addition, the number of, and exercise price for, all MEC stock options were adjusted to reflect the 1:20 consolidation. Accordingly, all of the disclosures below pertaining to MEC's long-term incentive plan, performance share awards and options to purchase shares have been restated for all retroactive periods to reflect the effect of the reverse stock split.

MI Developments Inc.      2008    99

  MEC has a Long-term Incentive Plan (the "MEC Plan"), adopted in 2000 and amended in 2007, which allows for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to MEC's directors, officers, employees, consultants, independent contractors and agents. A maximum of approximately 440 thousand shares of MEC Class A Stock are available to be issued under the MEC Plan, of which approximately 390 thousand are available for issuance pursuant to stock options and tandem stock appreciation rights and approximately 50 thousand are available for issuance pursuant to any other type of award under the MEC Plan.

  Under a 2005 incentive compensation program (the "MEC Program"), MEC awarded performance shares of MEC Class A Stock to certain of MEC's officers and key employees. The number of shares of MEC Class A Stock underlying the performance share awards was based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the MEC Program was approved by the Compensation Committee of MEC's Board of Directors. The performance share awards vested over a six or eight month period to December 31, 2005 and were distributed, subject to certain conditions, in two equal instalments. The first distribution date occurred in March 2006 and the second distribution date occurred in March 2007.

  For 2006, MEC continued the MEC Program as described in the preceding paragraph. The program was similar in all respects except that the performance shares granted in 2006 vested over a 12-month period to December 31, 2006 and were distributed, subject to certain conditions, prior to March 31, 2007.

  At December 31, 2005, there were 9,974 performance share awards vested with a weighted average grant-date market value of either $125.20 or Cdn. $152.20 per share and no non-vested performance share awards. During the year ended December 31, 2006, 8,128 performance share awards were granted with a weighted average grant-date market value of either $136.00 or Cdn. $152.60 per share, 6,669 performance share awards were issued with a stated value of $0.8 million, and 2,372 performance share awards were forfeited. At December 31, 2006, there were 9,061 vested performance share awards outstanding, of which 8,737 performance share awards were issued during the year ended December 31, 2007 with a stated value of $0.6 million, and 324 performance share awards were forfeited. Accordingly, there were no performance share awards remaining to be issued, nor any related unrecognized compensation expense, subsequent to December 31, 2007. MEC did not continue its performance share award program subsequent to 2006.

  During the year ended December 31, 2008, MEC issued 21,698 (2007 — 2,048; 2006 — 1,294) shares of MEC Class A Stock with a stated value of $0.2 million (2007 — $0.2 million; 2006 — $0.2 million) to MEC's directors in payment of services rendered. As a result, the Company recognized a dilution loss of $0.4 million (included in MEC's "other gains (losses), net") in the year ended December 31, 2008 (2007 — nominal gain).

100    MI Developments Inc.      2008

  MEC grants stock options ("MEC Stock Options") to certain directors, officers, key employees and consultants to purchase shares of MEC Class A Stock. All MEC Stock Options give the grantee the right to purchase MEC Class A Stock at a price no less than the fair market value of such stock at the date of grant. Generally, MEC Stock Options under the MEC Plan vest over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by MEC with each recipient of MEC Stock Options. A reconciliation of the changes in MEC Stock Options outstanding is presented below:

	2008		2007		2006
	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $
Outstanding, beginning of year	247,500	116.40	245,250	121.60	241,375	122.80
Granted	—	—	19,500	64.00	10,000	105.00
Forfeited or expired	(10,550)	112.35	(17,250)	133.60	(6,125)	139.20

Outstanding, end of year	236,950	116.55	247,500	116.40	245,250	121.60

  The following table provides further detail with respect to MEC Stock Options outstanding and exercisable at December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Price $	Number	Weighted Average Exercise Price $	Weighted Average Remaining Life in Years	Number	Weighted Average Exercise Price $	Weighted Average Remaining Life in Years
55.60 – 78.20	22,000	63.30	6.1	13,300	68.34	4.4
96.40 – 127.50	186,750	119.86	1.7	184,650	119.86	1.6
134.00 – 140.00	28,200	136.17	4.7	26,185	136.22	4.5

55.60 – 140.00	236,950	116.55	2.4	224,135	118.71	2.1

  The fair value of MEC Stock Options granted is estimated at the date of grant using the Black-Scholes option valuation model, which requires the use of subjective assumptions and may not necessarily provide the only measure of the fair value of MEC's stock options (as described further in note 17(a)). The weighted average assumptions used in determining the fair value of the MEC Stock Options granted is shown in the table below.

Year ended December 31,	2008	2007	2006
Risk-free interest rate	—	4.2%	4.4%
Expected dividend yield	—	—	—
Expected volatility of MEC Class A Stock	—	55.9%	51.0%
Weighted average expected life (years)	—	5.0	4.0
Weighted average fair value per option granted	—	$27.20	$45.20

  At December 31, 2008, the total unrecognized compensation expense related to the MEC Stock Options is $0.2 million, which is expected to be recognized as an expense over a period of 2.7 years.

  During the year ended December 31, 2008, MEC recognized total stock-based compensation expense of $0.3 million (2007 — $1.4 million; 2006 — $2.4 million) relating to performance share awards, director compensation and stock options under the MEC Plan.

MI Developments Inc.      2008    101

18.   EMPLOYEE BENEFIT PLANS

Employee Defined Benefit Pension Plans

MEC's Santa Anita Park racetrack has a pension plan that consists of a non-contributory defined benefit retirement plan for year-round employees who are at least 21 years of age, have one or more years of service and are not covered by collective bargaining agreements. Plan assets consist of a group of annuity contracts with a life insurance company. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with U.S. federal requirements that are imposed by law.

MEC's wholly-owned subsidiary, AmTote (note 4(a)), sponsors two pension plans for union employees. Retirement benefits for the pension plans are funded entirely by AmTote. Normal retirement for one of the pension plans is age 65 with at least 30 years of service and normal retirement for the other pension plan is age 65 with at least five years of service. Funding requirements comply with U.S. federal requirements that are imposed by law.

MEC's net periodic pension cost includes the following components:

Year ended December 31,	2008	2007	2006
Service cost	$610	$624	$588
Interest cost on projected benefit obligation	995	982	837
Actual loss (return) on plan assets	2,879	(1,144)	(1,159)
Actual return on plan assets in excess (shortfall) of expected return on plan assets	(3,892)	24	352
Settlements	263	(27)	—
Amortization of past service cost	—	—	18
Amortization of actuarial losses	2	—	87

Net periodic pension cost	$857	$459	$723

The following tables provide a reconciliation of benefit obligation, plan assets and funded status of the plans:

Year ended December 31,	2008	2007	2006
Benefit obligation:
Benefit obligation, beginning of year	$18,577	$19,067	$14,592
Plans acquired through acquisition of AmTote	—	—	4,971
Service cost	610	624	588
Interest cost	995	982	837
Benefits paid	(648)	(682)	(643)
Actuarial gains	(2,710)	(939)	(993)
Settlements	(1,463)	(475)	(285)

Benefit obligation, end of year	15,361	18,577	19,067

Plan assets:
Fair value of plan assets, beginning of year	16,857	16,353	11,349
Plans acquired through acquisition of AmTote	—	—	4,091
Actual return (loss) on plan assets	(2,879)	1,144	1,159
Company contributions	615	517	682
Benefits paid	(648)	(682)	(643)
Settlements	(1,663)	(475)	(285)

Fair value of plan assets, end of year	12,282	16,857	16,353

Unfunded status of plan	(3,079)	(1,720)	(2,714)
Unamortized actuarial loss	1,525	408	1,343

Net pension liability	$(1,554)	$(1,312)	$(1,371)

Accumulated benefit obligation	$15,118	$16,446	$16,928

102    MI Developments Inc.      2008

The net pension liability is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheets at December 31, 2008 and 2007.

Assumptions used in determining the unfunded status of MEC's defined benefit pension plans are as follows:

	2008	2007	2006
Weighted average discount rate	6.5%	5.5% – 6.5%	5.0% – 6.5%
Weighted average rate of increase in compensation levels	2.0%	4.0%	4.0%
Expected long-term rate of return on plan assets	6.0% – 8.0%	6.5% – 8.5%	6.0% – 9.0%

The expected long-term rate of return on plan assets was determined by considering the plans' current investment mix and the historical and expected future performance of such investment categories.

The actuarial valuation date, measurement date and related assumptions for the funded status of MEC's defined benefit pension plans are as of December 31.

The asset allocation for MEC's defined benefit pension plans is as follows:

As at December 31,	2008	2007
Debt securities	64%	49%
Equity securities	35%	48%
Real estate	1%	3%

Postretirement Benefit Plan

MEC's wholly-owned subsidiary, AmTote (note 4(a)), also sponsors a postretirement group medical plan for Tier 1 union employees who retire after the age of 53 with at least 13 years of service. The coverage terminates at age 65. For union plan participants who retired prior to September 1, 1994, coverage is fully provided by AmTote, whereas union plan participants retiring subsequent to September 1, 1994 are required to make certain contributions to obtain coverage. For Tier 1 employees retiring between April 15, 2004 and June 30, 2006, the coverage was replaced by employer contributions towards the cost of private insurance. For Tier 1 employees retiring after June 30, 2006, postretirement group medical coverage is not available.

MEC's net periodic benefit recovery for the year ended December 31, 2008 was $19 thousand (2007 — cost of $27 thousand; 2006 — cost of $77 thousand). At December 31, 2008, the plan had a benefit obligation and accumulated benefit obligation of $223 thousand (December 31, 2007 — $407 thousand), a fair value of plan assets of nil (December 31, 2007 — nil) and an unamortized actuarial gain of $168 thousand (December 31, 2007 — $39 thousand) resulting in a net pension liability of $391 thousand (December 31, 2007 — $446 thousand), which is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheets.

Other Employee Benefit Plans

MEC also participates in several multi-employer benefit plans on behalf of its employees who are union members. MEC's contributions to these plans were $5.1 million for the year ended December 31, 2008 (2007 — $5.1 million; 2006 — $4.9 million). The data available from administrators of the multi-employer pension plans is not sufficient to determine the accumulated benefit obligations, nor the net assets attributable to the multi-employer plans in which MEC employees participate. Therefore, the contributions are expensed as paid under defined contribution accounting.

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Until December 25, 2007, The Meadows (note 4(c)) participated in a multi-employer defined benefit pension plan for which the pension plan's total vested liabilities exceeded the plan's assets. The New Jersey Sports & Exposition Authority previously withdrew from the pension plan effective November 1, 2007. As the only remaining participant in the pension plan, The Meadows withdrew from the pension plan effective December 25, 2007, which constituted a mass withdrawal. Based on allocation information provided by the plan, the estimated withdrawal liability of The Meadows is approximately $6.2 million. This liability may be satisfied by annual payments of approximately $0.3 million. As part of the indemnification obligations provided for in the Meadows Holdback Note (note 4(c)), the mass withdrawal liability that has been triggered as a result of The Meadows' withdrawal from the plan will be set-off against the amount owing to MEC under the Meadows Holdback Note.

MEC offers various 401(k) plans (the "MEC 401(k) Plans") to provide retirement benefits for employees. All MEC employees who meet certain eligibility requirements are able to participate in the MEC 401(k) Plans. Discretionary matching contributions are determined each year by MEC. MEC contributed $1.3 million to the MEC 401(k) Plans for the year ended December 31, 2008 (2007 — $1.2 million; 2006 — $1.2 million).

Expected Contributions and Future Benefit Payments

The expected contributions and future benefit payments of MEC's defined benefit pension plans and postretirement plan are as follows:

	Defined Benefit Pension Plans	Post- retirement Plan	Total
Expected 2009 employer contributions	$434	$73	$507

2009	$955	$73	$1,028
2010	978	51	1,029
2011	913	41	954
2012	1,139	19	1,158
2013	1,007	20	1,027
2014 – 2018	6,411	33	6,444

Total expected benefit payments	$11,403	$237	$11,640

19.  CAPITAL MANAGEMENT AND LIQUIDITY

The capital resources managed by the Company include:

•
cash and cash equivalents;

•
credit facilities;

•
long-term debt;

•
additional borrowing capacity; and

•
shareholders' equity.

Each of the Company's reportable segments (note 22) has different capital management objectives.

Real Estate Business

The Real Estate Business' objectives when managing capital include ensuring that there are adequate capital resources to sustain operations and maintaining a capital structure that allows the Real Estate Business to take advantage of suitable investment opportunities as they arise. The Real Estate Business monitors its capital based on its ratio of debt to total capitalization, which it regards as a measure of its ability to access additional capital as required.

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The Real Estate Business must also comply with the terms of its debt agreements, including the MID Credit Facility (note 10) and the trust indenture for its Debentures (note 12), which include the following limitations:

•
secured indebtedness not to exceed 15% of net tangible assets;

•
funded debt not to exceed 40% of total capitalization; and

•
total interest coverage of no less than 3:1.

At December 31, 2008, the Real Estate Business' debt to total capitalization was 12% (December 31, 2007 — 15%) and the Real Estate Business was in compliance with all of its covenants. The Real Estate Business' total capitalization at December 31, 2008 was $1.82 billion (December 31, 2007 — $1.86 billion). The outstanding total debt at December 31, 2008 is $221.9 million (December 31, 2007 — $274.7 million), which is comprised of $216.5 million (December 31, 2007 — $267.6 million) of the Debentures and $5.4 million (December 31, 2007 — $7.1 million) of mortgages payable on two properties (note 11). In January 2009, one of the two mortgages payable, with a balance of $3.2 million at December 31, 2008, matured and was repaid in full.

The Real Estate Business generated cash flows from operating activities of $171.8 million in the year ended December 31, 2008 and had cash and cash equivalents of $122.4 million at December 31, 2008.

The Real Estate Business' strategy for managing its liquidity needs includes (i) using its cash resources and cash flows from operating activities, (ii) drawing on the MID Credit Facility if and as needed and (iii) accessing additional capital by issuing debt, equity or a combination of securities as required to finance its operations and capital expenditures. The capital requirements to finance additional acquisition and development activity will depend on the availability of suitable investment opportunities and related funding sources.

MEC

MEC's capital is monitored by its separate Board of Directors and management team based on its level of net debt. MEC must also comply with the terms of its debt agreements. Many of these debt arrangements are obligations of individual MEC business units and require compliance with numerous financial and other covenants. At December 31, 2008, MEC's net debt was $687.8 million (December 31, 2007 — $570.5 million). MID's Real Estate Business has not guaranteed any of MEC's indebtedness.

Under MEC's Chapter 11 process (note 1), MEC's capital management objective is to significantly reduce or eliminate its net debt by generating funds from the sale of assets. In order for MEC to fund its ongoing operations through completion of its Chapter 11 process, MEC has secured a six-month DIP Loan from the Company (note 1). The availability of any further financing, if required, is not yet determinable.

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20.   DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows:
Year ended December 31,		(restated — note 4)
	2008	2007	2006
Real Estate Business
Straight-line rent adjustment	$75	$397	$224
Interest and other income from MEC	(9,034)	(1,132)	(16,505)
Stock-based compensation expense	112	798	1,407
Write-down of long-lived assets	450	—	—
Depreciation and amortization	43,419	41,541	39,225
Gain on disposal of real estate	—	(1,478)	(209)
Future income taxes	1,700	(864)	2,439
Other losses (gains), net	105	(7,719)	(1,921)
Other	373	330	311

	37,200	31,873	24,971

MEC
Stock-based compensation expense	303	1,388	2,393
Depreciation and amortization	45,197	39,390	34,216
Interest expense with MID	—	75	12,167
Amortization of debt issuance costs	12,813	3,907	7,193
Write-down of long-lived and intangible assets	125,778	1,308	1,279
Gain on disposal of business	—	—	(115,193)
Gain on disposal of real estate	(24,462)	(48,776)	(2,883)
Other losses (gains), net	(1,589)	3,463	(195)
Future income taxes	(33,329)	(7,496)	3,119
Minority interest	(97,140)	(42,898)	733
Other	5,298	(4,049)	1,593

	32,869	(53,688)	(55,578)

Eliminations (note 23)	(2,741)	48,196	(1,949)

Consolidated	$67,328	$26,381	$(32,556)

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(b)
Changes in non-cash balances:
Year ended December 31,		(restated — note 4)
	2008	2007	2006
Real Estate Business
Accounts receivable	$4,954	$1,076	$1,265
Loans receivable from MEC, net	17	(380)	619
Prepaid expenses and other	172	(126)	(656)
Accounts payable and accrued liabilities	988	861	(4,652)
Income taxes	(5,870)	5,834	(294)
Deferred revenue	1,663	(584)	(3,667)

	1,924	6,681	(7,385)

MEC
Restricted cash	(696)	797	(7,632)
Accounts receivable	4,288	(2,561)	9,276
Prepaid expenses and other	(4,142)	(1,994)	(455)
Accounts payable and accrued liabilities	(12,062)	5,270	5,484
Income taxes	2,140	2,926	(985)
Loans payable to MID, net	(17)	380	(619)
Deferred revenue	1,775	128	(1,023)

	(8,714)	4,946	4,046

Eliminations (note 23)	250	22	1,539

Consolidated	$(6,540)	$11,649	$(1,800)

21.   FINANCIAL INSTRUMENTS

(a)   Fair Value

  The Company has determined the estimated fair values of its consolidated financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company would realize in a current market exchange. The methods and assumptions used to estimate the fair value of financial instruments are described below.

  Cash and cash equivalents, restricted cash, accounts receivable, bank indebtedness, and accounts payable and accrued liabilities

  Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of their fair value.

  Senior unsecured debentures

  The fair value of the senior unsecured debentures is determined using the quoted market price of the senior unsecured debentures. At the end of fiscal 2008, the fair value of the senior unsecured debentures was approximately $235.5 million.

(b)   Credit Risk

  The Company's consolidated financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable.

  Cash and cash equivalents and restricted cash include short-term investments, such as commercial paper, which are only invested in governments and corporations with a minimum credit rating of A- (based on Standard and Poor's ("S&P") rating scale) or A3 (based on Moody's Investor Services' rating

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  scale). Credit concentration risk is further reduced by limiting the amount that is invested in any one government or corporation. The Company does not have investments in asset-backed commercial paper.

  Substantially all of the Real Estate Business' revenue is from Magna. Magna has an investment-grade credit rating from S&P and Dominion Bond Rating Service, which mitigates the Company's credit concentration risk.

  MEC, in the normal course of business, settles wagers for racetracks that it does not operate or manage and is thereby exposed to credit risk. However, these receivables are generally not a significant portion of the Company's total assets and are comprised of a large number of accounts. At December 31, 2008, MEC's "accounts receivable" included on the Company's consolidated balance sheet are net of an allowance for doubtful accounts of $1.8 million (December 31, 2007 — $1.8 million), which is estimated based on a review of specific customer balances and related historical collection experience. For the year ended December 31, 2008, MEC incurred a bad debt expense of $0.8 million (2007 — $0.9 million).

(c)   Interest Rate Risk

  The Company's consolidated results of operations are primarily exposed to interest rate risk on its credit facilities and MEC's variable-rate long-term debt. Based on the balances of these financial liabilities outstanding as at December 31, 2008, a 50 basis point change in annual interest rates, with all other variables held constant, would have impacted consolidated "interest expense, net" for the year ended December 31, 2008 by approximately $0.6 million.

  The Company is also exposed to interest rate risk on short-term investments with maturities of up to three months from the date of acquisition that are included in "cash and cash equivalents" and "restricted cash" on the Company's consolidated balance sheets. The balance of the Company's short-term investments fluctuates depending on the timing of the Company's operating cash flows, capital expenditures and other liquidity requirements. Assuming the balance of short-term investments at December 31, 2008 were outstanding throughout the entire year then ended, a 50 basis point change in annual interest rates, with all other variables held constant, would have impacted consolidated "interest expense, net" for the year ended December 31, 2008 by approximately $0.5 million.

  MEC occasionally utilizes interest rate swap contracts to hedge exposure to interest rate fluctuations on variable rate debt. At December 31, 2008 and 2007, MEC had four outstanding interest rate swap contracts with a major U.S. financial institution in connection with SAC's term loan facility (note 11). On each of March 1, 2007, April 27, 2007 and July 26, 2007, MEC entered into an interest rate swap contract, with each contract being effective on October 1, 2007 and fixing the rate of interest at 7.0%, 7.1% and 7.2% per annum, respectively, to October 8, 2009 on a notional amount per contract of $10.0 million. Additionally, on October 4, 2007, MEC entered into an interest rate swap contract, with an effective date of October 8, 2009, which fixes the rate of interest at 7.2% per annum to October 31, 2012 on a notional amount of $23.4 million.

  The interest rate swap contracts have been designated as a cash flow hedge of anticipated interest payments under SAC's variable rate debt agreement. Based on interest rates at December 31, 2008, the fair value of MEC's interest rate swaps at December 31, 2008 is a liability of approximately $3.2 million (December 31, 2007 — $1.3 million), which is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheet. For the years ended December 31, 2008, 2007 and 2006, there was no material ineffectiveness related to MEC's cash flow hedges.

  Based on the interest rate swap contracts in place at December 31, 2008, a 50 basis point change in interest rates would have impacted other comprehensive income (loss) (excluding related minority interest and tax effects) for the year ended December 31, 2008 by approximately $0.5 million.

  Approximately $0.4 million after income taxes and minority interest of the amount netted against accumulated other comprehensive income (note 16) at December 31, 2008 in relation to these interest rate swaps is estimated to be reclassified to the consolidated statement of income (loss) during the year ending December 31, 2009.

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(d)   Currency Risk

  The Company is structured such that its foreign operations are self-sustaining. As a result, the Company's currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Real Estate Business' corporate operations, which utilize the Canadian dollar as the functional currency, have exposure to U.S. dollar and euro denominated financial assets and liabilities. Similarly, MEC's operations, which utilize the U.S. dollar as the functional currency, have exposure to Canadian dollar denominated financial assets and liabilities. Based on the balance of these financial instruments at December 31, 2008, a 10% change in exchange rates between the Canadian dollar and the relevant currencies at December 31, 2008 would not have had a material impact on the Company's consolidated net loss for the year ended December 31, 2008.

  The Company periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. At December 31, 2008, the Company held one foreign exchange forward contract to purchase 4.2 million euros and sell $5.6 million. This contract matures on March 16, 2009 and was entered into by a wholly-owned subsidiary of the Real Estate Business with a U.S. dollar functional currency to mitigate its foreign exchange exposure to a euro denominated short-term loan payable to another wholly-owned subsidiary of the Real Estate Business having the euro as its functional currency. Based on foreign exchange rates at December 31, 2008, the fair value of this foreign exchange forward contract at December 31, 2008 is an asset of approximately $0.3 million, which is included in the Real Estate Business' "prepaid expenses and other" on the Company's consolidated balance sheet. At December 31, 2007, the Company did not hold any foreign exchange forward contracts.

22.   SEGMENTED INFORMATION

(a)
The Company's reportable segments reflect how the Company is organized and managed by senior management at December 31, 2008. The Company's operations are segmented in the Company's internal financial reports between wholly-owned operations (Real Estate Business) and publicly-traded operations (MEC). The segregation of operations between wholly-owned and publicly-traded operations recognizes the fact that, in the case of the Real Estate Business, the Board and executive management have direct responsibility for the key operating, financing and resource allocation decisions, whereas, in the case of MEC, such responsibility resides with MEC's separate Board of Directors and executive management.

  The Company's reporting segments are as follows:

  Real Estate Business

  At December 31, 2008, the Real Estate Business owns real estate assets in Canada, the United States, Mexico, Austria, Germany, the Czech Republic, the United Kingdom, Spain and Poland. Substantially all of these real estate assets are leased to, or are under development for subsequent lease to, Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

  MEC

  MEC operates or manages seven thoroughbred racetracks, one standardbred racetrack and two racetracks that run both thoroughbred and quarter horse meets, as well as the simulcast wagering venues at these tracks. Also, MEC used to manage the thoroughbred and standardbred racing at Magna Racino™, but a local operator is now managing meets at that facility. Three of the racetracks owned or operated by MEC (two in the United States and one in Austria) include casino operations with alternative gaming machines. In addition, MEC operates off-track betting ("OTB") facilities, a United States based national account wagering business known as XpressBet® and a European account wagering service known as MagnaBet™. Under a series of March 2007 agreements with Churchill Downs Incorporated ("CDI"), MEC owns a 50% interest in a joint venture, TrackNet Media Group, LLC ("TrackNet Media"), a content management company formed for distribution of the full breadth of MEC's and CDI's horseracing

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  content (note 24(m)). A separate joint venture with CDI, "HRTV, LLC", also involves the ownership by each of MEC and CDI of 50% shares in HorseRacing TV® ("HRTV®"), a television network focused on horseracing that MEC initially launched on the Racetrack Television Network. MEC also owns AmTote, a provider of totalisator services to the pari-mutuel industry. To support certain of MEC's thoroughbred racetracks, MEC owns and operates thoroughbred training centres in Palm Beach County, Florida and in the Baltimore, Maryland area and, under a triple-net lease agreement with MID, operates an additional thoroughbred training centre situated near San Diego, California. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product. In addition to racetracks, MEC's real estate portfolio includes a residential development in Austria.

  On March 5, 2009, MEC and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada (note 1).

  As described in note 1, the Company's consolidated statements of income (loss), consolidated statements of cash flows and consolidated balance sheets have been arranged to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

(b)
The following tables show certain information with respect to geographic segmentation:
		(restated — note 4)
Revenues — year ended December 31,	2008	2007	2006
Real Estate Business
Europe	$119,722	$92,693	$93,830
Canada	56,679	54,146	49,511
United States	30,730	30,616	30,084
Mexico	12,010	12,092	11,357

	219,141	189,547	184,782

MEC
United States	574,592	595,450	559,151
Canada	4,345	1,977	721
Europe	14,846	13,288	11,963
Australia	2,127	8,908	1,987

	595,910	619,623	573,822

Eliminations (note 23)	(40,566)	(22,539)	(29,249)

Consolidated	$774,485	$786,631	$729,355

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		(restated — note 4)
Real estate properties, net — as at December 31,
	2008	2007
Real Estate Business
Europe	$532,030	$576,202
Canada	422,111	529,681
United States	369,369	375,801
Mexico	78,338	80,237

	1,401,848	1,561,921

MEC
United States	726,082	713,594
Europe	2,429	4,374

	728,511	717,968

Eliminations (note 23)	(55,337)	(55,387)

Consolidated	$2,075,022	$2,224,502

		(restated — note 4)
Fixed assets, net — as at December 31,	2008	2007
Real Estate Business
Europe	$145	$221
Canada	92	198
United States	7	26

	244	445

MEC
United States	64,934	82,841
Canada	5,507	2,122
Europe	124	170
Australia	278	618

	70,843	85,751

Consolidated	$71,087	$86,196

23.   TRANSACTIONS WITH RELATED PARTIES

Mr. Frank Stronach, the Company's Chairman, the Chairman of Magna, and the Chairman and Chief Executive Officer of MEC, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. Magna is controlled by M Unicar Inc. ("M Unicar"), a Canadian holding company whose shareholders consist of the Stronach Trust and certain members of Magna's management. M Unicar indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 65% of the total voting power attaching to all Magna's shares. The Stronach Trust indirectly owns the shares carrying the substantial majority of the votes of M Unicar. As the Company and Magna may be considered to be under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

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(a)   Loans to MEC

  (i)
  2005 MEC Bridge Loan

    In July 2005, the MID Lender provided MEC with the 2005 MEC Bridge Loan of up to $100.0 million, expiring August 31, 2006. The 2005 MEC Bridge Loan bore interest at a fixed rate equal to LIBOR plus 6.5% per annum (with interest paid at the relevant LIBOR contract maturity), subject to a minimum rate of 9.0%. In addition, MEC was subject to a commitment fee equal to 1.0% per annum of the undrawn facility. The 2005 MEC Bridge Loan was secured by certain assets of MEC and guaranteed by certain subsidiaries of MEC, and was also cross-defaulted to all other obligations of MEC and its subsidiaries to MID and its subsidiaries.

    $75.0 million under the 2005 MEC Bridge Loan was made available for drawdown by MEC in 2005. In February 2006, the MID Lender agreed to make the remaining $25.0 million of the 2005 MEC Bridge Loan available to MEC and to waive compliance with a financial covenant contained in the 2005 MEC Bridge Loan in relation to Golden Gate Fields for the period ended December 31, 2005. Concurrently, a similar waiver was provided to MEC under the MEC Credit Facility (note 10). Upon the final $25.0 million becoming available, MEC paid the MID Lender an arrangement fee of $0.5 million and, in connection with the waiver, also paid a fee of $250 thousand.

    In July 2006, the maturity date of the 2005 MEC Bridge Loan was extended from August 31, 2006 to December 5, 2006 in anticipation of the final closing of the sale of The Meadows (note 4(c)). In connection with the extension of the 2005 MEC Bridge Loan, the MID Lender received an extension fee of $0.5 million (0.5% of the amount of the 2005 MEC Bridge Loan).

    In August 2006, the MID Lender waived the requirement for MEC to repay a portion of the 2005 MEC Bridge Loan from proceeds (net of costs and related loan repayments) from the sale of the Magna Golf Club and the Fontana Golf Club (note 4(b)) in exchange for which the MID Lender received an aggregate fee of $0.3 million (1% of total net proceeds).

    In September 2006, the MID Lender agreed to make available to MEC $19.0 million of increased funding under the 2005 MEC Bridge Loan. The funds were to be used by MEC solely to fund (i) operations and financing activities (including mandatory interest and principal repayments on debt), (ii) maintenance capital expenditures and (iii) capital expenditures required pursuant to the terms of MEC's joint venture arrangements with Caruso Affiliated ("Caruso") and Forest City (note 24). The MID Lender charged MEC an arrangement fee of $0.2 million (1% of the increased funding) in connection with the increased financing under the 2005 MEC Bridge Loan. Pursuant to the terms of the September 2006 amendments, and as a result of MEC not completing its sale of The Meadows by a specified deadline, the interest rate for all amounts under the 2005 MEC Bridge Loan was increased by 2.5% per annum effective November 7, 2006.

    On November 14, 2006, MEC used part of the proceeds received in connection with the sale of The Meadows to repay in full the 2005 MEC Bridge Loan. Accordingly, the 2005 MEC Bridge Loan was terminated and the MID Lender released the security provided to it under the facility.

  (ii)
  MEC Project Financings

    The MID Lender has made available separate project financing facilities to Gulfstream Park Racing Association, Inc. ("GPRA") and Remington Park, Inc., the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park and Remington Park, respectively, in the amounts of $162.3 million and $34.2 million, respectively, plus costs and capitalized interest in each case as discussed below (together, the "MEC Project Financing Facilities"). The MEC Project Financing Facilities have a term of 10 years (except as described below for the two slot machine tranches of the Gulfstream Park project financing facility) from the relevant completion dates for the construction projects at Gulfstream Park and Remington Park, which occurred in February 2006 and November 2005, respectively.

    The Remington Park project financing and the Gulfstream Park project financing contain cross-guarantee, cross-default and cross-collateralization provisions. The Remington Park project

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    financing is secured by all assets of the borrower (including first ranking security over the Remington Park leasehold interest), excluding licences and permits, and is guaranteed by the MEC subsidiaries that own Gulfstream Park and the Palm Meadows Training Center. The security package also includes second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows Training Center and the shares of the owner of the Palm Meadows Training Center (in each case, behind security granted for the Gulfstream Park project financing). In addition, the borrower has agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream Park. The Gulfstream Park project financing is guaranteed by MEC's subsidiaries that own and operate the Palm Meadows Training Center and Remington Park and is secured principally by security over the lands (or, in the case of Remington Park, over the leasehold interest) forming part of the operations at Gulfstream Park, the Palm Meadows Training Center and Remington Park and over all other assets of Gulfstream Park, the Palm Meadows Training Center and Remington Park, excluding licences and permits (which cannot be subject to security under applicable legislation).

    In July 2006 and December 2006, the Gulfstream Park project financing facility was amended to increase the amount available from $115.0 million (plus costs and capitalized interest) by adding new tranches of up to $25.8 million (plus costs and capitalized interest) and $21.5 million (plus costs and capitalized interest), respectively. Both tranches were established to fund MEC's design and construction of slot machine facilities located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of slot machines. The new tranches of the Gulfstream Park project financing facility both mature on December 31, 2011. Interest under the December 2006 tranche was capitalized until May 1, 2007, at which time monthly blended payments of principal and interest became payable to the MID Lender based on a 25-year amortization period commencing on such date. Advances relating to the slot machine tranches are made available by way of progress draws and there is no make-whole payment associated with the new tranches. Also in July 2006, the Gulfstream Park project financing facility was further amended to introduce a mandatory annual cash flow sweep of not less than 75% of Gulfstream Park's total excess cash flow, after permitted capital expenditures and debt service, which will be used to repay the additional principal amounts being made available under the new tranches. The July 2006 and December 2006 amendments did not affect the fact that the Gulfstream Park project financing facility continues to be cross-guaranteed, cross-defaulted and cross-collateralized with the Remington Park project financing facility. The consideration for the July 2006 and December 2006 amendments was an arrangement fee of 1% of the amount of each new tranche, which amounts are capitalized under the Gulfstream Park project financing facility.

    In September 2007, the terms of the Gulfstream Park project financing facility were amended such that: (i) MEC was added as a guarantor under that facility; (ii) the borrower and all of the guarantors agreed to use commercially reasonable efforts to implement the MEC Debt Elimination Plan (note 4(b)(i)), including the sale of specific assets by the time periods listed in the MEC Debt Elimination Plan; and (iii) the borrower became obligated to repay at least $100.0 million under the Gulfstream Park project financing facility on or prior to May 31, 2008. In consideration of these amendments and subject to certain conditions, the MID Lender agreed to waive the make-whole payment for any repayments made under the MEC Project Financing Facilities on or prior to May 31, 2008 and adjust the amortization schedule for the Gulfstream Park project financing facility following receipt of the $100.0 million repayment, provided that (i) repayments under the Gulfstream Park project financing facility are first applied to the July 2006 slots tranche, then to the December 2006 slots tranche (for each of which there is no make-whole payment), and then to the original tranche and (ii) no event of default exists under the MEC Project Financing Facilities.

    During the year ended December 31, 2008, the deadline for repayment of at least $100.0 million under the Gulfstream Park project financing facility was extended from May 31, 2008 to March 31, 2009. However, as a result of the November 2008 Reorganization Proposal not proceeding (note 3), such maturity date was accelerated subsequent to year-end to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), the repayment of at least $100.0 million under the

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    Gulfstream Park project financing facility was not made when due. In connection with the amendments and maturity extensions during the year ended December 31, 2008, the MID Lender received aggregate fees of $3.0 million.

    Since the relevant completion date (or since inception for the July 2006 and December 2006 tranches of the Gulfstream Park project financing facility), amounts outstanding under each of the MEC Project Financing Facilities bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2007, payment of interest was capitalized (except in relation to the December 2006 tranche of the Gulfstream Park project financing facility, for which the interest capitalization period was extended to May 1, 2007). Commencing January 1, 2007 (May 1, 2007 for the December 2006 tranche of the Gulfstream Park project financing facility), the MID Lender receives monthly blended payments of principal and interest based on a 25-year amortization period under each of the MEC Project Financing Facilities. Since the completion date for Remington Park, there has also been in place a mandatory annual cash flow sweep of not less than 75% of Remington Park's total excess cash flow, after permitted capital expenditures and debt service, which is used to pay capitalized interest on the Remington Park project financing facility plus a portion of the principal under the facility equal to the capitalized interest on the Gulfstream Park project financing facility. For the year ended December 31, 2008, $3.4 million (2007 — $4.0 million) of such payments were made. During the three months ended March 31, 2008, Remington Park agreed to purchase 80 Class III slot machines from GPRA with funding from the Remington Park project financing facility. Accordingly, $1.0 million was advanced under the existing Remington Park project financing facility during the three months ended March 31, 2008.

    At December 31, 2008, there were balances of $169.5 million (December 31, 2007 — $172.1 million) and $25.0 million (December 31, 2007 — $27.7 million) due under the Gulfstream Park project financing facility (net of $1.5 million of unamortized deferred arrangement fees) and the Remington Park project financing facility, respectively. The current portion of the MEC Project Financing Facilities included in the Real Estate Business' "loans receivable from MEC, net" at December 31, 2008 was $100.7 million (net of $1.5 million of unamortized deferred arrangement fees), including the required $100.0 million repayment discussed above. The current and non-current portions of the MEC Project Financing Facilities, as reflected in MEC's "loans payable to MID, net" on the Company's consolidated balance sheet, are $100.7 million (including $0.4 million in MEC's "discontinued operations" (note 4)) and $90.0 million (including $23.6 million in MEC's "discontinued operations" (note 4)), respectively, net of unamortized deferred financing costs of $1.5 million and $3.8 million (including $1.0 million in MEC's "discontinued operations" (note 4)), respectively. These net balances will be accreted to the face value of the MEC Project Financing Facilities over the remaining terms to maturity.

    In connection with the Gulfstream Park project financing facility, MEC has placed into escrow (the "Gulfstream Escrow") with the MID Lender proceeds from an asset sale which occurred in fiscal 2005 and certain additional amounts necessary to ensure that any remaining Gulfstream Park construction costs (including the settlement of liens on the property) can be funded, which escrowed amount has been and will be applied against any such construction costs. In addition, in November 2006, MEC deposited into the Gulfstream Escrow sufficient proceeds from the sale of The Meadows (note 4(c)) to repay all remaining indebtedness under a loan from BE&K, Inc. ("BE&K"), the parent company of Suitt Construction Co. Inc., the general contractor for the Gulfstream Park redevelopment project (the "BE&K Loan"). At December 31, 2008, the amount held under the Gulfstream Escrow was $0.9 million (December 31, 2007 — $4.5 million). All funds in the Gulfstream Escrow are reflected as the Real Estate Business' "restricted cash" and "due to MEC" on the Company's consolidated balance sheets.

  (iii)
  2007 MEC Bridge Loan

    On September 13, 2007, MID announced that the MID Lender had agreed to provide MEC with the 2007 MEC Bridge Loan of up to $80.0 million (subsequently increased to $125.0 million as discussed below) through a non-revolving facility. The 2007 MEC Bridge Loan, together with a $20.0 million

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    private placement of MEC Class A Stock to Fair Enterprise Limited ("FEL"), a company that forms part of an estate planning vehicle for the family of Mr. Frank Stronach, completed in October 2007 (the "FEL Equity Investment" — note 23(e)), was intended to provide short-term funding to MEC as it sought to implement the MEC Debt Elimination Plan (note 4(b)(i)).

    The 2007 MEC Bridge Loan proceeds could only be used by MEC in accordance with the MEC Debt Elimination Plan and were available solely to fund: (i) operations; (ii) payments of principal, interest and costs, fees and expenses due under the 2007 MEC Bridge Loan and the MEC Project Financing Facilities; (iii) mandatory payments of interest in connection with permitted debt under the 2007 MEC Bridge Loan; (iv) mandatory capital expenditures; and (v) capital expenditures required pursuant to the terms of the joint venture arrangements between MEC and Forest City and Caruso (note 24).

    The 2007 MEC Bridge Loan initially had a maturity date of May 31, 2008 and bore interest at a rate per annum equal to LIBOR plus 10.0% prior to December 31, 2007, at which time the interest rate on outstanding and subsequent advances was increased to LIBOR plus 11.0% (set at 16.2% at December 31, 2007). On February 29, 2008, the interest rate on outstanding and subsequent advances under the 2007 MEC Bridge Loan was increased by a further 1.0% (set at 12.5% at December 31, 2008).

    During the year ended December 31, 2008, the maximum commitment under the 2007 MEC Bridge Loan was increased from $80.0 million to $125.0 million, MEC was given the ability to re-borrow $26.0 million that had been repaid during the year ended December 31, 2008 from proceeds of asset sales (note 4) and MEC was permitted to use up to $3.0 million to fund costs associated with the November 2008 gaming referendum in Maryland. In addition, the maturity date of the 2007 MEC Bridge Loan was extended from May 31, 2008 to March 31, 2009. However, as a result of the November 2008 Reorganization Proposal not proceeding (note 3), such maturity date was accelerated subsequent to year-end to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), the 2007 MEC Bridge Loan was not repaid when due.

    The 2007 MEC Bridge Loan is secured by certain assets of MEC, including first ranking security over the Dixon, Ocala and Thistledown lands, second ranking security over Golden Gate Fields and third ranking security over Santa Anita Park. In addition, the 2007 MEC Bridge Loan is guaranteed by certain MEC subsidiaries and MEC has pledged the shares and all other interests MEC has in each of the guarantor subsidiaries (or provided negative pledges where a pledge was not possible due to regulatory constraints or due to a pledge to an existing third-party lender).

    The MID Lender received an arrangement fee of $2.4 million (3% of the commitment) at closing and received an additional arrangement fee of $0.8 million on February 29, 2008 (1% of the then current commitment). In connection with the amendments and maturity extensions during the year ended December 31, 2008, the MID Lender received aggregate fees of $7.0 million. The MID Lender also receives a commitment fee equal to 1% per annum of the undrawn facility. All fees, expenses and closing costs incurred by the MID Lender in connection with the 2007 MEC Bridge Loan and the changes thereto are paid by MEC.

    At December 31, 2008, $123.5 million (December 31, 2007 — $36.9 million) due under the fully drawn 2007 MEC Bridge Loan (including interest receivable) was included in the Real Estate Business' current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet, net of $1.8 million (December 31, 2007 — $1.4 million) of unamortized deferred arrangement fees. MEC's current portion of "loans payable to MID, net" on the Company's consolidated balance sheet includes an aggregate amount of borrowings and interest payable of $123.3 million (December 31, 2007 — $35.9 million), net of $2.0 million (December 31, 2007 — $2.4 million) of unamortized deferred financing costs. These net balances will be accreted to the face value of the 2007 MEC Bridge Loan over the remaining term to maturity.

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  (iv)
  2008 MEC Loan

    On November 26, 2008, concurrent with the announcement of the November 2008 Reorganization Proposal (note 3), MID announced that the MID Lender had agreed to provide MEC with the 2008 MEC Loan of up to a maximum commitment of $125.0 million. The 2008 MEC Loan bears interest at the rate of LIBOR plus 12.0%, is guaranteed by certain subsidiaries of MEC and is secured by substantially all the assets of MEC (subject to prior encumbrances). The 2008 MEC Loan has been made available through two tranches of a non-revolving facility.

          Tranche 1

    Tranche 1 in the amount of up to $50.0 million (plus costs and fees) may be used by MEC solely to fund (i) operations, (ii) payments of principal or interest and other costs under the 2008 MEC Loan and under other loans provided by the MID Lender to MEC, (iii) mandatory payments of interest in connection with other of MEC's existing debt, (iv) maintenance capital expenditures and (v) capital expenditures required pursuant to the terms of MEC's joint venture arrangements with Forest City and Caruso (note 24). Tranche 1 had an initial maturity date of March 31, 2009 but as a result of the November 2008 Reorganization Proposal not proceeding (note 3), such maturity date was accelerated subsequent to year-end to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), Tranche 1 of the 2008 MEC Loan was not repaid when due.

    In connection with Tranche 1 of the 2008 MEC Loan, the MID Lender charged an arrangement fee of $1.0 million (2% of the commitment), such amount being capitalized to the outstanding balance of Tranche 1 of the 2008 MEC Loan. The MID Lender also receives a commitment fee equal to 1% per annum of the undrawn Tranche 1 portion of the 2008 MEC Loan. All fees, expenses and closing costs incurred by the MID Lender in connection with Tranche 1 are capitalized to the outstanding balance of Tranche 1 under the 2008 MEC Loan.

    At December 31, 2008, $22.9 million due under Tranche 1 of the 2008 MEC Loan was included in the Real Estate Business' current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet, net of $0.8 million of unamortized deferred arrangement fees. MEC's current portion of "loans payable to MID, net" on the Company's consolidated balance sheet includes borrowings of $22.8 million, net of $0.9 million of unamortized deferred financing costs. These net balances will be accreted to the face value of Tranche 1 of the 2008 MEC Loan over the remaining term to maturity.

          Tranche 2

    Tranche 2 in the amount of up to $75.0 million (plus costs and fees) was to be used by MEC solely to fund the application by MEC's subsidiary Laurel Park for a Maryland slots licence and related matters and construction of the temporary slots facility at Laurel Park, following receipt of the Maryland slots licence. In addition to being secured by substantially all the assets of MEC, Tranche 2 of the 2008 MEC Loan was also to be guaranteed by the MJC group of companies and secured by all of such companies' assets.

    At December 31, 2008, Tranche 2 of the 2008 MEC Loan had not been made available. In February 2009, MEC's subsidiary, Laurel Park, submitted an application for a Maryland slots licence (the "Slots Application") and subsequently placed the initial licence fee in escrow pending resolution of certain issues associated with the application. Accordingly, MEC drew $28.5 million under Tranche 2 of the 2008 MEC Loan in connection with the escrow deposit. Subsequently, MEC was informed by the Maryland VLT Facility Location Commission (the "Commission") that MEC's Slots Application was not accepted for consideration. The Commission stated that the Slots Application did not meet certain minimum requirements set out in the bidding process as it had been submitted without payment of the initial licence fee of $28.5 million. Accordingly, MEC repaid $28.5 million to the MID Lender under Tranche 2 of the 2008 MEC Loan.

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    The initial maturity date of Tranche 2 was December 31, 2011, and as a result of the Slots Application not being accepted for consideration was accelerated subsequent to year-end in accordance with the terms of the loan to May 13, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), there is an automatic stay of any action to collect, assert or recover on the 2008 MEC Loan.

    In connection with the February 2009 advance under Tranche 2 of the 2008 MEC Loan, the MID Lender charged an arrangement fee of $0.6 million, such amount being capitalized to the outstanding balance of Tranche 2 of the 2008 MEC Loan. The MID Lender also receives a commitment fee equal to 1% per annum of the undrawn amount made available under Tranche 2 of the 2008 MEC Loan. All fees, expenses and closing costs incurred by the MID Lender in connection with Tranche 2 are capitalized to the outstanding balance of Tranche 2 under the 2008 MEC Loan.

  In conjunction with certain loans to MEC and certain of the strategic initiatives pursued by MEC, MID management has provided assistance to MEC pursuant to a consulting agreement between MID and MEC, which required MEC to reimburse MID for its expenses. In February 2009, such consulting agreement was terminated.

  To December 31, 2008, approximately $13.5 million of external third-party costs have been incurred, including $0.8 million in the year ended December 31, 2008 (2007 — $2.4 million; 2006 — $3.0 million) in association with the loan facilities between MEC and the MID Lender. At the MEC segment level, these costs are recognized as deferred financing costs and are being amortized into interest expense (of which a portion has been capitalized in the case of the MEC Project Financing Facilities) over the respective term of each of the loan facilities. At a consolidated level, such costs are charged to "general and administrative" expenses in the periods in which they are incurred.

  All interest and fees charged by the Real Estate Business relating to the loan facilities, including any capitalization and subsequent amortization thereof by MEC, and any adjustments to MEC's related deferred financing costs, are eliminated from the Company's consolidated results of operations and financial position.

(b)   Charges and Sales to Magna

  Substantially all rental revenue and income from direct financing leases relate to leases with Magna and its subsidiaries. Included in the Real Estate Business' accounts receivable are amounts due from Magna and its subsidiaries in the amount of $0.4 million (December 31, 2007 — $1.2 million).

  In April 2008, MEC completed the sale to a subsidiary of Magna of 225 acres of excess real estate located in Ebreichsdorf, Austria for proceeds of 20.0 million euros ($31.5 million), net of transaction costs (note 4(d)). MEC recognized a gain in the year ended December 31, 2008 of 15.5 million euros ($24.3 million), which is included in MEC's "gain on disposal of real estate".

  On March 31, 2006, MEC sold a real estate property held for sale and located in the United States to Magna. A gain on sale of $2.9 million was recognized based on the cash consideration received, net of transaction costs, of $5.6 million. MEC used the net proceeds from this transaction to repay principal amounts outstanding under the MEC Credit Facility (note 10).

  On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement stipulated an annual fee of Cdn. $5.0 million, retroactive to January 1, 2004. On August 25, 2006, the wholly-owned subsidiary of MEC completed the sale of the Magna Golf Club to Magna (note 4(b)), at which time the access agreement was terminated. $2.9 million of revenue has been recognized in discontinued operations related to this agreement during the year ended December 31, 2006.

  On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Fontana Golf Club in Oberwaltersdorf, Austria. The agreement stipulated an annual fee of 2.5 million euros, retroactive to March 1, 2004. On November 1, 2006, the wholly-owned subsidiary of MEC completed the sale of the Fontana Golf Club to a subsidiary of Magna (note 4(b)), at which time the access agreement was terminated. $2.6 million of revenue was recognized in discontinued operations related to this agreement during the year ended December 31, 2006.

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  On March 5, 2009, MEC announced that one of its subsidiaries in Austria has entered into an agreement to sell to a subsidiary of Magna approximately 100 acres of real estate located in Oberwaltersdorf, Austria (note 4(d)(iv)) for a purchase price of approximately 4.6 million euros ($5.7 million).

(c)   Magna Lease Terminations

  During the year ended December 31, 2007, the Real Estate Business and Magna entered into discussions to terminate the lease on property in the United Kingdom, retroactive to May 31, 2007, as the Real Estate Business is seeking to redevelop the property for residential purposes. In April 2008, the Real Estate Business paid Magna $2.0 million to terminate the lease, and the termination payment is included in the Real Estate Business' land and improvements in note 8(a) at December 31, 2008 and 2007 and was included in the Real Estate Business' "accounts payable and accrued liabilities" at December 31, 2007 on the Company's consolidated balance sheets. The Real Estate Business had not recognized any revenue under the lease of this property since May 31, 2007.

  During the year ended December 31, 2008, the Real Estate Business and Magna also agreed to terminate the lease on a property in Canada. In conjunction with the lease termination, Magna agreed to pay the Company a fee of $3.9 million, which amount was collected in April 2008 and has been recognized by the Real Estate Business in "other gains, net" in the Company's consolidated statement of income (loss) for the year ended December 31, 2008.

(d)   Sale of MEC Real Estate to Joint Venture

  On April 2, 2008, one of MEC's European wholly-owned subsidiaries, Fontana Beteiligungs GmbH ("Fontana"), entered into an agreement to sell real estate with a carrying value of 0.2 million euros ($0.3 million) located in Oberwaltersdorf, Austria to Fontana Immobilien GmbH, an entity in which Fontana had a 50% joint venture equity interest, for 0.8 million euros ($1.2 million). The purchase price was originally payable in instalments according to the sale of apartment units by the joint venture and, in any event, was due no later than April 2, 2009. On August 1, 2008, Fontana sold its 50% joint venture equity interest in Fontana Immobilien GmbH to a related party. The sale price included nominal cash consideration equal to Fontana's initial capital contribution and a future profit participation in Fontana Immobilien GmbH. Fontana and Fontana Immobilien GmbH also agreed to amend the real estate sale agreement such that payment of the purchase price to Fontana was accelerated to, and paid on, August 7, 2008, resulting in a gain in the year ended December 31, 2008 of 0.6 million euros ($0.9 million), which is included in MEC's "gain on disposal of real estate" in the Company's consolidated statement of income (loss).

(e)   FEL Equity Investment

  The closing of the FEL Equity Investment occurred on October 29, 2007. FEL purchased 444,444 shares of MEC Class A Stock at a price per share of $45.00 (such amounts adjusted to reflect the reverse stock split completed by MEC in 2008 (note 24(r)), with proceeds to MEC of $19.6 million net of $0.4 million of transaction costs. The price per share was set at the greater of (i) 90% of the volume weighted average price per share of MEC Class A Stock on Nasdaq for the five trading days commencing on September 13, 2007 (the date of announcement of the FEL Equity Investment); and (ii) $38.20 (adjusted to reflect the reverse stock split), being 100% of the volume weighted average price per share of MEC Class A Stock on Nasdaq for the five trading days immediately preceding September 13, 2007. The shares of MEC Class A Stock issued pursuant to the subscription agreement were issued and sold in a private transaction exempt from registration under Section 4(2) of the United States Securities Act of 1933, as amended. As a result of the FEL Equity Investment, MID's voting interest and equity stake in MEC were reduced from 96.3% and 58.3%, respectively, to 95.6% and 53.9%, respectively, and the Company recorded a $3.5 million dilution loss in the year ended December 31, 2007, which is included in "other gains (losses), net" in the Company's consolidated statement of income (loss).

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(f)    Expansion Costs Reimbursed to Magna

  During the year ended December 31, 2008, the Real Estate Business paid $1.8 million (2007 — $8.2 million) to Magna as reimbursement for expenditures incurred by Magna in relation to expansions on three of the Real Estate Business' revenue-producing properties.

(g)   MEC Real Estate Acquired by MID

  During the year ended December 31, 2007, MID acquired all of MEC's interests and rights in four real estate properties to be held for future development: a 34 acre parcel in Aurora, Ontario; a 64 acre parcel of excess land adjacent to MEC's racetrack at Laurel Park in Howard County, Maryland; a 157 acre parcel (together with certain development rights) in Palm Beach County, Florida adjacent to MEC's Palm Meadows Training Center; and a 205 acre parcel of land located in Bonsall, California. MID paid cash consideration of approximately Cdn. $12.0 million ($10.1 million), $20.0 million, $35.0 million and $24.0 million, respectively, for these interests and rights. In addition, MID granted MEC a profit participation right in respect of each property, other than the Bonsall property, which entitles MEC to receive additional cash proceeds equal to 15% of the net proceeds from any sale or development of the applicable property after MID achieves a 15% internal rate of return.

  The property in Bonsall, California currently houses the San Luis Rey Downs Thoroughbred Training Facility operated by MEC. This property is being held by MID for future development and MID has agreed to lease the property to MEC on a triple-net basis for nominal rent while MID pursues the necessary development entitlements and other approvals. The lease terminates on June 6, 2010, subject to early termination by either party on four months written notice. In the year ended December 31, 2008, $0.1 million of cash consideration previously held back was released to MEC in relation to this property.

  At the Real Estate Business and MEC segment levels, these transactions have been recognized at the exchange amount, resulting in MEC recognizing a gain in the year ended December 31, 2008 of $0.1 million (2007 — $48.8 million), included in MEC's "gain on disposal of real estate" in the Company's consolidated statements of income (loss). The effects of these transactions are eliminated from the Company's consolidated results of operations and financial position, except that $1.7 million of costs incurred by the Real Estate Business and MEC in conjunction with these transactions have been included in the consolidated "general and administrative" expenses for the year ended December 31, 2007.

(h)   Hurricane Katrina Relief Effort

  In October 2005, the Real Estate Business purchased 791 acres of land in Simmesport, Louisiana for $2.4 million. In the fourth quarter of 2005, the Real Estate Business committed to donating approximately 50 acres of this land to a not-for-profit organization established to assist Hurricane Katrina redevelopment efforts with charitable funding from Magna and other Canadian sources. In 2007, the Real Estate Business donated substantially all of the land to the same not-for-profit organization. As a result, for the year ended December 31, 2007, $2.0 million of costs, based on the carrying value of the land donated and related transaction costs, have been included in the Real Estate Business' "general and administrative" expenses. The founding members and officers of the not-for-profit organization are officers and employees of MID and Magna.

(i)    MEC's Option to Acquire The Maryland Jockey Club

  On September 24, 2007, MEC exercised its option to acquire the remaining voting and equity interests in MJC, pursuant to an agreement with certain companies controlled by Joseph De Francis, who was a member of MEC's Board of Directors when the option was exercised, and Karin De Francis. Under the terms of the option agreement, MEC paid $18.3 million plus interest on October 5, 2007.

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(j)    Charges from Magna

  Magna charges the Real Estate Business for certain administrative and professional services and use of shared facilities. For the year ended December 31, 2008, these charges totalled $0.6 million (2007 — $0.6 million, 2006 — $0.7 million) and are included in the Real Estate Business' "general and administrative" expenses. For the year ended December 31, 2008, the Real Estate Business also incurred $0.1 million (2007 — $0.1 million; 2006 — nil) of costs for services provided by Magna in relation to certain properties held for development, which costs have been capitalized to "real estate properties, net".

  During the year ended December 31, 2008, MEC incurred $3.2 million (2007 — $3.7 million; 2006 — $3.8 million) of charges from Magna and its subsidiaries for rent of facilities and central shared and other services.

  On August 25, 2006, in conjunction with the sale of the Magna Golf Club to Magna (note 4(b)), MEC entered into an access agreement with Magna for the use of the Magna Golf Club's golf course and the clubhouse meeting, dining and other facilities. The agreement, which expires on August 25, 2011, required a one-time payment of $0.3 million.

  The Real Estate Business' "accounts payable and accrued liabilities" at December 31, 2008 include amounts due to Magna and its subsidiaries totalling $0.4 million (December 31, 2007 — $0.5 million in addition to the accrued amount disclosed in note 23(c)). Included in MEC's "accounts payable and accrued liabilities" at December 31, 2008 are amounts due to Magna and its subsidiaries totalling $1.4 million (December 31, 2007 — $2.8 million).

(k)   Legal and Consulting Services

  During the year ended December 31, 2008, the Company incurred $0.1 million (2007 — $14 thousand; 2006 — $24 thousand) of legal services at standard billing rates from a legal firm whose Senior Partner has been a Director of the Company since March 17, 2005.

  Commencing in November 2008, a company affiliated with a Director of the Company (since August 29, 2003) entered into a consulting arrangement with the Company providing for an annual retainer of $96 thousand plus out-of-pocket business expenses. During the year ended December 31, 2008, $19 thousand was paid by the Company under such arrangement.

  These legal and consulting costs are included in the Real Estate Business' "general and administrative" expenses.

(l)    MEC Option to Acquire Property from MID

  In September 2004, a subsidiary of MEC entered into an option agreement with MID and one of its subsidiaries to acquire 100% of the shares of the MID subsidiary that owns land in Romulus, Michigan, for $33.5 million. During the year ended December 31, 2006, the option agreement was extended on several occasions for aggregate consideration of $97 thousand. In 2006, the option agreement was amended to cover only a portion of the lands held by the MID subsidiary and the exercise price was reduced accordingly to $19.9 million. The option agreement expired on December 15, 2006. Upon expiry of this option, MEC expensed approximately $3.0 million of deferred development costs incurred in pursuit of the Michigan racing licence, which expense is included in MEC's "operating costs" on the Company's consolidated statement of income (loss).

(m)  Transactions with AmTote

  During the period from January 1, 2006 to July 26, 2006, MEC paid $2.1 million of rent for totalisator equipment and fees for totalisator services to AmTote, a company in which MEC had a 30% equity interest up to July 26, 2006 and which is now a wholly-owned subsidiary of MEC (note 4(a)).

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24.   COMMITMENTS AND CONTINGENCIES

(a)
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(b)
On July 10, 2008, the Ontario Divisional Court dismissed the appeal by Greenlight Capital, Inc. and certain of its affiliates of the October 2006 decision of the Ontario Superior Court of Justice dismissing Greenlight's oppression application against the Company and certain of its current and former directors and officers. The appeal hearing took place in April 2008.

(c)
On May 18, 2007, ODS Technologies, L.P., operating as TVG Network, filed a summons against MEC, HRTV, LLC (which was subsequently removed from the lawsuit) and XpressBet, Inc. seeking an order that the defendants be enjoined from infringing certain patents relating to interactive wagering systems and an award of damages to compensate for the infringement. An Answer to Complaint, Affirmative Defences and Counterclaims have been filed on behalf of the defendants. The discovery and disposition process is ongoing and the final outcome related to this summons is uncertain.

(d)
On May 8, 2008, one of MEC's wholly-owned subsidiaries, LATC, commenced civil litigation in the District Court in Los Angeles for breach of contract. It is seeking damages in excess of $8.4 million from Cushion Track Footing USA, LLC and other defendants for failure to install a racing surface at Santa Anita Park suitable for the purpose for which it was intended. The defendants were served with the complaint and filed a motion to dismiss the action for lack of personal jurisdiction. On October 20, 2008, the presiding judge denied the defendants' motions. The defendants have filed answers and cross complaints against all other vendors who participated in the removal and construction of the track. In addition, the defendants filed a counter-claim against LATC, which was dismissed. The case is now at issue and will be set for a status conference with the court in early May 2009.

(e)
MEC generates a substantial amount of its revenues from wagering activities and is subject to the risks inherent in the ownership and operation of a racetrack. These include, among others, the risks normally associated with changes in the general economic climate, trends in the gaming industry, including competition from other gaming institutions and state lottery commissions, and changes in tax laws and gaming laws.

(f)
At December 31, 2008, MEC had commitments under operating leases, excluding contingent rental payments, requiring future minimum annual rental payments as follows:
	Continuing Operations	Discontinued Operations	Total
2009	$2,914	$2,188	$5,102
2010	2,319	1,853	4,172
2011	1,424	1,170	2,594
2012	649	1,107	1,756
2013	562	1,107	1,669
Thereafter	380	22,981	23,361

	$8,248	$30,406	$38,654

  For the year ended December 31, 2008, operating lease expense amounted to approximately $5.7 million (2007 — $6.0 million; 2006 — $9.4 million).

  MEC also rents or leases certain totalisator equipment and services, for which the annual payments are contingent upon handle, live race days and other factors. MEC's rent expense relating to the totalisator equipment and services was $0.8 million for the year ended December 31, 2008 (2007 — $1.6 million; 2006 — $3.5 million).

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(g)
MEC occupies land for the Remington Park racing facility, included in MEC's "discontinued operations" (note 4(b)), under an operating lease that extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. MEC is obligated to pay rent based on minimum annual rental payments of approximately $0.5 million plus one-half of one percent of the pari-mutuel wagers made at the racetrack in excess of $187.0 million during the racing season and one percent of gaming revenue in excess of $60.0 million. The percentage rent was not applicable for the years ended December 31, 2008, 2007 and 2006.

(h)
MEC owns an approximate 22% interest in the real property upon which Portland Meadows is located, and also owns the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires MEC to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (i) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (ii) five percent of revenues not related to horseracing up to $0.8 million, and (iii) three percent of revenues not related to horseracing in excess of $0.8 million. As the owner of an approximate 22% interest in the real property, MEC receives approximately 22% of the rent payments, which are applied to the rental payments made by MEC in order to reduce rent expense, which is reflected in MEC's "operating costs" included in MEC's "discontinued operations" (note 4(b)).

(i)
MEC's racetrack and associated land under capital leases at Lone Star Park are included in the Grand Prairie Metropolitan Utility and Reclamation District ("GPMURD"). MEC Lone Star, L.P., a wholly-owned subsidiary of MEC, entered into an agreement with GPMURD whereby it is required to make certain payments to GPMURD in lieu of property taxes. Such payments include amounts necessary to cover GPMURD operating expenses and debt service for certain bonds issued by GPMURD to fund improvements on the land up to the debt service requirements. MEC expensed $1.8 million of such payments for the year ended December 31, 2008 (2007 — $1.7 million; 2006 — $2.1 million).

(j)
In addition to the letters of credit issued under the Company's credit facilities (note 10), the Company had $3.8 million (Real Estate Business — $2.6 million; MEC — $1.2 million) of letters of credit issued with various financial institutions at December 31, 2008 to guarantee various construction projects. These letters of credit are secured by cash deposits of the Company.

(k)
MEC has provided indemnities related to surety bonds and letters of credit issued in the process of obtaining licences and permits at certain racetracks and to guarantee various construction projects related to activities of its subsidiaries. At December 31, 2008, these indemnities amounted to $6.3 million, with expiration dates through 2010.

(l)
At December 31, 2008, the Company's contractual commitments related to construction and development projects outstanding amounted to approximately $5.3 million (Real Estate Business — $3.2 million; MEC — $2.1 million).

(m)
On March 4, 2007, MEC entered into a series of customer-focused agreements with CDI in order to enhance wagering integrity and security, to own and operate HRTV®, to buy and sell horseracing content, and to promote the availability of horseracing signals to customers worldwide. These agreements involved the formation of a joint venture, TrackNet Media (note 13(d)), a reciprocal content swap agreement and the purchase by CDI from MEC of a 50% interest in HRTV®. TrackNet Media is the vehicle through which MEC and CDI horseracing content is made available to third parties, including racetracks, OTB facilities, casinos and advance deposit wagering companies. TrackNet Media purchases horseracing content from third parties and makes it available through the respective MEC and CDI outlets. Under the reciprocal content swap agreement, MEC and CDI exchange their respective horseracing signals. On March 4, 2007, HRTV, LLC was created, with an effective date of April 27, 2007, in order to facilitate the sale of 50% of HRTV® to CDI. Both MEC and CDI are required to make quarterly capital contributions, on an equal basis, until October 2009 to fund the operations of HRTV, LLC, however, MEC may, under certain circumstances, be responsible for additional capital commitments. As of December 31, 2008, MEC had not made any additional capital contributions, however, MEC has subsequently made additional contributions of $0.4 million. Subsequent to year-end, MEC's share of the required capital contributions to HRTV, LLC was renegotiated and is now expected to be approximately $5.5 million in total, of which $4.3 million had been contributed prior to December 31, 2008.

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(n)
On December 8, 2005, legislation authorizing the operation of slot machines within existing, licensed Broward County, Florida pari-mutuel facilities that had conducted live racing or games during each of 2002 and 2003 was passed by the Florida Legislature. On January 4, 2006, the Governor of Florida signed the legislation into law and, subsequently, the Division of Pari-mutuel Wagering developed the governing rules and regulations. Prior to the opening of the slots facility at Gulfstream Park on November 15, 2006, MEC was awarded a gaming licence for slot machine operations at Gulfstream Park in October 2006 despite an August 2006 decision rendered by the Florida First District Court of Appeals that ruled that a trial is necessary to determine whether the constitutional amendment adopting the slots initiative was invalid because the petitions bringing the initiative forward did not contain the minimum number of valid signatures. Previously, a lower court decision had granted summary judgment in favour of "Floridians for a Level Playing Field" ("FLPF"), a group in which GPRA is a member. Though FLPF pursued various procedural options in response to the Florida First District Court of Appeals decision, the Florida Supreme Court ruled in late September 2007 that the matter was not procedurally proper for consideration by the court. Its order effectively remanded the matter to the trial court for a trial on the merits. On March 23, 2009 the parties involved in the lawsuit reached a settlement agreement and the case was jointly dismissed.

(o)
In May 2005, MEC entered into a Limited Liability Company Agreement with Forest City (collectively with MEC, the "Partnership Members") concerning the planned development of "The Village at Gulfstream Park™" (note 13(d)). That agreement contemplates the development of a mixed-use project consisting of residential units, parking, restaurants, hotels, entertainment, retail outlets and other commercial use projects on a portion of the Gulfstream Park property. Under the Limited Liability Company Agreement, Forest City is required to contribute up to a maximum of $15.0 million as an initial capital contribution. MEC is obligated to contribute 50% of any equity amounts in excess of $15.0 million as and when needed and, to December 31, 2008, MEC has contributed $8.3 million. At December 31, 2008, approximately $90.6 million of net costs have been incurred by The Village at Gulfstream Park, LLC, which have been funded by a construction loan from a third-party bank as well as equity contributions from MEC and Forest City. If either of the Partnership Members fails to make required capital contributions when due, then the other Partnership Member may advance such funds to the Limited Liability Company, equal to the required capital contributions, as a recourse loan or as a capital contribution for which the capital accounts of the Partnership Members would be adjusted accordingly. At December 31, 2008, MEC's "accounts payable and accrued liabilities" included an obligation of approximately $9.1 million (December 31, 2007 — $5.8 million), which was paid subsequent to year-end, reflecting MEC's unpaid share of equity contributions in excess of $15.0 million. The Limited Liability Company Agreement also contemplated additional agreements with MEC, including a ground lease, a reciprocal easement agreement, a development agreement, a leasing agreement and a management agreement, all of which have been executed. Upon the opening of The Village at Gulfstream Park™, annual cash receipts (adjusted for certain disbursements and reserves) will first be distributed to Forest City, subject to certain limitations, until the initial contribution accounts of the Partnership Members are equal. Accordingly, $7.5 million is included in MEC's "other long-term liabilities" on the consolidated balance sheets at December 31, 2008 and 2007, representing MEC's obligation to forgo its proportion of cash receipts until the initial contribution accounts of the Partnership Members are equal. Thereafter, the cash receipts are generally expected to be distributed to the Partnership Members equally, provided they maintain their equal interest in the partnership. The annual cash payments made to Forest City to equalize the Partnership Members' initial contribution accounts will not exceed the amount of annual ground rent otherwise payable to a subsidiary of MEC.

(p)
On September 28, 2006, certain of MEC's affiliates entered into definitive operating agreements with Caruso regarding the proposed development of The Shops at Santa Anita on approximately 51 acres of excess land surrounding Santa Anita Park (note 13(d)). Westfield Corporation ("Westfield"), a developer of a neighbouring parcel of land, has challenged the manner in which the entitlement process for such development has proceeded. On May 16, 2007, Westfield commenced civil litigation in the Los Angeles Superior Court in an attempt to overturn the Arcadia City Council's approval and granting of entitlements related to the construction of The Shops at Santa Anita. In addition, on May 21, 2007, Arcadia First! filed a petition against the City of Arcadia to overturn the entitlements and named MEC and certain of its

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  subsidiaries as parties of interest. The first hearings on the merits of the petitioners' claims were heard in May 2008. On July 23, 2008, the court issued a tentative opinion in favour of the petitioners in part, concluding that 11 parts of the final environmental impact report were deficient. On September 29, 2008, the court heard the respondents' motion to vacate the tentative opinion and to enter a new and different decision. That motion was denied and the court declared its tentative opinion to be its final decision. The respondents are working to amend and supplement the environmental impact report in an attempt to cure the 11 defects. Accordingly, development efforts may be delayed or suspended. To December 31, 2008, MEC has expended $9.6 million relating to the proposed development of The Shops at Santa Anita, of which $1.3 million was paid in the year ended December 31, 2008. These amounts have been included in MEC's "real estate properties, net" on the Company's consolidated balance sheets. Under the terms of these arrangements, MEC may be responsible to fund additional costs. However, to December 31, 2008, no such payments have been made.

(q)
The California Regional Water Quality Control Board (the "Control Board") requires that MEC's wholly-owned subsidiary, Santa Anita Park, apply for, and keep in force, a wastewater discharge permit, which governs and regulates the amount of contaminated water that may be discharged into the storm drain and water table as a result of maintenance of the horse population on site. With the issuance of the permit in 2006, there were certain compliance efforts that the Control Board requested be addressed over the five-year permit period. The Control Board did not give deadlines for immediate compliance nor is Santa Anita Park's current permit at risk for non-compliance. Citations are not expected unless Santa Anita Park does not make an effort to comply. MEC is in ongoing discussions with the Control Board regarding the nature of the compliance requests and the planning process as to how MEC will address these requirements over the five-year permit period. A number of these requirements have been, or are expected to be, addressed through planned capital projects, including the installation of a new, synthetic racing surface in 2007 and the anticipated rebuild of barns on the backside over the next several years. Given the fact that a number of these remediation requirements would be better addressed through capital projects rather than a repair or fix of existing facilities, the ultimate cost of remediation will be impacted by the decision on how to best address the remediation requirement. This process will span several years as each of these requirements are addressed. The exact scope, cost and timing of the remediation efforts has not been finalized and a compliance plan has not been agreed upon with the Control Board. No accrual was required at December 31, 2008, since the Control Board had granted a permit for a five-year period, there were no manifestations by the Control Board for immediate compliance and MEC had not finalized a compliance plan with the Control Board.

(r)
Effective July 22, 2008, MEC completed a reverse stock split of its Class A Stock and Class B Stock utilizing a 1:20 consolidation ratio. As a result of the reverse stock split, every twenty shares of MEC Class A Stock and MEC Class B Stock have been consolidated into one share of MEC Class A Stock and MEC Class B Stock, respectively. The reverse stock split affects all shares of common stock, stock options and convertible securities of MEC outstanding prior to the effective date. The 58.6 million outstanding shares of MEC Class A Stock (4.4 million of which were held by MID) and 58.4 million outstanding shares of MEC Class B Stock (all of which were held by MID) were reduced to 2.9 million shares of MEC Class A Stock (0.2 million of which are held by MID) and 2.9 million shares of MEC Class B Stock (all of which continue to be held by MID), respectively.

  Because the reverse stock split applies to all issued shares of MEC Class A Stock and MEC Class B Stock, it did not alter the relative rights and preferences of MID's interest in MEC, nor did it affect MID's proportionate equity or voting interest in MEC, except to the extent the reverse stock split resulted in fractional shares being cashed out. The Company recorded a gain of $19 thousand, included in "other gains (losses), net" reported under the MEC segment for the year ended December 31, 2008 in association with fractional shares of MEC Class A Stock redeemed pursuant to MEC's reverse stock split.

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25.   UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Recently Adopted U.S. GAAP Accounting Standards — Fair Value Measurement

In September 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement of Financial Accounting Standards No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued Staff Position No. 157-2, "Effective Date of FASB Statement No. 157" ("FSP FAS 157-2"), which defers the effective date of SFAS 157 for non-financial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. As a result of FSP FAS 157-2, effective January 1, 2008, the Company has partially adopted the provisions of SFAS 157 prospectively. The adoption of SFAS 157 did not have an effect on the results of operations or financial position of the Company, nor did it create any difference between Canadian and U.S. GAAP in the Company's consolidated balance sheets, statements of income (loss) or statements of comprehensive income (loss).

The following table represents information related to the Company's financial assets and liabilities (including discontinued operations — note 4) measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall:

As at December 31, 2008	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
ASSETS CARRIED AT FAIR VALUE
Cash and cash equivalents	$155,886	$—	$—
Restricted cash	29,906	—	—
Foreign exchange forward contract	—	282	—

LIABILITIES CARRIED AT FAIR VALUE
Interest rate swaps	$—	$3,162	$—

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Liabilities" ("SFAS 159"). SFAS 159 allows companies to voluntarily choose, at specified election dates, to measure certain financial assets and liabilities, as well as certain non-financial instruments that are similar to financial instruments, at fair value (the "Fair Value Option"). The election is made on an instrument-by-instrument basis and is irrevocable. If the Fair Value Option is elected for an instrument, SFAS 159 specifies that all subsequent changes in fair value for that instrument be reported in income. The provisions of SFAS 159 are effective for fiscal years beginning after November 15, 2007. Effective January 1, 2008, the Company adopted the provisions of SFAS 159 prospectively. The Company has not made any elections to measure any financial or non-financial assets or liabilities under the Fair Value Option as permitted by SFAS 159. Accordingly, the adoption of SFAS 157 did not have an effect on the results of operations or financial position of the Company, nor did it create any difference between Canadian and U.S. GAAP in the Company's consolidated balance sheets, statements of income (loss) or statements of comprehensive income (loss).

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Reconciliation to U.S. GAAP

The Company's accounting policies as reflected in these consolidated financial statements do not materially differ from U.S. GAAP except as described in the following tables presenting net income, comprehensive income (loss) and earnings (loss) per share following U.S. GAAP:

Year ended December 31,	2008	2007	2006
Net income (loss) under Canadian GAAP	$(3,216)	$39,509	$59,870
Interest expense on subordinated notes (a)	1,265	1,254	1,192
Net gain on sales to related party (b)	(9,792)	—	(13,894)
Foreign currency translation loss (gain) (c)	105	(7,719)	(1,921)
Depreciation and amortization (d)	(54)	(286)	—
Development property carrying costs (e)	(512)	(730)	(358)

Net income (loss) under U.S. GAAP	$(12,204)	$32,028	$44,889

Year ended December 31,	2008	2007	2006
Comprehensive income (loss) under Canadian GAAP	$(92,176)	$114,895	$119,309
Net adjustments to Canadian GAAP net income per above table	(8,988)	(7,481)	(14,981)
Foreign currency translation gain (loss) (c)	(105)	7,719	1,921
Translation of development property carrying costs (e)	219	(136)	5
Derivative contracts (f)	—	—	(52)
Change in net unrecognized actuarial pension losses (g)	(601)	345	—

Comprehensive income (loss) under U.S. GAAP	$(101,651)	$115,342	$106,202

Year ended December 31,		(restated — note 4)
	2008	2007	2006
Basic and diluted earnings (loss) per Class A
Subordinate Voting or Class B Share
— continuing operations	$0.14	$0.80	$1.93
— discontinued operations	(0.40)	(0.13)	(1.00)

Total	$(0.26)	$0.67	$0.93

(a)
Financial Instruments and Long-term Debt

  MEC's subordinated notes are recorded in part as debt and in part as minority interest. Under U.S. GAAP, the subordinated notes would be recorded entirely as debt. In addition, prior to January 1, 2007, Canadian GAAP required deferred debt issuance costs to be classified as a non-current asset, while U.S. GAAP requires deferred debt issuance costs to be netted against the carrying amount of the debt rather than being classified as a non-current asset.

(b)
MEC Sales to Mr. Frank Stronach and Magna

  Under Canadian GAAP, a sale of real estate to a related party that owns less than 80% of the vendor's share capital, where the exchange amount is supported by independent evidence, is considered an income item rather than a contribution to equity as required under U.S. GAAP. However, under U.S. GAAP, where the related tax effect of the gain on the related party transaction is offset by the utilization of losses from activities other than the related party transaction, the benefit from such losses is recognized as an income item rather than as a contribution to equity.

(c)
Investment Translation Gains or Losses

  Under Canadian GAAP, Investment Translation Gains or Losses are accumulated in the "accumulated other comprehensive income" component of shareholders' equity, and the appropriate amounts of the

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  Investment Translation Gains or Losses are reflected in income when there is a reduction as a result of capital transactions in the Company's net investment in the operations that gave rise to such exchange gains and losses. Under U.S. GAAP, the appropriate amounts of Investment Translation Gains or Losses are only reflected in income when there is a sale or partial sale of the Company's investment in these operations or upon a complete or substantially complete liquidation of the investment.

(d)
Sale of The Meadows

  Based on the terms of the Meadows Holdback Note (note 4(c)), the sale of The Meadows' real estate properties and fixed assets is not accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP as MEC is deemed to have a continuing interest in the transaction. Accordingly, under U.S. GAAP, $7.2 million of the sale proceeds were required to be deferred at inception and are included in MEC's "other long-term liabilities" on the Company's consolidated balance sheets at December 31, 2008 and 2007. Under U.S. GAAP, these sale proceeds will be recognized at the point when the transaction subsequently qualifies for sale recognition.

(e)
Capitalization of Development Property Carrying Costs

  Under both Canadian and U.S. GAAP, certain carrying costs incurred in relation to real estate property held for development are permitted to be capitalized as part of the cost of such property while being held for development. However, FASB Statement of Financial Accounting Standards No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", is more restrictive than CICA Handbook Section 3061, "Property, Plant and Equipment", in regards to the necessary criteria required to capitalize such costs. As a result, certain carrying costs have been capitalized under Canadian GAAP that are not permitted under U.S. GAAP.

(f)
Interest Rate Swap Instruments

  As described in note 21(c), the Company occasionally utilizes interest rate swap contracts to hedge specific exposures to interest rate fluctuations. Under both Canadian and U.S. GAAP, when these contracts are accounted for using hedge accounting, the net contract settlements are recognized in the same period as the hedged transaction.

  For U.S. GAAP, FASB Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), requires companies to recognize all their derivative instruments, net of related taxes, at fair value. Gains or losses related to changes in fair value of derivative instruments designated as cash flow hedges and hedges of anticipated transactions are recorded in "accumulated other comprehensive income" if certain hedge criteria are met, and are only recognized in the consolidated statement of income (loss) in the period during which the hedged item affects net income. However, prior to January 1, 2007, derivative financial instruments designated as hedges for accounting purposes did not need to be recognized at their fair value under Canadian GAAP.

(g)
Employee Defined Benefit and Postretirement Plans

  In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" ("SFAS 158"). SFAS 158 requires employers to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of a defined benefit postretirement plan as an asset or liability on the consolidated balance sheets with a corresponding adjustment to "accumulated other comprehensive income", net of related tax and minority interest impact. No such adjustment is required under Canadian GAAP.

  On December 31, 2006, the Company adopted the recognition provisions of SFAS 158 for U.S. GAAP purposes. The adjustment to "accumulated other comprehensive income" upon adoption represents the net unrecognized actuarial gain or loss determined in accordance with FASB Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pension" ("SFAS 87"), which was previously netted against the plan's funded status pursuant to the provisions of SFAS 87. These amounts are subsequently recognized as net periodic pension cost pursuant to the Company's historical accounting policy for amortizing such amounts. Actuarial gains and losses that arise in subsequent periods and are

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  not recognized as net periodic pension cost in the same periods are recognized as a component of "other comprehensive income". Such amounts are subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in "accumulated other comprehensive income" upon adoption of SFAS 158.

  The adoption of SFAS 158 had no effects on the Company's consolidated statement of income (loss) for the year ended December 31, 2006.

(h)
Stock-based Compensation

  Canadian GAAP requires the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company has also adopted this policy under U.S. GAAP. However, under U.S. GAAP, the cumulative impact on adoption of stock-based compensation is not recognized in the consolidated financial statements as an adjustment to opening deficit.

The following tables indicate the significant items in the consolidated balance sheets that would have been affected had the consolidated financial statements been prepared under U.S. GAAP:

	As at December 31, 2008
	Canadian GAAP	Long-term Debt	Benefit Plans	Sale of The Meadows	Property Carrying Costs	Stock-based Compensation	U.S. GAAP
Real estate properties, net	$2,075,022	$—	$—	$6,035	$(3,945)	$—	$2,077,112
Fixed assets, net	71,087	—	—	181	—	—	71,268
Accounts payable and accrued liabilities	130,990	96	—	—	—	—	131,086
Note obligation due within one year, net	73,726	875	—	—	—	—	74,601
Note obligations, net	146,292	2,723	—	—	—	—	149,015
Other long-term liabilities	17,900	—	1,357	7,216	—	—	26,473
Future tax liabilities	107,213	(544)	—	(400)	(1,366)	—	104,903
Minority interest	37,995	(9,720)	(629)	(260)	—	(3,204)	24,182
Shareholders' equity	1,615,921	6,570	(728)	(340)	(2,579)	3,204	1,622,048

	As at December 31, 2007 (restated — note 4)
	Canadian GAAP	Long-term Debt	Benefit Plans	Sale of The Meadows	Property Carrying Costs	Stock-based Compensation	U.S. GAAP
Real estate properties, net	$2,224,502	$—	$—	$6,474	$(3,445)	$—	$2,227,531
Fixed assets, net	86,196	—	—	242	—	—	86,438
Accounts payable and accrued liabilities	140,473	100	—	—	—	—	140,573
Note obligations, net	216,050	6,477	—	—	—	—	222,527
Other long-term liabilities	18,170	—	369	7,216	—	—	25,755
Future tax liabilities	138,197	(1,074)	(147)	—	(1,159)	—	135,817
Minority interest	156,359	(10,809)	(95)	(214)	—	(3,204)	142,037
Shareholders' equity	1,735,460	5,306	(127)	(286)	(2,286)	3,204	1,741,271

U.S. GAAP permits assets held for sale and assets of discontinued operations, as well as liabilities related to such assets, to be classified as current items on the balance sheet. Canadian GAAP only permits such items to be classified as current items if the sale of such items has occurred prior to the date of completion of the financial statements.

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The following table indicates the impact this difference between Canadian and U.S. GAAP has on the Company's classification of assets held for sale and assets of discontinued operations, and liabilities related to such assets, on the Company's consolidated balance sheets at December 31, 2008 and 2007:

			(restated — note 4) 2007
	2008
As at December 31,
	Canadian GAAP	U.S. GAAP	Canadian GAAP	U.S. GAAP
ASSETS
Current assets:
Assets held for sale	$—	$21,732	$1,493	$35,658
Assets held for sale from discontinued operations	24,507	94,461	24,724	75,383
Assets held for sale	21,732	—	38,647	4,482
Assets held for sale from discontinued operations	69,954	—	110,927	60,268

LIABILITIES
Current liabilities:
Liabilities related to assets held for sale	$—	$876	$171	$1,047
Liabilities related to discontinued operations	33,028	51,943	47,981	48,856
Liabilities related to assets held for sale	876	—	876	—
Liabilities related to discontinued operations	18,915	—	14,492	13,617

Accounts payable and accrued liabilities under U.S. GAAP consist of the following:

As at December 31,	2008	(restated — note 4) 2007
Accounts payable	$57,710	$70,856
Accrued salaries and wages	9,553	9,328
Customer deposits	2,617	2,575
Joint venture funding obligation (note 24(o))	9,092	5,786
Other accrued liabilities	52,114	52,028

	$131,086	$140,573

26.   NEW ACCOUNTING PRONOUNCEMENTS

The Company is required to disclose certain information related to new accounting standards which have not yet been adopted due to delayed effective dates.

(a)   Canadian GAAP Standards

  (i)
  Goodwill and Intangible Assets

    In February 2008, the CICA issued Handbook Section 3064, "Goodwill and Intangible Assets", amended Handbook Section 1000, "Financial Statement Concepts", and Accounting Guideline 11, "Enterprises in the Development Stage", and withdrew Handbook Section 3062, "Goodwill and Other Intangible Assets", and Handbook Section 3450, "Research and Development Costs". Handbook Section 3064 clarifies that costs may only be deferred when they relate to an item that meets the definition of an asset. The concept of matching revenues and expenses remains appropriate only for allocating the cost of an asset that is consumed in generating revenue over multiple reporting periods. Handbook Section 3064 also provides extensive guidance on when expenditures qualify for recognition as intangible assets. These changes are effective for fiscal years beginning on or after October 1, 2008.

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  (ii)
  Business Combinations and Non-controlling (Minority) Interests

    In January 2009, the CICA issued Handbook Section 1582, "Business Combinations", Handbook Section 1601, "Consolidated Financial Statements", and Handbook Section 1602, "Non-controlling Interests" and withdrew Handbook Section 1581, "Business Combinations", and Handbook Section 1600, "Consolidated Financial Statements".

    Handbook Section 1582 applies to a transaction in which the acquirer obtains control of one or more businesses. The term "business" is more broadly defined than in the existing standard. Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value. Any interest in the acquiree owned prior to obtaining control will be re-measured at fair value at the acquisition date, eliminating the need for guidance on step acquisitions. Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration. A bargain purchase will result in recognition of a gain. Acquisition costs must be expensed.

    Under Handbook Section 1602, any non-controlling interest will be recognized as a separate component of shareholder's equity. Net income is to be calculated without deduction for the non-controlling interest. Rather, net income is to be allocated between the controlling and non-controlling interests.

    Handbook Section 1601 carries forward the requirements of Handbook Section 1600, other than those relating to non-controlling interests.

    These changes are effective for fiscal years beginning on or after January 1, 2011.

  (iii)
  Transition of Canadian GAAP to International Financial Reporting Standards ("IFRS").

    In April 2008, the Canadian Accounting Standards Board confirmed the transition from Canadian GAAP to IFRS for all publicly accountable entities no later than fiscal years commencing on or after January 1, 2011. As a result, during the third and fourth quarters of 2008, management undertook a detailed review of the implications of MID having to report under IFRS and also examined the alternative available to MID, as a Foreign Private Issuer in the United States, of filing its primary financial statements in Canada using U.S. GAAP, as permitted by the Canadian Securities Administrators' National Instrument 51-102, "Continuous Disclosure Obligations".

    In carrying out this evaluation, management considered many factors, including, but not limited to (i) the changes in accounting policies that would be required and the resulting impact on the Company's reported results and key performance indicators, (ii) the reporting standards expected to be used by many of the Company's industry comparables, (iii) the financial reporting needs of the Company's market participants, including shareholders, lenders, rating agencies and market analysts, and (iv) the current reporting standards in use by, and local reporting needs of, MID's material foreign subsidiaries, including MEC.

    As a result of this analysis, management has determined that MID will adopt U.S. GAAP as its primary basis of financial reporting no later than the annual reporting requirements for fiscal 2009 on a retrospective basis. Management has already commenced its planning and implementation of this transition and the adoption of U.S. GAAP is not anticipated to have a material change on the Company's accounting policies or financial results, except for the reporting differences disclosed in note 25 to the consolidated financial statements. Financial statements issued by the Company in reporting periods within fiscal years 2009 (and related 2008 comparatives) and 2010 will include a reconciliation of U.S. GAAP reported results to Canadian GAAP for material differences.

130    MI Developments Inc.      2008

(b)   U.S. GAAP Standards

  (i)
  Business Combinations

    In December 2007, FASB issued Statement of Financial Accounting Standards No. 141(R), "Applying the Acquisition Method", which modifies the accounting for business combinations occurring in fiscal years commencing after December 15, 2008.

    The most significant changes under the new rules are as follows:

    •
    Upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target.

    •
    Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration.

    •
    Transaction costs are not an element of fair value of the target, so they are not considered part of the fair value of an acquirer's interest. Instead, transaction costs will be expensed as incurred.

    •
    Pre-acquisition contingencies, such as environmental or legal issues, meeting a "more-likely-than-not" threshold will have to be accounted for in purchase accounting at fair value.

    •
    In order to accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", would have to be met at the acquisition date.

    •
    Acquired research and development value will be capitalized as an indefinite-lived intangible asset, subjected to impairment accounting throughout the associated development stage and then subject to amortization and impairment accounting after development is completed. Costs incurred to continue these research and development efforts after acquisition will be expensed.

  (ii)
  Non-controlling (Minority) Interests

    In December 2007, FASB issued Statement of Financial Accounting Standards No. 160, "Non-controlling Interests" ("SFAS 160"), which is effective for fiscal years commencing after December 15, 2008 (earlier adoption prohibited) and clarifies the classification of non-controlling interests in consolidated balance sheets and the accounting for and reporting of transactions between the reporting entity and holders of such non-controlling interests.

    The most significant changes under the new rules are as follows:

    •
    Non-controlling interests are to be reported as an element of consolidated equity.

    •
    Net income and comprehensive income will encompass the total of such amounts of all consolidated subsidiaries and there will be separate disclosure on the face of the consolidated statements of income and statements of comprehensive income of the attribution of such amounts between the controlling and non-controlling interests.

    •
    Increases and decreases in the non-controlling ownership interest amount will be accounted for as equity transactions rather than those differences being accounted for using step acquisition and sale accounting, respectively. If an issuance of non-controlling interests causes the controlling interest to lose control and deconsolidate a subsidiary, that transaction will be accounted for using full gain or loss recognition.

    When adopted, SFAS 160 is to be applied prospectively at the beginning of the year, except that the presentation and disclosure requirements are to be applied retrospectively for all periods presented.

MI Developments Inc.      2008    131

  (iii)
  Derivative Instruments and Hedging Activities

    In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.

  (iv)
  Useful Life of Intangible Assets

    In April 2008, the FASB issued Staff Position FAS 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP FAS 142-3"), which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized intangible asset under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). FSP FAS 142-3 requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, in an attempt to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the asset's fair value under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). In current practice, the useful life is often shorter under SFAS 142 than under SFAS 141 as SFAS 142 previously specified that renewals should be considered only if they can be achieved without incurring substantial cost or materiality modifying the arrangement. FSP FAS 142-3 also requires several incremental disclosures for renewable intangible assets.

    FSP FAS 142-3 is effective for financial statements for fiscal years beginning after December 15, 2008. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. Accordingly, FSP FAS 142-3 would not serve as a basis to change the useful life of an intangible asset that was acquired prior to the effective date.

  (v)
  Disclosures About Postretirement Benefit Plan Assets

    In December 2008, the FASB issued Staff Position FAS 132(R)-1, "Employers' Disclosures about Postretirement Benefit Plan Assets" ("FSP FAS 132(R)-1"), which requires similar disclosures to the requirements of SFAS 157 (note 25), including the following:

    •
    A principle for disclosing the fair value of categories of plan assets based on the types of assets held in the plan;

    •
    Categories of plan assets that, if significant, should be disclosed;

    •
    Disclosures about the nature and amount of concentrations of risk arising within or across categories of plan assets; and

    •
    Disclosures about fair value measurements, similar to those required by SFAS 157.

    FSP FAS 132(R)-1 is effective for financial statements for fiscal years beginning after December 15, 2009.

The Company is currently reviewing the above Canadian and U.S. pronouncements in order to determine the impact, if any, on the Company's consolidated financial statements in future reporting periods.

132    MI Developments Inc.      2008

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  Exhibit 2